UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

KCG HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KCG HOLDINGS, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 12, 2015 at 1 p.m. Eastern Standard time.
Place:	The 2015 annual meeting of stockholders (the “Annual Meeting”) will take place at our principal executive offices, which are located at 545 Washington Boulevard, Jersey City, New Jersey 07310.
Record Date:	You can, and should, vote if you were a stockholder on April 1, 2015, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments.
Admission:

All stockholders will need to present photo identification to be admitted into the Annual Meeting. Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will also need proof of ownership. A recent brokerage statement or letter or legal proxy from your broker or bank are examples of proof of ownership.

AGENDA AND BOARD RECOMMENDATIONS

Proposal		Board Voting Recommendation
1.	Election of nine Directors	FOR EACH DIRECTOR NOMINEE
2.	Advisory (non-binding) vote on executive compensation	FOR
3.	Amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan	FOR
4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	FOR

We will also act on any other business that may properly come before the meeting, although, as of the date of this proxy statement, we have not received notice of any other matters that may be properly presented.

Your vote is very important regardless of how many shares of KCG Holdings, Inc. (the “Company” or “KCG”) you own.

This proxy statement (the “Proxy Statement”) and the form of proxy are first being sent to stockholders on or about April 10, 2015. Regardless of whether you plan to attend the Annual Meeting, your shares should be represented and voted. After reading the enclosed Proxy Statement, please submit your proxy by touch-tone telephone or through the Internet as indicated on the accompanying proxy card. Alternatively, you are requested to sign, date and return the paper proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the proxy at the Annual Meeting; or (iii) delivering to the Corporate Secretary of KCG (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the proxy card previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Sincerely,

Daniel Coleman	Charles E. Haldeman, Jr.
Chief Executive Officer	Non-Executive Chairman of the Board

April 2, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 12, 2015: KCG’S PROXY STATEMENT IS AVAILABLE AT: WWW.EDOCUMENTVIEW.COM/KCGH.

SUMMARY INFORMATION

To assist you in reviewing the proposals, including the election of directors, the non-binding advisory resolution on executive compensation and the amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, the following summarizes information about our 2014 financial performance, our corporate governance structure and our compensation program. This summary does not contain all of the information that you should consider when deciding how to vote your shares. You should read the entire Proxy Statement carefully before voting. This Proxy Statement and the form of proxy are first being sent to stockholders on or about April 10, 2015. See “Annual Meeting Information” beginning on page 67 for details on the voting process and how to attend the Annual Meeting.

BUSINESS HIGHLIGHTS

On July 1, 2013, through a series of mergers (the “Mergers”), Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”) combined to form KCG. Following the Mergers, each of Knight and GETCO became wholly-owned subsidiaries of KCG.

After the closing of the Mergers in 2013, and throughout 2014, we focused on integrating the Knight and GETCO businesses to create a leading independent securities firm offering clients a range of services designed to address trading needs across asset classes, product types and geographic locations. We combine advanced technology with specialized client service across market making, agency execution and trading venues and also engage in principal trading via exchange-based electronic market making.

2014 Business results:

•       Executed one of every four shares of retail SEC Rule 605 U.S. equity market orders during 2014

•       Increased average daily algorithmic trading U.S. equity share volume from U.S. institutional clients 24% from the first quarter of 2014 to the fourth quarter of 2014

•       Generated more than $145 million in free cash flow from operating income

•       Completed the sale of non-core businesses, including our futures commission merchant and, subsequent to 2014, completed the sale of our institutional spot FX electronic communication network (ECN)

•       Completed $95 million in share repurchases during the year under a program authorized in the spring of 2014

•       Consolidated U.K. broker-dealer subsidiaries and released $45 million in excess liquidity

BOARD NOMINEES (see pages 1-5)

				Committee Memberships
Name	Age	Director Since	Independent	Finance and Audit	Nominating and Corporate Governance	Compensation	Risk
Daniel Coleman	50	2013	N
Charles E. Haldeman, Jr. (1)	66	2013	Y
Rene M. Kern	51	2013	Y		Member	Member
James T. Milde	54	2013	Y	Member		Chair	Member
John C. (Hans) Morris	56	2013	Y		Chair	Member
Daniel F. Schmitt (2)	63	2013	Y	Chair
Stephen Schuler	52	2013	N				Member
Laurie M. Shahon	63	2013	Y	Member	Member
Daniel Tierney	44	2013	N				Chair

(1)	Independent, Non-Executive Chairman
(2)	Audit committee financial expert

CORPORATE GOVERNANCE FACTS (see pages 7-15)

Board Independence & Leadership	Corporate Governance Structure and Practices
• Independent, Non-Executive Chairman: Charles E. Haldeman, Jr. • Independent director nominees: six of nine • Four standing Board committees • 12 Board meetings and 24 committee meetings in 2014

•       No staggered Board

•       Majority voting in uncontested director elections, with director resignation policy

•       Annual Board self-evaluation and committee evaluations

•       Directors required to own stock having a value of $240,000 within five years of joining the Board

COMPENSATION HIGHLIGHTS (see pages 24-34)

Executive Compensation Program

•       No tax gross-ups for perquisites

•       No single-trigger change-in-control benefits

•       No tax gross-ups on severance payments

•       Recoupment of cash incentive and equity awards from executive officers in the event of certain financial statement restatements and other events

•       Annual reviews of our compensation program by our Compensation Committee

•       No stock options granted with an  exercise price below market

•       No repricing of underwater stock options

•       No excessive perquisites or benefits

-i-

-ii-

Exhibit A - KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (As Proposed To Be Amended)

-iii-

PROPOSAL 1—ELECTION OF DIRECTORS

You are being asked to elect the nine nominees named in this Proxy Statement to serve on the Board of Directors of KCG Holdings, Inc. (which we refer to as “we,” “us,” the “Company” or “KCG”) until the 2016 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each nominee currently serves on our Board of Directors (which we refer to as the “Board of Directors” or the “Board”).

We do not know of any reason why any nominee named in this Proxy Statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with our Amended and Restated By-Laws (the “By-Laws”), as described below. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The Board unanimously recommends you vote “FOR” each of the nominees described below.

Nominees for Election as Directors

Article 5 of our By-Laws provides the procedures for the nomination and composition of our Board of Directors during the three-year period following the Mergers (which ends on July 1, 2016), which we refer to as the “specified period.” During the specified period, four of our directors will be directors who were nominated to be directors by either the Board of Directors of Knight prior to the Mergers or their successors nominated as described below, whom we refer to as “Knight Directors,” and five will be persons who were nominated to be directors either by the Board of Directors of GETCO prior to the Mergers or their successors nominated as described below, whom we refer to as “GETCO Directors.” In addition, during the specified period, subject to the independence rules described in “Director Qualifications and Independence—Director Independence” below, the Knight Directors will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a Knight Director, and the GETCO Directors will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a GETCO Director. Article 5 of our By-Laws provides that at all times, at least three of the Knight Directors and two of the GETCO Directors must be independent in accordance with New York Stock Exchange (“NYSE”) listing requirements.

As required by Article 5 of our By-Laws following the Mergers, we formed a Knight Directors Committee, which is comprised of all of the Knight Directors, and a GETCO Directors Committee, which is comprised of all of the GETCO Directors. Our Nominating and Corporate Governance Committee, which we refer to as the “N&CG Committee,” recommended to the Knight Directors Committee and the GETCO Directors Committee, as appropriate, the nomination of each nominee named below. After considering the recommendation of the N&CG Committee and the requirements set forth in Article 5 of our By-Laws, Mr. Haldeman, Mr. Milde, Mr. Schmitt and Ms. Shahon, each a Knight Director, were nominated by the Knight Directors Committee, and Mr. Coleman, Mr. Kern, Mr. Morris, Mr. Schuler and Mr. Tierney, each a GETCO Director, were nominated by the GETCO Directors Committee.

During the specified period, all vacancies on the Board created by the cessation of service of a Knight Director will be filled by a nominee chosen by the remaining Knight Directors, and all vacancies on the Board created by the cessation of service of a GETCO Director will be filled by a nominee chosen by the remaining GETCO Directors, in each case, after considering the recommendation of the N&CG Committee. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next annual meeting of stockholders and until the director’s successor is duly elected or qualified, or until the director’s earlier death, resignation or removal.

Our Board believes that all of the following nominees meet the criteria described below with diversity and depth of experience that enable them to effectively oversee management of the Company. No nominee for director has a family relationship with any nominee for director or executive officer of the Company. Information relating to each nominee for election as director, including his or her period of service as a member of the Board of Directors, principal occupation, specific experience, other biographical material and qualifications is described below:

DANIEL COLEMAN

KCG Director since 2013 Age 50

Chief Executive Officer, KCG Holdings, Inc.

Director and CEO of KCG, served as the CEO of GETCO beginning in February 2012 and also served as a director on GETCO’s board of directors. Mr. Coleman has more than 25 years of experience in the trading and financial services industry. Prior to becoming CEO of GETCO, Mr. Coleman was the Global Head of Equities and Global Head of Client Services at GETCO for two years. As Global Head of Equities, Mr. Coleman led initiatives to enhance GETCO’s core market making business. As Global Head of Client Services, Mr. Coleman oversaw the expansion of GETCO’s product offerings in the U.S. and abroad. Mr. Coleman spent 24 years with UBS and its predecessor firms, where he served as Global Head of Equities and was a member of the Investment Bank’s Executive Committee and the Group Managing Board, before joining GETCO. Mr. Coleman also served on the boards of NASDAQ, the Options Clearing Corporation and the Boston Options Exchange. Mr. Coleman began his career at O’Connor & Associates, a market-making firm focused on equity options. He received a B.A. from Yale University in 1986 and an M.B.A. from the University of Chicago in 1993.

Mr. Coleman’s qualifications to serve on the Board of Directors include his significant experience in the financial services industry, senior leadership roles in global organizations, including as CEO of GETCO and Global Head of Equities at UBS, and his experience as a director of multiple exchanges.

CHARLES E. HALDEMAN, Jr.

Independent KCG Director since 2013 Age 66

Non-Executive Chairman of the Board of Directors, KCG Holdings, Inc.

Non-Executive Chairman of the Board of Directors of KCG, served as Chief Executive Officer of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) from June 2009 until his retirement in 2012. Prior to Freddie Mac, Mr. Haldeman joined Putnam Investments in 2002, a Boston-based mutual fund company, where he went on to become President, CEO and Chairman. Prior to his tenure at Putnam, Mr. Haldeman held several executive positions in the asset management industry, including CEO of Delaware Investments in Philadelphia and President and Chief Operating Officer of United Asset Management Corporation (“UAM”). He began his career at the investment firm Cooke and Bieler Inc., an affiliate of UAM, where he helped grow assets under management from $250 million to approximately $5.5 billion during his 25-year career with the firm. He is currently a Non-Executive Director of McGraw Hill Financial, Inc. serving on its Audit Committee and Compensation and Leadership Development Committee, and will become Chairman of the Board of McGraw Hill Financial, Inc. in April 2015. From 2007 through 2010, he was Chairman of the Board of Trustees of Dartmouth College and has also served as a member of the Board of Overseers for Dartmouth’s Tuck School of Business. Mr. Haldeman also formerly served on the Board of Governors of the Investment Company Institute and the Investment Counsel Association of America. Mr. Haldeman has a degree in economics from Dartmouth, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School, where he was a Baker Scholar. He also holds a Chartered Financial Analyst (CFA) designation.

Mr. Haldeman’s qualifications to serve on the Board of Directors include his considerable leadership experience in the financial services industry, his extensive financial services, capital markets, finance and accounting knowledge and his familiarity with working with financial industry regulators.

RENE KERN

Independent KCG Director since 2013 Age 51

Director of KCG, served as a director of GETCO since 2007. Mr. Kern is a Managing Director at General Atlantic, which he joined in 1996. He is responsible for the firm’s capital partnering efforts and chairs General Atlantic’s Capital Committee, where he led the firm’s Financial Services sector, serving on the boards of RiskMetrics Group as a Director and NYMEX Holdings as an observer. Mr. Kern is also a member of the firm’s Executive, Investment and Portfolio Committees. Mr. Kern previously chaired General Atlantic’s Portfolio Committee, which is responsible for monitoring portfolio company performance. He is currently a director of tradeMONSTER/OptionsHouse and amedes Group in Germany. Mr. Kern joined General Atlantic after six years with Morgan Stanley in New York and London, where he was a Vice President in the Investment Banking Division. Prior to Morgan Stanley, Mr. Kern was a management consultant with Bain & Company. Mr. Kern is a graduate of the University of Pennsylvania, where he obtained both an M.B.A. from the Wharton School and an M.A. from the School of Arts and Sciences in 1990. He is a fellow of the Lauder Institute International M.B.A. program and currently serves on Lauder’s Advisory Council. Mr. Kern received his Bachelors of Science degree from the University of California, Berkeley in 1986. He is a member of University of California Berkeley’s Metro New York Committee. Mr. Kern is also a member of the Board of Trustees of Greenwich Academy.

Mr. Kern’s qualifications to serve on the Board of Directors include his significant experience with a private equity firm, extensive financial expertise, broad-based international experience and his experience as a director of a publicly traded company.

JAMES T. MILDE

Independent KCG Director since 2013 Age 54

Director of KCG, served on the Knight Board of Directors (the “Knight Board”) since May 2005. Mr. Milde has over 30 years of broad corporate experience. He is currently President of Summit Advisors, a management consulting firm, and also serves as President—Financial Services and Insurance for NTT Data, Inc. Mr. Milde was formerly executive vice president for Financial Services and Insurance at Keane Consulting. From February 2006 to September 2007, he was the Senior Vice President and Chief Information Officer of United Rentals, Inc. Mr. Milde previously served as the Senior General Manager, Chief Information Officer for Sony Electronics, Inc., from January 2002 to January 2006, where he was responsible for all facets of information technology, supply chain and software-related ventures across the United States. Prior to that, Mr. Milde served as the Senior Vice President, Chief Information Officer for The Pepsi Bottling Group from 1999 to February 2002. He received a B.A. in Economics and Finance from St. Lawrence University in 1982 and an M.B.A. from Clarkson University in 1984. Mr. Milde previously served on the Clarkson University Board of Trustees.

Mr. Milde’s qualifications to serve on the Board of Directors include his significant corporate experience in senior leadership roles at a broad range of companies and his significant knowledge and understanding of matters related to information technology, an important area for the Company and its businesses.

JOHN C. (HANS) MORRIS

Independent KCG Director since 2013 Age 56

Director of KCG, served as a director of GETCO since 2012. Mr. Morris is the Managing Partner at Nyca Partners LLC, a venture capital and advisory firm. Previously, he was a Managing Director and Advisory Director for General Atlantic, where he worked from 2010 to 2014. Mr. Morris currently serves as special advisor to General Atlantic. Additionally, Mr. Morris serves on the board of directors of Lending Club, Inc., Payoneer and Cardworks, Inc. He previously served as president of Visa Inc. from 2007 through 2009, joining Visa as it undertook a reorganization which merged several separate businesses into a new company and completed an initial public offering in 2008. Mr. Morris previously spent 27 years at Citigroup and its predecessor companies in several operating and management roles. In his final position at Citigroup, he was Chief Financial Officer and head of finance, technology and operations for Citi Markets and Banking, the global institutional and capital markets businesses of Citigroup. From 2000 until 2002, he was Vice Chairman, Chief Operating Officer, and Head of Client Management of the Investment Banking Division at Salomon Smith Barney, and for more than 10 years he was the Head of the Financial Institutions Group within the investment bank. Mr. Morris graduated from Dartmouth College in 1980, and serves as Chairman of the Board of Trustees of the Massachusetts Museum of Contemporary Art, Chairman of the Board of Overseers of the Hopkins Center at Dartmouth College, and a Trustee of Jacob’s Pillow.

Mr. Morris’s qualifications to serve on the Board of Directors include his considerable management experience in the financial services industry, his extensive financial services, capital markets, finance and accounting knowledge and significant experience with private equity firms.

DANIEL F. SCHMITT

Independent KCG Director since 2013 Age 63

Director of KCG, served on the Knight Board since May 2012. Mr. Schmitt has more than 38 years of audit experience and spent over 29 years as a partner with KPMG LLP (“KPMG”) primarily in the financial services industry, before retiring in September 2011. During his tenure at KPMG, Mr. Schmitt served as the Area Professional Practice Partner for KPMG’s Northeast Area and served on the firm’s National Professional Practice Committee and the Area Leadership Team. He most recently served as the Global Lead Audit Partner for Bank of New York Mellon. Mr. Schmitt previously was the partner in charge of Risk Management/Professional Practice for KPMG’s Western Area and served in KPMG’s New York, San Francisco and Providence/Boston Office practices during his career. He was also a Securities and Exchange Commission (“SEC”) Reviewing Partner, and has served as a college relations partner and a KPMG national training instructor. Mr. Schmitt is a member of the American Institute of Certified Public Accountants. He received a B.S. in Accounting from Bryant University (formerly Bryant College) in 1973 and currently serves as a Trustee. Mr. Schmitt previously served as past Chairman of The Alumni Association and Member of the Accounting Department Advisory Board for Bryant University.

Mr. Schmitt’s qualifications to serve on the Board of Directors include his substantial auditing and accounting background as a certified public accountant, extensive experience with, and knowledge of, the financial services industry, his strong background regarding SEC financial reporting and his prior service as lead partner to numerous large diversified financial services clients and other large SEC issuers.

STEPHEN SCHULER

KCG Director since 2013 Age 52

Director of KCG, served as a director and was one of the founders and managers of GETCO. Mr. Schuler was a member of GETCO’s board of directors since the board’s formation in 2007 and served as chairman of the GETCO board since February 2012. Mr. Schuler is currently the Director of Business Development and Investment Origination at Wicklow Capital, Inc. and serves on its board of directors. He has more than 30 years of experience in trading and is a well-recognized leader in the financial industry. Prior to founding GETCO, Mr. Schuler spent 18 years on the floor of the Chicago Mercantile Exchange and became a member in 1984. He then served as the head of the Schuler Group, a brokerage firm focused on floor execution services, broker-assisted trading and electronic trading systems. Mr. Schuler is also one of the founders of the Good Heart, Work Smart Foundation, which contributes to charities such as the Special Olympics.

Mr. Schuler’s qualifications to serve on the Board of Directors include his significant experience and reputation in the financial services industry, his senior leadership roles and his experience as a founder and manager of a global financial services firm.

LAURIE M. SHAHON

Independent KCG Director since 2013 Age 63

Director of KCG, served on the Knight Board since July 2006. Ms. Shahon is the President of Wilton Capital Group, a private direct investment firm she founded in 1994 that makes principal investments in later-stage ventures and medium-sized buyouts. She previously held investment banking positions with Morgan Stanley and Salomon Brothers. Ms. Shahon received an A.B. in English and Political Science from Wellesley College in 1974 and an M.B.A. in Finance and International Business from Columbia University in 1976. She is a former Adjunct Professor of Finance at Columbia Business School. Ms. Shahon has served on the boards of more than ten public companies over the past 25 years, including The Bombay Company, Inc., Eddie Bauer Holdings, Inc, and Kitty Hawk Inc.

Ms. Shahon’s qualifications to serve on the Board of Directors include her significant experience in the financial services and securities industries, her experience as the founder of a private direct investment firm, her experience as a director of other publicly traded companies and her extensive finance and accounting knowledge.

DANIEL TIERNEY

KCG Director since 2013 Age 44

Director of KCG, served as a director and was one of the founders and managers of GETCO. Mr. Tierney has served as a member of GETCO’s board of directors since the board’s formation in 2007. Mr. Tierney is currently the President of Wicklow Capital, Inc. and serves on its board of directors. Prior to founding GETCO, Mr. Tierney was a member of the Chicago Board of Options Exchange and traded with WST Trading and Third Millennium Trading. From 1993 through 1996, he worked with Ceres Trading, where he developed computerized trading strategies and traded equities, index futures and equity/index options. Mr. Tierney holds a B.A. in Economics and Finance from Bentley College.

Mr. Tierney’s qualifications to serve on the Board of Directors include his senior leadership roles, his experience as a founder and manager of a global financial services firm and his significant knowledge and understanding of matters related to financial markets generally, and, in particular, electronic trading.

Term

Each director elected will hold office until the 2016 Annual Meeting of Stockholders and until the director’s successor is duly elected or qualified, or until the director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Company.

Majority Voting Standard for Election of Directors

Under our By-Laws, in an uncontested election of directors, each director will be elected if a majority of the votes cast at any meeting at which a quorum is present are for the election of the director. For these purposes, votes cast include directions to withhold authority and exclude abstentions with respect to the director’s election. In the event of a contested election, in which the number of candidates for election as directors exceeds the number of directors to be elected, each director will be elected by the vote of a plurality of the votes cast at any meeting at which a quorum is present.

If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, the director will promptly tender his or her resignation to the Board. The N&CG Committee will recommend to the Board whether to accept the tendered resignation or whether other action should be taken. The Board will then act on the tendered resignation, taking into account the N&CG Committee recommendation, and publicly disclose its decision within 90 days from the date of certification of election results. The Board and N&CG Committee, in making such a determination and recommendation, may consider any factors or information as they considered appropriate and relevant.

If the director’s resignation is not accepted by the Board, the director will serve until the next annual meeting and until his or her successor is duly elected, or until his or her subsequent voluntary early resignation or removal. If, during the specified period, the director’s resignation is accepted by the Board, or if a nominee is not elected and is not an incumbent director, then the resulting vacancy on the Board will be filled by a nominee chosen by the Knight Directors Committee or the GETCO Directors Committee, depending upon whether the departing director is a Knight Director or a GETCO Director.

CORPORATE GOVERNANCE

BOARD LEADERSHIP

Our Board Leadership Structure

Our Board is currently led by an independent director serving as Non-Executive Chairman, Mr. Haldeman. The Board has determined that having an independent director serve as the Non-Executive Chairman of the Board is in the best interests of stockholders because it allows the Chairman to focus on the effectiveness and independence of the Board while the CEO focuses on executing the Company’s strategy and managing the Company’s operations and performance. As the independent, Non-Executive Chairman, Mr. Haldeman presides over meetings of the stockholders and the Board of Directors at which he is present. At this time, the Board believes this structure is an important mechanism for enhancing the governance practices of the Board, ensuring that independent and open discussions occur amongst independent directors and between directors and management and facilitating a leadership position within the Board. The Board maintains the authority at all times to modify this structure if necessary when doing so would be in KCG’s best interests.

Our Board believes that the current leadership structure is efficient and in the best interests of the Company for the following reasons:

•

Having a separate Chairman of the Board and CEO allows the Company to strengthen its corporate governance practices. Mr. Coleman, as CEO, is able to focus on KCG’s day-to-day management and operations and the execution of KCG strategies, while Mr. Haldeman is able to focus on Board matters and the relationship of and interaction between the Board and management; and

•

The independent, Non-Executive Chairman of the Board provides valuable assistance to the Board and the CEO. That assistance entails: (1) ensuring that independent and open discussions occur amongst Board members, including by presiding over quarterly executive sessions of the Board; (2) assuming a leadership role in facilitating discussion or addressing issues regarding governance issues, as appropriate, and providing feedback and strategic guidance to the Board; (3) serving as a liaison among and between independent directors and the CEO with respect to issues not readily or easily discussed in a formal setting; (4) being a strategic advisor, mentor and business partner to the CEO and helping him to achieve the strategic goals of KCG; and (5) maintaining regular interaction with senior management between Board meetings.

DIRECTOR QUALIFICATIONS AND INDEPENDENCE

Director Qualifications

Our By-Laws provide that our Board of Directors initially consist of nine directors, of which four were nominated by Knight and five were nominated by GETCO, in each case prior to the closing of the Mergers. Our By-Laws further provide that during the specified period, which ends on July 1, 2016 (the third anniversary of the closing of the Mergers), four of our directors will be Knight Directors and five of our directors will be GETCO Directors. After considering the recommendation of the N&CG Committee, the Knight Directors Committee will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a Knight Director, and the GETCO Directors Committee will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a GETCO Director, subject in each case to the independence requirements discussed below.

Subject to Article 5 of our By-Laws, the N&CG Committee’s principal responsibilities are to assist the Board in reviewing and identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board nominees for directors for the next annual meeting of stockholders and to fill vacancies on the Board.

Our N&CG Committee has established in its charter criteria to be considered in considering an individual for nomination to the Board. Director nominees should:

•	Be of the highest ethical character and share our values;

•	Generally have experience at a strategy/policy setting level or have high-level managerial experience in a relatively complex organization;

•	In some cases be widely recognized as leaders in the fields of financial services or technology;

•	Have relevant expertise and experience and be able to offer advice and guidance to our CEO based on that expertise and experience; and

•	Have the ability to exercise sound business judgment, work effectively with others and have sufficient time to devote to our affairs.

We also seek to select a diverse group of directors for nomination to the Board, with diversity reflecting a range of talents, ages, professional skills, background and experience. There is no formal process for implementing this policy, but diversity is considered by the Board in determining overall Board composition.

During the specified period, our N&CG Committee will consider and make recommendations to the Knight Directors Committee and the GETCO Directors Committee, as appropriate, regarding nominees to the Board. The Knight Directors Committee and the GETCO Directors Committee, as appropriate, will consider the recommendations of the N&CG Committee and make all nominations to the Board in accordance with Article 5 of our By-Laws.

Additionally, our Corporate Governance Guidelines (a copy of which may be found on our website at www.kcg.com in the “Corporate Governance” section of “Investors”) set forth a list of factors that, absent a waiver by a majority of the Board or pursuant to Article 5 of our By-Laws, will disqualify an individual from service on our Board. These factors require that a director not:

•	Be an employee or director of a company in significant competition with the Company;

•	Be an employee or director of a major or potentially major customer, supplier, contractor, counselor or consultant of the Company;

•	Have been an employee of the Company or its subsidiaries within the last three years; or

•	Be an executive officer of a company where a KCG director serves on the board of directors.

Our N&CG Committee is responsible for determining annually whether each current director is subject to any of the above factors and reporting to the Board on its determinations. If a director is subject to any of the disqualifying factors or experiences a substantial change in occupation or business association, absent a waiver by a majority of the Board (excluding the affected director(s)), he or she will immediately offer his or her resignation, which the Board will accept.

Term Limits

Absent a waiver by a majority of our Board, our Corporate Governance Guidelines limit directors (other than the CEO) to 15 one-year terms on our Board and require that directors resign from the Board effective as of the Board meeting following the date the director reaches 72 years of age.

Director Independence

To be independent under NYSE rules, our Board must make an affirmative determination that a director does not have a “material relationship” with KCG (either directly or as a partner, stockholder or officer of an organization that has a material relationship with KCG). The NYSE has bright-line tests that disqualify a director from being determined to be independent, including if the director is employed by KCG. In addition, the Board must still consider all circumstances surrounding any existing relationship between KCG and a director to determine whether a material relationship exists outside of the bright-line tests.

Our Board has considered the independence of all nine of our directors and has made an affirmative determination that our independent directors are Charles E. Haldeman, Jr., Rene Kern, James T. Milde, John C. (Hans) Morris, Daniel F. Schmitt and Laurie M. Shahon. As our CEO, Daniel Coleman is not independent. In addition, we have determined that Stephen Schuler and Daniel Tierney, as the founders and former managers of GETCO, a wholly-owned subsidiary of KCG, are not currently independent.

Our Standards of Independence; Related Party Transactions

Our Corporate Governance Guidelines require that at least a majority of the directors on our Board be “independent” as defined under the NYSE Listing Standards. Additionally, our By-Laws require that, through July 1, 2016, at least three of the four Knight Directors and two of the five GETCO Directors be independent in accordance with NYSE listing requirements.

Directors also are required under our Corporate Governance Guidelines to abide by our Code of Business Conduct and Ethics (a copy of which may be found at our website at www.kcg.com in the “Corporate Governance” section of “Investors”), and each director must recuse himself or herself from any discussion or decision affecting his or her personal, business or professional interests unrelated to his or her service on the Board. Unless an exception is granted by a majority vote of our Board and excluding service with non-profit institutions, no director may serve on more than two boards of public companies in addition to our Board, and no director may serve on the board of an entity that has one or more executive officers serving as a member of our Board.

In determining that each of the directors, other than Messrs. Coleman, Schuler and Tierney, is independent, our Board reviewed these standards, the corporate governance rules of the NYSE and the SEC, and the individual circumstances of each director.

Our Code of Business Conduct and Ethics requires all employees to disclose to KCG any conflicts of interest or personal interests they may have in potential transactions. After full disclosure by an employee, the Company may approve the conduct or transactions at issue in writing. Members of the Board must disclose to the Board any personal interest they may have in a transaction in which the Board is involved and recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of the Company.

Additionally, the charter for the Finance and Audit Committee, which we refer to as the “F&A Committee,” includes a requirement for the F&A Committee to review and approve proposed related party transactions or courses of dealings with respect to which significant stockholders or executive officers or directors or members of their immediate families have an interest, including all transactions required to be disclosed pursuant to Item 404 of Regulation S-K. A related party transaction under Item 404 of Regulation S-K is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which KCG was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any “related party” (defined below) had, has or will have a direct or indirect material interest. The category of related parties consists generally of KCG’s directors, director nominees, executive officers, any person or entity who is known to be the beneficial owner of more than 5% of any class of KCG voting securities, and immediate family members of any of the foregoing persons.

In 2014, KCG earned revenues of $16,564,278 from Jefferies LLC (together with certain of its affiliates, “Jefferies”), a holder of over five percent of KCG’s Class A Common Stock, par value $0.01 per share (the “KCG Common Stock”), and made payments of $530,005 to Jefferies, in each case related to KCG’s ordinary course trading relationships with Jefferies. This ordinary course trading relationship with Jefferies began prior to the time that it became a beneficial owner of more than five percent of the common stock of Knight, a predecessor to KCG.

Additionally, in August 2014, affiliates of General Atlantic LLC (“General Atlantic”) acquired tradeMONSTER Group, Inc. (“tradeMONSTER”), a Delaware corporation in which Knight held an equity interest, through a combination of tradeMONSTER with OptionsHouse LLC to form Aperture Holdings, LP (formerly TM Holdings, LP). Pursuant to the terms of the agreement governing the transactions, Knight received total consideration valued at approximately $21.1 million, consisting of stock of Aperture Holdings, LP and cash (a portion of which is held back in escrow pursuant to the terms of the agreement) in exchange for its interests in tradeMONSTER. Rene Kern, a director of KCG, is a representative of General Atlantic on the board of directors of Aperture Holdings, LP.

BOARD OVERSIGHT OF RISK

Successful management of the Company requires identifying, monitoring and managing risk. Risk oversight begins with the Board of Directors and two key Board committees: the Risk Committee and the F&A Committee.

Our Board’s Risk Committee meets at least on a quarterly basis to review and assess our risks, control processes with respect to such risks, and our risk management and fiduciary policies and activities. The Risk Committee meets at least annually with our F&A Committee to review and discuss the Company’s risk management policies, procedures and insurance coverage. As set forth in our Risk Committee’s Charter, our Risk Committee’s responsibilities include, among others:

•	To review and discuss with management the Company’s organizational risk governance approach to risk management and its methods for identifying and managing risks;

•

Except for functions performed by the F&A Committee (i.e., financial risk exposure, including the liquidity risk management policy), to review and discuss with management the Company’s risk appetite and tolerance and key risks, including credit risk, market risk, operational risk (including but not limited to technology risk) and reputational risk, in the context of the Company’s business strategy, financial resources and performance;

•

To review and discuss with the Company’s Chief Risk Officer, the Company’s risk assessment and risk management guidelines, controls, policies and processes, as the case may be. The Risk Committee will meet separately at least twice a year with the Company’s Chief Risk Officer;

•	To review and discuss the Company’s Business Continuity Plan and related critical processes;

•	To discuss legal, regulatory, compliance and insurance matters relating to the Company’s risk management policies, procedures and insurance coverage with the General Counsel;

•	To discuss major technology developments, risks, and challenges with the head of Information Technology;

•	In coordination with the F&A Committee, to review and discuss disclosures regarding risk contained in the Company’s Annual Report on Form 10-K and certain other securities filings, as appropriate;

•	To review reports on selected risk topics as the Risk Committee deems appropriate from time to time;

•	To discharge any other duties or responsibilities delegated to the Risk Committee by the Board; and

•	To receive, as and when appropriate, reports from the Company’s internal audit group on the results of risk management reviews and assessments.

Our Board’s F&A Committee also plays a role in risk oversight. Our F&A Committee has oversight responsibility for the integrity of the Company’s financial statements and its risk and control environment, the relationship with the Company’s independent auditor and the Company’s internal audit function. At the management level, the internal audit function is responsible for providing reliable and timely information to our Board and management regarding the Company’s effectiveness in identifying and appropriately controlling risks. The F&A Committee meets with our Director of Internal Audit, our Chief Financial Officer and the Company’s independent auditor in separate private sessions at least quarterly to discuss any matters that may warrant committee attention.

The F&A Committee consists of independent directors who meet the independence, experience and financial literacy requirements of The Sarbanes-Oxley Act of 2002 (the “SOX Act”), the NYSE and applicable rules of the SEC. In addition, at least one member of the F&A Committee must be an audit committee financial expert under SEC rules (or the F&A Committee will advise the Company that none of its members so qualifies). The Board has determined that Mr. Schmitt is an audit committee financial expert.

The Company’s independent auditor reports directly to the F&A Committee, which has the sole authority to appoint or replace the independent auditor and to approve all audit engagement fees and terms and all permitted non-audit engagements. The F&A Committee also has the sole authority to hire and replace the Director of Internal Audit.

The following responsibilities, among other things, are within the authority of the F&A Committee:

•

Periodically discuss with management, at least annually, the Company’s major financial risk and fraud risk exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

•

Discuss with the independent auditor, the Director of Internal Audit and senior management as appropriate: (i) the adequacy of the Company’s internal controls, including significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, and management’s response, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

•

Review the yearly report prepared by management and attested to by the Company’s independent auditor, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 10-K. Receive a report from management of all significant deficiencies and/or material weaknesses and their disposition;

•

Review and approve procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including confidential anonymous submissions by employees. Annually review procedures for effectiveness. All significant matters received and their proposed resolution must be reported to and discussed with the F&A Committee; and

•	Review the Company’s disclosure control procedures in accordance with Section 302 of the SOX Act and monitor that they are followed in preparation of quarterly and annual financial statements.

Our primary risk exposures as well as our risk management framework and methodologies are discussed in further detail on pages 57 to 60 in our Annual Report on Form 10-K for the year ended December 31, 2014. See “Compensation and Risk” on page 18 below for a discussion of risk assessment as it relates to our compensation program.

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

Board Meetings

Our current Board of Directors was elected by stockholders at the 2014 Annual Meeting. Our Board held 12 meetings in 2014. Our Corporate Governance Guidelines provide that our directors are expected to attend all regular and special meetings of our Board and committees on which they sit. For 2014, each director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she was a member.

Committees and Committee Charters

Following the Mergers, our Board established several standing committees, including the F&A Committee, the N&CG Committee, the Compensation Committee and the Risk Committee. Each of the committees makes recommendations to our Board as appropriate and reports periodically to the entire Board. The charters of each committee are available on our website at www.kcg.com in the “Corporate Governance” section of “Investors.”

The following table identifies the individual members of our Board serving on each of the standing committees as of the date of this Proxy Statement. Assuming re-election to the Board, the committee memberships for the 2015 term following our Annual Meeting will be unchanged.

Director	Finance and Audit	Nominating and Corporate Governance	Compensation	Risk
Daniel Coleman
Charles E. Haldeman, Jr. (1)
Rene Kern		Member	Member
James T. Milde	Member		Chair	Member
John C. (Hans) Morris		Chair	Member
Daniel F. Schmitt (2)	Chair
Stephen Schuler				Member
Laurie M. Shahon	Member	Member
Daniel Tierney				Chair

(1)	Independent, Non-Executive Chairman
(2)	Audit committee financial expert

Finance and Audit Committee

Our F&A Committee, which consists entirely of independent directors, held eight meetings in 2014. The F&A Committee of the Board of Directors assists the Company’s Board of Directors in fulfilling its oversight of (1) the integrity of the financial statements and its risk and control environment, (2) the qualification and independence of, and relationship with, the independent registered public accounting firm, (3) the Company’s internal audit function, (4) compliance with applicable legal and regulatory requirements and (5) compliance with the Company’s Code of Business Conduct and Ethics. The F&A Committee also reviews and makes recommendations to the Board regarding (1) any proposed material capital formation plans, including planned issuances of equity securities and debt instruments, and stock repurchase programs and (2) certain acquisitions, investments, new business ventures, and divestitures by the Company. The F&A Committee annually reviews and approves the Company’s (1) treasury investment policy outlining the general investment objectives of the Company and the specific instruments for which investments are permitted, (2) liquidity risk management policy and (3) contingency funding plan. The F&A Committee also annually prepares a report to the Board of Directors regarding the performance of the F&A Committee’s duties and responsibilities, including its oversight of the independent registered public accounting firm and of management’s preparation of the Company’s financial statements, which is included in the Company’s annual proxy statement. See “Report of the Finance and Audit Committee” beginning on page 59.

Our F&A Committee has direct responsibility for the appointment, compensation, evaluation, retention and oversight of the work of the independent registered public accounting firm, which has been engaged to prepare an audit report or to perform other audit, review or attest services for or on behalf of the Company. The F&A Committee is responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm. The independent registered public accounting firm reports directly to the F&A Committee. The F&A Committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accounting firm is responsible for auditing those statements. Annually, the F&A Committee evaluates the independent registered public accounting firm and, as appropriate, recommends that our Board request stockholder ratification of the appointment of the independent registered public accounting firm.

The F&A Committee also acts on behalf of our Board in monitoring and overseeing the performance of our internal audit function. At least annually, the F&A Committee reviews the organizational structure, qualifications, independence and performance of this function and the scope of its planned activities. The F&A Committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies. See “Board Oversight of Risk” beginning on page 10 above for additional discussion of the F&A Committee’s duties and responsibilities.

Our Board of Directors has determined that the F&A Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has also determined that all members of its F&A Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE listing standards as interpreted by our Board. Our Board has determined in its business judgment that Mr. Schmitt satisfies the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, based upon his experience actively supervising a principal accounting or financial officer or public accountant. The SEC provides that an “audit committee financial expert” does not have additional duties, obligations or liabilities and is not considered an expert under the Securities Act of 1933, as amended (the “Securities Act”).

Nominating and Corporate Governance Committee

Our N&CG Committee, which consists entirely of independent directors, held one meeting in 2014. Subject to our By-Laws, the N&CG Committee is responsible for identifying individuals qualified to become Board members consistent with the criteria included in the N&CG charter and our Corporate Governance Guidelines, including candidates recommended by stockholders in compliance with procedures set forth in the By-Laws, and to recommend that the Board select these individuals as nominees for election to the Board. Stockholders who wish to nominate directors directly at an annual meeting in accordance with the procedures in our By-Laws should follow the instructions in the section entitled “Stockholder Proposals for 2016 Annual Meeting” on page 70. Other functions of the N&CG Committee include (1) recommending the size of, and directors to serve on, committees of the Board, (2) advising the Board with respect to matters of Board composition and procedures, (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally and (4) overseeing the annual evaluation of our management and the Board.

Compensation Committee

Our Compensation Committee, which consists entirely of independent directors, held 10 meetings in 2014. The Compensation Committee operates under a written charter adopted by the Board, and pursuant to its charter, the Compensation Committee has responsibility for evaluating and approving annually all compensation awarded to the Company’s executive officers, including the named executive officers (“NEOs”). In addition to administering the Company’s equity-based plans, including reviewing and approving equity grants to executive officers, the Compensation Committee has general oversight of the incentive compensation plans, policies and programs of the Company and its subsidiaries. The Compensation Committee also evaluates the performance of our CEO, and, based on such evaluation, reviews and approves his annual salary, cash incentive bonus and long-term equity incentive bonus. The Compensation Committee is responsible for producing an annual report on executive compensation and assisting management in the preparation of the Compensation Discussion and Analysis included herein. Additionally, the Compensation Committee retains its own independent compensation consultant to provide advice to the Compensation Committee on executive compensation matters and has the authority to obtain advice and assistance from internal or external legal, accounting, and other advisors.

The Compensation Committee also provides assistance to the Board of Directors by setting performance-based compensation criteria for our CEO and other key executives, certifying the results of such performance at the end of the annual performance period and, after evaluating these results as compared to the pre-established performance criteria, determining the amount of such performance-based compensation that is awarded to the CEO and other key executives (including, as noted above, the amount and type of equity awards granted to this population).

Risk Committee

Our Risk Committee held five meetings in 2014. The primary purpose of the Risk Committee is to assist the Board in its oversight responsibilities relating to the identification, monitoring and assessment of the key risks of the Company, including the significant policies, procedures and practices employed in risk management. See “Board Oversight of Risk” beginning on page 10 above for a discussion of the Risk Committee’s duties and responsibilities.

EXECUTIVE COMPENSATION CONSULTANT

TO THE COMPENSATION COMMITTEE

As mentioned above, the Compensation Committee retains the services of a qualified independent compensation consultant that possesses the necessary skill, experiences and resources to meet the Compensation Committee’s needs, and that provides services solely to the Compensation Committee and not to the Company. Following the closing of the Mergers, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”), to serve as its independent compensation consultant. Prior to being engaged by the Compensation Committee, Pay Governance advised the Compensation Committees of both GETCO and Knight and, consequently, was well positioned to advise the Compensation Committee on executive compensation design following the closing of the Mergers. During this period, Pay Governance assisted the Compensation Committee in collecting and evaluating external data regarding executive compensation and advised the Compensation Committee on developing trends and best practices in executive compensation design. Given the extent of Pay Governance’s involvement with respect to establishing the Company’s executive compensation framework in 2013 in connection with the Mergers, the Compensation Committee again retained Pay Governance in 2014 to continue to counsel the Compensation Committee on an as-needed basis with respect to decision making for the Company’s 2014 compensation cycle.

In 2013 following the closing of the Mergers, the Compensation Committee determined that Pay Governance had no conflict of interest in providing services to the Compensation Committee and was independent for purposes of the NYSE requirements regarding the independence of compensation consultants. In accordance with SEC and NYSE requirements, the Compensation Committee reached this conclusion based on an evaluation such factors including, among others, that (1) Pay Governance provides services only to the Compensation Committee and not to the Company, (2) Pay Governance does not have any significant business or personal relationship with any member of the Compensation Committee or any executive officer of the Company and (3) the fees paid by the Compensation Committee to Pay Governance are not material to Pay Governance’s total revenues.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the KCG Compensation Committee have any relationships that would create a Compensation Committee interlock as defined under applicable SEC regulation.

BOARD EVALUATION AND EDUCATION

Each year, our Board and our F&A, N&CG, Risk and Compensation Committees evaluate their effectiveness. Our Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

During 2014, our Board participated in Board information sessions during regularly scheduled and special meetings. During these sessions, directors received business updates from senior management, risk executives and our General Counsel.

Our Board also encourages directors to participate in continuing director education programs and our company reimburses directors for the expenses of this participation. Additionally, new directors are required to participate in our director orientation program in their first six months as a director.

CONTACTING THE BOARD OF DIRECTORS

Interested parties may send communications to our Board or our independent directors or any Board committee by mail. Correspondence should be addressed to the Board of Directors or any such individual director or group or Board committee members by either name or title. The correspondence should be sent to Corporate Secretary at KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To communicate with any of our directors electronically, stockholders or interested parties may send an electronic message to kcgboard@kcg.com.

All communications received as set forth in the preceding paragraph will be opened by our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group of directors or Board committee members, our General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

COMPENSATION OF DIRECTORS

Director Compensation

Upon recommendation from the Compensation Committee, the Board of Directors adopted a director compensation policy in 2013 that establishes the framework for compensating the non-employee members of the Board of Directors for their service to the Company. Under this director compensation policy, upon commencing service on the Board, new non-employee directors are awarded an initial grant of restricted stock units (“RSUs”) with an aggregate grant date fair value of $80,000. Continuing directors receive, on the first business day after the annual meeting of stockholders, an annual grant of RSUs with an aggregate grant date fair value of $80,000. Continuing directors are also paid, on the first business day after the annual meeting of stockholders, an annual cash retainer of $80,000, which will cover the period until the following annual meeting of stockholders. The annual cash retainer is prorated for new directors who join between annual meetings of stockholders.

Committee chairs will receive an additional $20,000 annual cash retainer. Committee members do not receive any additional membership fees, but are paid $1,000 for each committee meeting in which they participate. Under the director compensation policy, directors do not receive any fees for attending Board of Directors meetings. Directors are required to own stock with a value equal to three times the annual cash retainer ($240,000) within five years from the time the director joins the Board of Directors.

The Board of Directors established Mr. Haldeman’s compensation package outside of the director compensation policy given the additional contributions expected of him as Non-Executive Chairman of the Board of Directors (such as providing strategic guidance and feedback to our CEO and Board of Directors, maintaining regular interaction with senior management between Board of Directors meetings and regularly spending time at KCG’s offices). In consideration for Mr. Haldeman’s service as Non-Executive Chairman he was granted RSUs with an aggregate grant date value of $320,000 on the first business day after the annual meeting of stockholders in May 2014. Mr. Haldeman did not receive a cash retainer for 2014, but he was paid $2,000 in respect of participation at two meetings of the special committee formed to consider the sale of our institutional spot FX ECN.

All RSUs granted to non-employee directors have a one-year vesting period and provide for forfeiture in the event a director leaves before the one-year anniversary of the grant date (except in the event of non-renewal of term (if the director serves the remainder of his or her current term), retirement, death or disability). All directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for KCG. KCG also extends coverage to directors under its directors’ and officers’ indemnity insurance policies.

2014 Director Compensation Table

The following table provides information concerning the compensation of each non-employee director who served in 2014. Mr. Coleman did not receive any compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Charles E. Haldeman, Jr.	$2,000	$320,000	$322,000
Rene Kern	$91,000	$80,000	$171,000
James T. Milde	$125,000	$80,000	$205,000
John C. (Hans) Morris	$111,000	$80,000	$191,000
Daniel F. Schmitt	$110,000	$80,000	$190,000
Stephen Schuler	$84,000	$80,000	$164,000
Laurie M. Shahon	$91,000	$80,000	$171,000
Daniel Tierney	$105,000	$80,000	$185,000

(1)

In accordance with the director compensation policy, each non-employee director, except for Mr. Haldeman, was awarded an annual cash retainer of $80,000 on May 15, 2014, the day following the KCG 2014 Annual Meeting. Amounts included in this column also represent cash retainers paid for service as a committee chair and cash paid for attendance at committee meetings.

(2)

On May 15, 2014, each non-employee director, except for Mr. Haldeman, was granted an award of 6,957 RSUs with an aggregate grant date fair value of $80,000. On May 15, 2014, Mr. Haldeman was granted an award of 27,827 RSUs with an aggregate grant date fair value of $320,000. The aggregate grant date fair value of the annual RSUs granted to the non-employee directors on May 15, 2014 is based on $11.50, the average of the high and low price of a share of KCG Common Stock as quoted on the NYSE on the date preceding the date of grant. Each RSU will vest one year from the date of grant or upon earlier retirement and will be settled in shares of KCG Common Stock upon vesting. As these RSU awards are considered to be retirement eligible, in accordance with FASB ASC Topic 718 the full value of each RSU award was recognized as an expense upon grant.

(3)	The following table sets forth the aggregate number of shares of KCG Common Stock underlying RSUs and options held by each non-employee director as of December 31, 2014.

Name	RSUs (#)(a)	Options (#)(b)
Charles E. Haldeman, Jr.	27,827	—
Rene Kern	6,957	—
James T. Milde	6,957	16,666
John C. (Hans) Morris	6,957	—
Daniel F. Schmitt	6,957	—
Stephen Schuler	6,957	—
Laurie M. Shahon	6,957	11,666
Daniel Tierney	6,957	—

(a)	Represents RSUs granted to the non-employee directors on May 15, 2014 as set forth in note (1) above.
(b)	Options held by Mr. Milde and Ms. Shahon were granted by Knight prior to closing of the Merger.

COMPENSATION AND RISK

KCG designs its compensation policies and practices in a way to support a strong risk management culture. KCG’s compensation program is designed to encourage its executive officers and employees to focus on KCG’s short-term and long-term performance without incentivizing unnecessary or excessive risk-taking.

Our KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (our “Equity Incentive Plan”), which was most recently approved at the special meeting of stockholders held on December 19, 2013, provides that, if at any time within two years after the date on which an employee exercises an option or stock appreciation award (“SAR”) or on which restricted stock or RSUs vest (each, a “Realization Event”), the employee is (1) terminated for cause, (2) engages or has engaged in any activity that is in violation of a non-competition agreement, (3) violates or has violated any confidential or proprietary information obligation the employee owes to KCG (including, but not limited to, obligations in any non-compete agreement, employment agreement, offer letter, employee handbook, non-disclosure agreement, Code of Business Conduct or Ethics, equity award agreement or any other Company agreement signed by the employee that contains such obligations) and/or (4) engages in or has engaged in any act of fraud against KCG, the Compensation Committee may require the employee to pay to KCG an amount equal to the gain he or she recognized from the Realization Event, determined on a gross basis, without reduction for taxes incurred and without regard to any subsequent change in the fair market value of a share of KCG Common Stock. The Company also may cancel or adjust any award granted under the Equity Incentive Plan if KCG’s financial statements on which the calculation of the award was based are subsequently restated, and the Compensation Committee determines that such restated financial statements would have resulted in a smaller award, or no award, if such information had been known at the time the award was originally calculated. These recapture and cancellation provisions will continue to apply in the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, as proposed to be amended pursuant to Proposal 3 below.

In addition, the Board adopted a Compensation Recoupment Policy to maintain and enhance a culture that is focused on integrity and accountability and that discourages conduct detrimental to the Company’s sustainable growth. The Compensation Recoupment Policy provides that, in the event that the Company restates its financial statements, the Compensation Committee may recoup from any executive officer the annual bonuses (regardless of whether such bonuses were paid or awarded in cash, equity or a combination thereof) earned during the three-year period preceding the date on which the Company files restated financial statements with the SEC.

The Compensation Committee believes that mitigating excessive risk taking is an important component of the Company’s compensation philosophy. Accordingly, as part of the Compensation Committee’s oversight of the Company’s executive compensation plans and practices, it considers factors such as the balance of fixed compensation and discretionary compensation, the balance of short-term and long-term incentives, and appropriate risk-mitigating controls such as the Equity Incentive Plan’s recapture and cancellation provisions and the Compensation Recoupment Policy, to ensure that the Company’s compensation framework is structured in a way that aligns with sound risk management and that does not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE OFFICERS

Executive Officers

Executive Officers serve at the discretion of the Board of Directors. The following table sets forth certain information concerning the executive officers of KCG as of April 1, 2015 (none of whom has a family relationship with another executive officer):

Name	Age	Position
Philip Allison	39	Chief Executive Officer, KCG Europe Limited
Daniel Coleman	50	Chief Executive Officer
John McCarthy	51	General Counsel and Corporate Secretary
Nick Ogurtsov	37	Chief Operating Officer and Chief Risk Officer
Steffen Parratt	52	Chief Financial Officer
Ryan Primmer	45	Global Head of Quantitative and Systematic Trading
Jonathan Ross	46	Chief Technology Officer
Greg Tusar	46	Head of Global Execution Services and Platforms

For selected biographical information with respect to Mr. Coleman, please refer above to the biographical information of our directors. Selected biographical information with respect to the other executive officers is set forth below.

Philip Allison (39), Chief Executive Officer, KCG Europe Limited (“KCG Europe”) since September 22, 2014, leads the operations and strategic direction for KCG’s agency-execution and market-making businesses in Europe. Previously, Mr. Allison spent 17 years at UBS Group AG, most recently as Global Head of Cash Equities and EMEA Head of Equities, responsible for operations across more than 30 countries. Mr. Allison began his career at UBS in 1997 trading derivatives and index arbitrage strategies in the UK and, later, ETFs in the U.S. In 2002, Mr. Allison became responsible for global statistical proprietary trading and client algorithmic trading in Europe. Mr. Allison expanded his responsibilities in 2006 to include automated market making and statistical model development for global cash equities. UBS appointed Mr. Allison the Head of European Client Trading and Execution in 2008, responsible for cash, sales, portfolio and electronic trading in the region. In 2010 he became Global Head of Cash Equities, and additionally in March 2012, EMEA Head of Equities, serving on the boards of UBS Ltd and the Association for Financial Markets in Europe. Mr. Allison has a degree in mathematics from Cambridge University.

John McCarthy (51), General Counsel and Corporate Secretary since the closing of the Mergers, focuses on a broad range of global corporate and regulatory matters for KCG. Previously, Mr. McCarthy was General Counsel of GETCO, which he joined in 2006. Prior to 2006, Mr. McCarthy served as associate director at the Securities and Exchange Commission, where he led the Office of Compliance Inspections and Examinations in the Market Oversight unit, which was responsible for regulatory oversight of trading on stock and options exchanges. Prior to his position with the SEC, Mr. McCarthy clerked for the Court of Special Appeals of Maryland. Mr. McCarthy earned a B.S. in Engineering and an A.B. in Economics from the University of Michigan in 1986, an M.Sc. in Finance from the London School of Economics in 1988 and a J.D. with Honors from the University of Maryland in 1991.

Nick Ogurtsov (37), Chief Risk Officer since the closing of the Mergers and Chief Operating Officer since August 16, 2013, has more than 16 years of experience in leadership and financial markets. As Chief Operating Officer, he is responsible for overseeing KCG’s operations, clearing, middle office, real estate, administration and other functions. As Chief Risk Officer, he is responsible for managing KCG’s strategic and operational risk management framework. Previously, Mr. Ogurtsov was the Chief Risk Officer of GETCO. Prior to joining GETCO in 2012, Mr. Ogurtsov spent most of his career at UBS and predecessor companies, most recently as Managing Director and Global Head of EMM Group, a high-frequency electronic trading group with a global team across New York, London and Tokyo. He was also Chairman of the Asia-Pacific Cash Equities Operating Committee and Member of the Cash Equities Managing Board at UBS, where he oversaw the rebuilding of UBS’s cash equities technology in the Asia-Pacific region. He began his career at SBC Warburg (subsequently merged into UBS) as a convertible bonds trader and later co-headed the equity-linked structured products team. Mr. Ogurtsov received a B.S. in Physics and Computer Science from Beloit College in 1995 and a Master’s degree in Computer Science from the University of Arizona in 1997.

Steffen Parratt (52), Chief Financial Officer since January 6, 2015, has more than two decades of experience in the financial services and related industries, including tenure as Managing Director and Head of Strategic Planning and Analysis, Global Wealth and Investment Management Finance for Bank of America Merrill Lynch, where he helped develop a strategic plan to integrate Merrill Lynch, U.S. Trust and the legacy Bank of America wealth business. Prior to joining Bank of America Merrill Lynch in 2010, Mr. Parratt spent more than a decade at Citigroup Inc. in a number of roles including Managing Director and Global Staff Functions Task Leader, Reengineering and Productivity Group, where he was responsible for reengineering organizations and processes in the firm’s finance, risk, compliance, audit, legal, human resources units. Mr. Parratt began his career as an engineer, and held positions at Sandia National Laboratories and Hughes Aircraft Company. Most recently, Mr. Parratt was an entrepreneur, launching ventures in finance, management, and strategy with a focus on developing software to realize operational effectiveness and efficiencies. Mr. Parratt received an M.B.A. in Finance from The Wharton School. He received a Ph.D. and M.Sc. in Engineering from Cornell University. He earned his B.Sc. in Mechanical Engineering and a M.Sc. in Electrical Engineering from the University of Rochester.

Ryan Primmer (45), Global Head of Quantitative and Systematic Trading, and previously Global Head of Fixed Income, Foreign Exchange and Commodities Trading from August 2013, has over 20 years of experience in the financial services industry. Prior to joining KCG, Mr. Primmer spent more than 21 years at UBS and its predecessor firms. He began his career in 1991 at derivatives firm O’Connor and Associates in Chicago, Illinois, working as an options trader and market maker. Mr. Primmer transitioned to trading convertible bonds and eventually spent time in London and New York where he was co-head of trading for the convertible bond desk. From 1999 to 2004, he led the expansion of the U.S. program and quantitative trading business. From 2004 to 2008, Mr. Primmer was UBS’s head of trading for U.S. equities until he was appointed during the financial crisis to lead the efforts to dissolve the company’s mortgage asset portfolios and help establish and lead the UBS’s fund management team for StabFund. From 2009 to 2012, Mr. Primmer was Global Head of Equities Proprietary Trading at UBS, overseeing fundamental and statistical strategies. Just prior to joining KCG, he was Global Head of Equities Trading at UBS. Mr. Primmer received a B.A. in Economics from Lawrence University in 1991.

Jonathan Ross (46), Chief Technology Officer since the closing of the Mergers, has more than 13 years of experience in financial technology and leadership. Previously, Mr. Ross was Chief Technology Officer of GETCO, which he joined in 2007. Prior to becoming Chief Technology Officer, he was head of GETCO Execution Services in Europe, where he oversaw order management, execution and technology solutions for European clients. Prior to joining GETCO, Mr. Ross was the Chief Technology Officer of the NASDAQ Stock Market (“NASDAQ”) following its acquisition of Inet ATS in December of 2005. While at NASDAQ, Mr. Ross led the “Single Book” integration of INET, Brut and NASDAQ’s SuperMontage into a single platform and oversaw NASDAQ’s initial implementation of Regulation NMS. Prior to his position at NASDAQ, Mr. Ross was the Chief Technology Officer of Inet ATS, Inc., where he also previously served as First Vice President of Technology, in charge of development and maintenance of INET’s core trading platform. He held the same position at the Island ECN, which was acquired by Instinet Group Inc. in 2002. Mr. Ross also has more than 15 years of experience in the software and technology industries.

Greg Tusar (46), Head of Global Execution Services and Platforms since August 2013, is responsible for KCG’s sales, products and platforms globally. Mr. Tusar joined KCG in August 2013 from Goldman Sachs, where he spent 13 years, most recently as a partner and global head of the firm’s equities electronic trading business. Mr. Tusar helped Goldman Sachs expand its electronic trading franchise. Mr. Tusar was previously a limited partner at Spear, Leeds and Kellogg (“SLK”), when Goldman Sachs acquired the firm in 2000. He also worked for seven years at TLW Securities, most recently as its CEO, before it was acquired by SLK in 1999. He began his career at Mentor Graphics, an electronic design automation firm. Mr. Tusar is a member of the board of directors of Per Scholas, a national nonprofit organization providing technology education and job placement in low-income communities.

PROPOSAL 2—ADVISORY APPROVAL OF 2014 COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires public companies to provide their stockholders with an advisory vote to approve executive compensation at least once every three years. We are providing this stockholder advisory vote on our executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a).

This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay program and policies. At the annual meeting of Knight stockholders in 2011, Knight stockholders approved a proposal to hold a stockholder advisory vote on executive compensation every year. As the successor to Knight, we will hold an advisory vote every year until the next stockholder vote on the frequency of the advisory vote, which we expect will occur on or before our 2017 annual meeting of stockholders.

Prior Say-on-Pay Vote

Our Board values our stockholders’ feedback and pays careful attention to communications from our stockholders regarding the Company’s executive compensation practices. Our executive compensation program is designed to pay for performance and to align the long-term interests of our named executive officers and other members of our management team with the long-term interests of our stockholders, as discussed in more detail throughout this Proxy Statement. We believe these design and alignment principles help to ensure an appropriate balance between risk and reward; while our incentive compensation arrangements do not encourage employees to take unnecessary or excessive risks, our employees are rewarded for executing on the Company’s financial and strategic objectives. Further, the Compensation Committee and the Board of Directors believe that the compensation policies and procedures articulated in this Proxy Statement are effective in furthering KCG’s achievement of short-term and long-term business goals, and that the compensation of our named executive officers reported in this Proxy Statement, which is structured to motivate superior individual performance, has supported and contributed to KCG’s success.

At our 2014 Annual Meeting, our advisory vote to approve named executive officer compensation received the strong support of our stockholders (approximately 88% of votes cast). Based on the results of last year’s Say-on-Pay vote as well as feedback we received from key stockholders over the course of 2014, our Compensation Committee determined to keep the structure of our executive compensation program for 2015 substantially similar to the structure of the executive compensation program for 2014, and to incorporate certain changes we believe enhance our pay-for-performance profile. These changes, which include use of new KCG firm-wide financial performance metrics in the “Performance Portion” of the annual incentive award, are described in the “Compensation Discussion and Analysis” below. As we continue to refine our compensation program, policies and practices going forward, we will continue to consider stockholder feedback.

2015 Say-on-Pay Advisory Vote

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on the resolution set forth below. Your vote on this resolution is an advisory vote. The Compensation Committee is not required by law to take any action in response to the stockholder vote. However, the Compensation Committee values our stockholders’ opinions, and the Compensation Committee intends to evaluate the results of the vote carefully when making future decisions regarding compensation of the named executive officers.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2014 compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and related disclosure.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2014 compensation of our named executive officers, as disclosed in this Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion & Analysis describes the overall approach to the Company’s executive compensation policies and practices for the year ended December 31, 2014, with specific focuses on the compensation program for our named executive officers or “NEOs”: Daniel Coleman, Steven Bisgay, Sean Galvin, George Sohos, Philip Allison and Jonathan Ross.

In 2014 and the first quarter of 2015 we experienced a number of leadership transitions within our senior management team. Mr. Allison commenced employment with the Company on September 22, 2014 as the Chief Executive Officer of KCG Europe. On September 12, 2014, Mr. Bisgay ceased serving as the Company’s Chief Financial Officer and Mr. Sean Galvin, who was serving as KCG’s Chief Accounting Officer, was appointed Interim Chief Financial Officer. On January 6, 2015, the Company appointed Mr. Steffen Parratt as the Company’s new Chief Financial Officer and, in connection with Mr. Parratt’s appointment, Mr. Galvin’s service as Interim Chief Financial Officer concluded, and he returned to his role as the Company’s Chief Accounting Officer. Effective March 2, 2015, Mr. Sohos resigned as Global Head of Client Market Making. Although Mr. Allison commenced employment with the Company in the third quarter of 2014, and Messrs. Bisgay and Sohos ceased providing service to the Company in September 2014 and March 2015, respectively, each individual is considered an NEO for fiscal 2014 pursuant to the SEC’s rules regarding proxy disclosure.

In 2014, our NEOs and the other members of our management team continued to focus on initiatives directed toward integrating the Knight and GETCO businesses, with the goal of creating one of the world’s premier independent market makers. As part of these efforts, KCG continued to reduce operating expenses, focus on core businesses and dispose of non-core businesses. The compensation program for the 2014 performance year was designed to reflect our core principle of pay for performance by holding our NEOs accountable for business results and the achievement of strategic initiatives, which, in certain cases, resulted in incentive compensation payouts at less than target level. Based on feedback from our largest stockholders, for the 2015 annual incentive award program, we are continuing to refine individual performance initiatives to reflect executives’ roles at the Company and to tailor firm-wide performance metrics in light of strategic objectives for 2015. We believe these changes illustrate our commitment to our core compensation philosophies: pay for performance, alignment with stockholders’ interests, mitigation of excessive risk taking and retention of a talented management team.

2014 Business Results
• Executed one of every four shares of retail SEC Rule 605 U.S. equity market orders during the year	• Completed the sale of non-core businesses, including our futures commission merchant and, subsequent to 2014, completed the sale of our institutional spot FX ECN

• Increased average daily algorithmic trading U.S. equity share volume from U.S. institutional clients 24% from the first quarter of 2014 to the fourth quarter of 2014	• Completed $95 million in share repurchases during the year under a program authorized in the spring of 2014

• Generated more than $145 million in free cash flow from operating income	• Consolidated U.K. broker-dealer subsidiaries and released $45 million in excess liquidity

Executive Compensation Program

• No tax gross-ups for perquisites	• Annual reviews of our compensation program by our Compensation Committee

• No single-trigger change-in-control benefits	• No stock options with exercise price below market

• No tax gross-ups on severance payments	• No repricing of underwater stock options

• Recoupment of cash incentive and equity awards from executive officers in the event of certain financial statement restatements and other events	• No excessive perquisites or benefits

2015 Pay-For-Performance Enhancements

As a result of discussions with our Board, and based on feedback from our largest stockholders, the Compensation Committee implemented the following changes to the Company’s annual incentive award program for 2015.

•

Performance Metric Alignment.     Executives working in business lines, as well as Mr. Coleman, will continue to have a higher proportion of their 2015 incentive compensation tied to the achievement of KCG firm-wide financial performance metrics as opposed to achievement of specific business initiatives, as we continue to refine the performance metrics underlying our 2015 incentive compensation program to more closely align with executive officers’ individual roles at KCG.

•

Revised Performance Measures.    For 2015, the Performance Portion of the annual incentive award will be aligned with return on the Company’s tangible equity and earnings per share for Mr. Coleman and Mr. Parratt, consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for executive officers who lead support and technology areas, and a combination of consolidated EBITDA and business unit net trading revenue achievement for executive officers who lead business lines. Based on discussions with key stockholders, the Compensation Committee believes these metrics are appropriately tailored in light of the Company’s strategic objectives for 2015.

COMPENSATION DECISION-MAKING PROCESS

Compensation Philosophy

The Compensation Committee believes KCG’s compensation programs should support its business strategies and provide balanced incentives for achieving short-term and long-term business goals and objectives. KCG designs compensation packages that are intended to align the long-term economic interests of KCG’s executive officers with its stockholders’ interests while also providing appropriate awards to motivate superior individual performance.

In making compensation decisions, the Compensation Committee utilizes the following principles to ensure that our compensation structure is competitive and reflects our core values:

•

Pay for performance.    Provide a compensation framework that appropriately awards achievement of the Company’s financial and strategic objectives, supports the attainment of KCG’s vision, business strategy and operating imperatives, while reinforcing KCG’s business values and creating value over the long term.

•

Align compensation with stockholders’ interests.    Motivate management to achieve financial and strategic goals by delivering a meaningful portion of incentive compensation in equity awards, which aligns employee interests with those of shareholders.

•

Mitigate excessive risk-taking.    Ensure that our incentive compensation arrangements do not encourage our employees to take unnecessary and excessive risks, including risks that threaten the value of the Company.

•

Attract and retain a talented leadership team.    Design an incentive compensation program that allows the Company to attract and retain qualified employees, for whom competition is diverse and includes a variety of financial services and technology firms.

Key Compensation Practices

In addition to aligning executive pay with long-term stockholder interests, we are committed to good corporate governance practices and mitigation of inappropriate risk-taking. To further this commitment, our 2014 compensation program had the following features:

•

Long-term ownership.    As discussed below under “KCG Compensation Decisions for 2014—Long-Term Equity Incentives,” we granted unvested equity to executive officers following the Mergers to quickly align their interests with those of KCG stockholders. Additionally, a portion of the annual incentive award for 2014 was paid to our named executive officers (other than Mr. Bisgay) in the form of equity awards that are subject to market, cancellation and forfeiture risk over a multi-year period.

•

Recoupment and forfeiture policies.    Our named executive officers are subject to recoupment policies that provide for the cancellation or clawback of cash incentive and equity awards in the event of, among other things, fraud and financial restatement.

•

Independent compensation consultant.    Our Compensation Committee engages an independent compensation consultant in its review of executive pay and our corporate governance practices and overall compensation program.

•

Continued review of compensation program.    Each year, our Compensation Committee reviews our compensation program to ensure that executive pay is aligned with Company policies, long-term stockholder interests and sound risk policies.

Compensation Committee Role and Responsibility

The Compensation Committee determines each continuing named executive officer’s compensation package in accordance with the terms of the named executive officer’s employment agreement on an annual basis and at times of promotions or other changes in responsibilities; however, because Mr. Galvin served as Interim Chief Financial Officer only for an interim period, the Compensation Committee did not determine his compensation during that interim period. The Compensation Committee may review market data, such as pay data from proxy statements and other sources, as a reference point for evaluating the relative competitiveness of the compensation packages offered to the named executive officers. The Compensation Committee has also retained Pay Governance to act as its compensation consultant to provide advice and guidance on executive compensation matters and, with respect to named executive officers other than the CEO, considers recommendations from the CEO.

In making compensation decisions for the targeted total compensation opportunity for each of the named executive officers, the Compensation Committee considers each element of each named executive officer’s compensation package and the total compensation that the named executive officer may be eligible to receive. Multiple factors may be considered in determining the amount of total compensation to award the named executive officers each year. These factors may include:

•	the present and future value of any equity-based awards that are granted during the year;

•	alignment of short-term and long-term performance of KCG with variable elements of targeted total compensation;

•	internal pay equity considerations; and

•	the relative competitiveness of KCG’s compensation packages to the market generally.

Risk

As described in the Compensation and Risk section of this Proxy Statement, our Compensation Committee believes that the mitigation of excessive risk-taking is an important component of the Company’s compensation philosophy, and reviews our compensation plans, including the plans in which each of our named executive officers and other members of our management committee participate with this objective in mind. Given the risk-mitigating controls such as the Equity Incentive Plan’s recapture and cancellation provisions and our Compensation Recoupment Policy and other factors such as the balance of fixed and discretionary compensation and short-term and long-term incentives, we believe that our compensation plans, arrangements and agreements with the named executive officers are well balanced and structured in a manner that does not encourage imprudent risk-taking that could threaten the Company’s value. The Compensation Committee believes that the Company’s compensation framework aligns with sound risk management and that the Company’s compensation plans, policies and practices do not encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company.

Role of Compensation Consultants

The Compensation Committee retained Pay Governance to serve as the Compensation Committee’s independent compensation consultant in 2014. As noted above in “Executive Compensation Consultant to the Compensation Committee,” Pay Governance was originally engaged to assist with establishing the Company’s compensation programs after the closing of the Merger and continues to advise the Compensation Committee as needed on developing trends and best practices in executive compensation design.

2014 COMPENSATION

Compensation Elements

Below we discuss 2014 compensation determinations for each of our named executive officers.

Ongoing Compensation Elements

The following table outlines the primary components of compensation paid to each of our named executive officers for the 2014 performance year.

As noted above, Messrs. Allison and Bisgay were employed by the Company for a portion of 2014, and Mr. Galvin served as Interim Chief Financial Officer for a portion of 2014. Accordingly, the compensation paid to Messrs. Allison, Bisgay and Galvin in respect of the 2014 performance year was structured differently from that described below to reflect facts and circumstances of each named executive officer’s individual employment status. Additional details regarding the compensation elements listed below and other features of our 2014 compensation program are described in more detail under “Compensation Decisions for 2014” below, and the individual arrangements with each of our named executive officers are described under “Agreements with Our Named Executive Officers.”

Component	Role and Structure
Base Salary

Intended to retain quality executives by providing a reasonable level of financial stability and predictability

Set by the Compensation Committee based on position, level of responsibilities and competitive market data, and determined in the context of the overall compensation package offered to the executive

Reviewed periodically in light of performance, market data and Compensation Committee independent consultant advice

Annual Incentive Compensation

Variable compensation designed to reward the achievement of annual financial and other corporate performance goals and personal performance

•       Performance Portion:    75% (for NEOs in business lines) or 50% (for NEOs that lead support and technology areas) of annual incentive compensation earned based on the achievement of KCG financial performance goals

•       Initiatives Portion:    25% or 50% of annual incentive compensation earned based on the achievement of individual initiatives established by KCG’s Compensation Committee in consultation with CEO

Earned awards are subject to the Compensation Recoupment Policy

Restricted Stock Units

Annual variable compensation structured to (1) encourage the achievement of longer-term performance goals, (2) create an ownership culture focused on long-term value creation for KCG’s stockholders and (3) encourage proper risk-taking by balancing the short-term component of other compensation elements

80% of annual incentive compensation payout for CEO

60% of annual incentive compensation payout for other NEOs

Vests over a three-year period; subject to market risk and cancellation and forfeiture provisions under the Equity Incentive Plan and the Compensation Recoupment Policy

Cash

Variable compensation intended to provide executives an annual cash payout linked to Company and individual performance

20% of annual incentive compensation payout for CEO

40% of annual incentive compensation payout for other NEOs

Compensation Decisions for 2014

Base Salaries

In connection with the Mergers in 2013 and the related execution of employment agreements with certain members of our management team, the Compensation Committee determined an annual base salary of $500,000 for each of Messrs. Bisgay, Ross and Sohos was appropriate based on competitive market data and each named executive officer’s position and level of responsibilities. At the same time, after reviewing competitive market data from our peer group, compensation survey data, and large global banks in the context of Mr. Coleman’s total compensation package, the Compensation Committee determined that an annual base salary of $1,000,000 was appropriate for Mr. Coleman. The base salaries of Messrs. Coleman, Bisgay, Ross and Sohos have not increased from the 2013 rates.

In recognition of the increased duties and responsibilities assumed by Mr. Galvin in connection with his appointment as Interim Chief Financial Officer, the Compensation Committee determined it was appropriate to establish his base salary at a rate of $500,000 per year for the period that Mr. Galvin served as Interim Chief Financial Officer. Upon the completion of his service as Interim Chief Financial Officer and the return to his role as the Company’s Chief Accounting Officer, Mr. Galvin’s base salary was reestablished at a rate of $275,000 per year.

Similar to the process described above for each of Messrs. Bisgay, Ross and Sohos, in connection with entering into an employment agreement with Mr. Allison, the Compensation Committee considered Mr. Allison’s position and corresponding responsibilities as Chief Executive Officer of KCG Europe and established his annual base salary at a rate of £350,000. Using the average of daily spot rates of $1.59 to £1 over the period of September 22, 2014 through December 31, 2014, the period during which Mr. Allison was employed by the Company during the 2014 performance year, Mr. Allison’s annual base salary of £350,000 converts to an annual base salary of $556,500, which is generally consistent with the base salary rate paid to the other members of our management team (other than Mr. Coleman).

Annual Incentives

Messrs. Coleman, Ross and Sohos

In the first quarter of 2014, the Compensation Committee structured the 2014 annual incentive awards for Messrs. Coleman, Ross and Sohos so that 50% to 75% of the target award was based on the achievement of KCG financial performance goals (the “Performance Portion”) and 25% to 50% of the target award was based on the achievement of individual initiatives (the “Initiatives Portion”), with a potential payout of up to 200% of the target award (except for Mr. Coleman, whose maximum award was capped at $9,000,000). Generally, for 2014, the weighting of the Performance Portion was established at 50% for named executive officers who lead support and technology areas, and at 75% for named executive officers who lead business lines. The table below sets forth each named executive officer’s target annual incentive award in respect of 2014.

Name	Weighting of Performance Portion	Performance Portion Bonus Target	Weighting of Initiatives Portion	Initiatives Portion Bonus Target
Daniel Coleman	75%	$3,750,000	25%	$1,250,000
Jonathan Ross	50%	$1,625,000	50%	$1,625,000
George Sohos	75%	$3,937,500	25%	$1,312,500

Performance Portion.    For 2014, the Compensation Committee determined to use Net Operating Profit Before Tax (“NOPBT”) as the metric for the Performance Portion. NOPBT is generally calculated as income from continuing operations before income taxes for the year ended December 31, 2014, adjusted for non-operating income and expense items including compensation expense related to reductions in workforce; write-downs of assets and lease loss; write-down of capitalized debt costs related to early repayment of debt; gains and losses from strategic assets. See “Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax Earnings” beginning on page 36 of our Annual Report on Form 10-K for additional detail on the adjustments that are made in determining NOPBT. The minimum, target and maximum payout range set by the Compensation Committee for the Performance Portion is shown below, with the payout for performance between levels determined using linear interpolation. For 2014, the Compensation Committee certified in the first quarter of 2015 that the Company achieved a NOPBT of $98 million, which resulted in an earned payout for the Performance Portion equal to 11% of target.

	Performance		Payout
	NOPBT (in millions)	% of Target	% of Target
Maximum	$400.00	159%	200%
	$352.00	140%	168%
	$302.40	120%	134%
Target	$252.00	100%	100%
	$201.60	80%	71%
	$126.00	50%	28%
Minimum	$78.00	31%	0%

Initiatives Portion.    The Initiatives Portion considered the named executive officers’ progress toward achieving specific objectives that reflect each officer’s individual role at KCG as discussed below. The individual initiatives for Mr. Coleman were established by the Compensation Committee, and the individual initiatives for Messrs. Ross and Sohos were established by the Compensation Committee in consultation with Mr. Coleman. In determining the level of achievement of the Initiatives Portion for each named executive officer other than the CEO, our CEO met with each officer in early 2015 to review actual performance versus the objectives set under the Initiatives Portion, and then made recommendations to the Compensation Committee based on his performance assessment, which the Compensation Committee considered in determining actual payout of the annual incentive awards. The Chairman of the Board of Directors and the Chair of the Compensation Committee reviewed the CEO’s self-performance assessment with respect to his Initiatives Portion objectives, and that assessment was considered by the Compensation Committee in determining the actual payout of Mr. Coleman’s annual incentive award. The individual metrics considered for the Initiatives Portion of the 2014 annual incentive awards included, among others, goals relating to financial and strategic objectives, franchise building, continued integration and risk management, and for each of Messrs. Coleman, Ross and Sohos were as follows:

•

Mr. Coleman:    The Compensation Committee assessed Mr. Coleman’s implementation of the Company’s Capital Management Plan, including efforts to engage and inform the Board with respect to updates on an ongoing basis. The Compensation Committee also evaluated Mr. Coleman’s performance as related to advocacy and client management objectives, including development of key relationships with regulators, investors, media, major lenders and service providers and clients. Additionally, the Compensation Committee evaluated Mr. Coleman’s efforts relating to the optimization of internal risk management process implementation, as well as executing on strategic priorities in market making, algorithm platforms and foreign initiatives. Finally, the Compensation Committee evaluated Mr. Coleman’s overall execution of the Company’s 2014 operating plan.

•

Mr. Ross:    The Compensation Committee evaluated the efforts of Mr. Ross as related to a number of initiatives tied to technology combination and replacement, including the integration and roll-out of certain algorithmic platforms. Additionally, the Compensation Committee assessed Mr. Ross’s design and execution of a technology talent plan, as well as his implementation and execution of technological enhancements to the Company’s internal risk management processes. With respect to other cost management initiatives, the Compensation Committee considered Mr. Ross’s efforts relating to consolidation of market data, data centers, co-location equipment, connectivity and trading systems.

•

Mr. Sohos:    The Compensation Committee assessed Mr. Sohos’s leverage of the Company’s Electronic Trading Group (“ETG”) capabilities, and also his efforts relating to integration of ETG into certain technological processes leveraged throughout the firm, as well as with HR, Finance and Risk functions. The Compensation Committee also evaluated Mr. Sohos’s performance as related to implementation of certain technology and risk initiatives, as well as his execution of strategic priorities in market making businesses.

The level of achievement of the Performance Portion and Incentives Portion and the aggregate annual incentive award paid to Messrs. Coleman, Ross and Sohos is set forth in the table below. Mr. Coleman’s annual incentive award was paid 80% in RSUs and 20% in cash and the annual incentive awards earned by Messrs. Ross and Sohos were each paid 60% in RSUs and 40% in cash.

Name	Achievement of Performance Portion	Achievement of Initiatives Portion	Earned Annual Incentive Award	Portion of Annual Incentive Award Delivered in RSUs (as %)	Portion of Annual Incentive Award Delivered in Cash (as %)
Daniel Coleman	11%	80%	$1,412,500	80%	20%
Jonathan Ross	11%	90%	$1,641,250	60%	40%
George Sohos	11%	135%	$2,205,000	60%	40%

Mr. Galvin

Mr. Galvin’s annual incentive opportunity for 2014 was structured differently than that described above for Messrs. Coleman, Ross and Sohos. Consistent with the Company’s bonus program for non-executive officers, Mr. Galvin was eligible for a discretionary annual incentive award and did not have an annual incentive award target or pre-determined performance metrics because he had not yet assumed the role of interim Chief Financial Officer at the beginning of 2014. In connection with Mr. Galvin’s appointment as Interim Chief Financial Officer, the Company agreed that Mr. Galvin’s total compensation for 2014 would be no less than that which he received in respect of the 2013 performance year. Accordingly, the Compensation Committee determined the amount of Mr. Galvin’s 2014 annual incentive award based on this guarantee and did not otherwise consider the achievement of applicable Company and individual performance metrics that otherwise would have been evaluated in connection with establishing the amount of Mr. Galvin’s 2014 annual incentive award.

In July 2014, the Company provided all eligible non-executive officer employees a one-time advance payment in cash of their 2014 annual incentive awards in an amount equal to 20% of the bonus paid to each such employee in respect of the 2013 performance year. Company management decided it was appropriate to make these payments to all eligible non-executive officer employees as part of the transition to a bonus cycle where employees receive annual bonuses, as opposed to the semiannual bonus payments certain employees were accustom to receiving prior to the closing of the Merger. Mr. Galvin was eligible for, and received a cash payment of, $160,000 because he was not an executive officer of the Company when these one-time payments were made.

Mr. Allison

The Compensation Committee determined at the time the Company entered into Mr. Allison’s employment agreement that Mr. Allison would begin participation in the Company’s annual incentive program in 2015. Although Mr. Allison did not receive an annual incentive award in respect of the 2014 performance year, he did receive a guaranteed payment prescribed by the terms of his employment agreement with the Company. These terms and conditions of this payment, which we refer to as the “2014 Compensation Payment” are described in more detail below in “Agreements with our Named Executive Officers—Employment Agreement with Mr. Allison.” Neither the cash nor the equity component of the 2014 Compensation Payment is reflected in the Summary Compensation Table for 2014 because the award was conditioned on Mr. Allison’s continued

employment with the Company in good standing through January 31, 2015. In accordance with SEC rules, if Mr. Allison is one of the Company’s named executive officers in 2015, the 2014 Compensation Payment will be reflected in next year’s Summary Compensation Table.

Mr. Bisgay

In connection with Mr. Bisgay’s departure and the related negotiation of his Advisory Services and Separation Agreement, the Company agreed to pay Mr. Bisgay an amount in respect of his annual incentive award for 2014. In light of this negotiated amount, which, subject to execution and non-revocation of a release of claims, was paid to Mr. Bisgay after his departure, the Compensation Committee did not evaluate the level of achievement of the Performance and Initiatives Portions established for Mr. Bisgay. Mr. Bisgay was not eligible to receive payment of any additional amounts at the time the 2014 annual incentive awards were paid to other executives of the Company.

Long-Term Equity Incentives

The Company believes that long-term equity incentive awards are a key element of the Company’s pay-for-performance compensation philosophy because they align the interests of our executives with those of our stockholders by subjecting a significant portion of compensation to market risk over a multiple-year period. The RSUs granted to our executives are inherently performance-based and help to motivate individuals to execute on the Company’s long-term business strategy and to achieve strategic, financial and operational objectives because the value of these equity awards is directly dependent on the price of our stock. Additionally, equity awards such as our RSUs are an important tool for deferring a substantial portion of compensation, which aids in retention and mitigates inappropriate short-term risk-taking.

In accordance with this component of the Company’s pay-for-performance philosophy, the Company continued to award a meaningful portion of the 2014 annual incentive award earned by its executive officers in the form of equity awards. As noted above, 80% of Mr. Coleman’s 2014 annual incentive award was granted in the form of RSUs, with Messrs. Sohos and Ross receiving RSUs in respect of 60% of each executive’s 2014 annual incentive award.

For non-executive officer employees, the Company decided to pay 2014 annual incentive awards partially in the form of equity if the employee earned an award of at least $250,000, with the equity portion of such award determined in accordance with a pre-established deferral scale. Mr. Galvin received 22% of his 2014 annual incentive award in the form of RSUs, which is consistent with the equity payout scale implemented by the Company for non-executive officers, because he was not an executive officer at the beginning of 2014.

In addition to being subject to market risk over a multi-year period, all RSUs granted to our named executive officers are subject to recapture and cancellation provisions under the terms of our Equity Incentive Plan, as well as forfeiture provisions under our Compensation Recoupment Policy. For more details on the stock options, SARs and RSUs held by our named executive officers, see “Outstanding Equity Awards at Fiscal Year-End 2014” below.

2014 Annual Incentive Compensation Determinations

In January 2015, based primarily on the factors discussed above, the Compensation Committee approved the following annual incentive awards for Messrs. Coleman, Galvin, Sohos and Ross for their performance in fiscal year 2014. As discussed above, neither Mr. Bisgay nor Mr. Allison was eligible for a 2014 annual incentive award. As a continuing NEO, Mr. Allison will participate in the Company’s annual incentive program for the 2015 performance year.

Name	Performance Year	Cash Award ($)(1)	Value of RSU Awards ($)(2)	Total ($)(3)
Daniel Coleman	2014	282,500	1,130,000	1,412,500
Sean Galvin	2014	561,315	154,850	716,165
George Sohos	2014	882,000	1,623,000	2,505,000
Jonathan Ross	2014	656,500	984,750	1,641,250

(1)	Represents annual incentive awards paid under the Executive Incentive Plan except for $160,000 of Mr. Galvin’s award, which was paid in July 2014 outside of the Executive Incentive Plan.
(2)

Messrs. Coleman, Galvin, Sohos and Ross received 92,321, 12,651, 132,599 and 80,454 RSUs, respectively, in each case, calculated using $12.24, the average of the high and low price of a share of KCG Common Stock as quoted on the NYSE on February 3, 2015, the date preceding the date of grant. For Mr. Sohos, includes a special one-time award of $300,000 granted in the form of RSUs at the same time as the grant of the equity component of his 2014 annual incentive award. The Compensation Committee approved this special one-time grant to Mr. Sohos in recognition of the exceptional performance of the ETG business unit during 2014.

(3)	Does not include base salaries paid or one-time equity awards granted in 2014 (except in the case of the special one-time RSU award granted to Mr. Sohos, as described above in note (2)).

One-Time Awards

The Company regularly makes off-cycle grants of RSUs in connection with promotions, new hires and for other purposes such as rewarding exemplary performance and for retaining key employees. In light of his increased responsibilities in the Interim Chief Financial Officer role, the Compensation Committee approved a one-time award of 25,000 RSUs, which were granted to Mr. Galvin on November 4, 2014. These RSUs vest in equal installments on each of the first three anniversaries of grant, subject to Mr. Galvin’s continued employment with the Company.

Additionally, the Compensation Committee approved a one-time award of 750,000 RSUs, which were granted to Mr. Allison in consideration for the deferred compensation awards granted by his prior employer that were forfeited by Mr. Allison as a result of commencing employment with the Company (the “Replacement RSUs”). The grant of Replacement RSUs was contingent on Mr. Allison providing the Company with satisfactory documentation that the awards granted by his prior employer had been forfeited and such Replacement RSUs will vest in equal installments on each of July 1, 2015, September 22, 2015 and September 22, 2016. Additional terms of these Replacement RSUs are described below in “Agreements with our Named Executive Officers—Employment Agreement with Mr. Allison”.

Compensation Program Highlights for 2015

Throughout the course of 2014, the Board received feedback from key stockholders regarding the Company’s compensation programs. As a result of this feedback, the Company implemented the following changes for the 2015 performance year.

•

Performance Metric Alignment.    In 2015, we will continue to refine the performance metrics underlying our incentive compensation to more closely align with executive officers’ individual roles at KCG. Executives working in business lines and Mr. Coleman will receive incentive awards with a higher proportion based on achievement of the Performance Portion (approximately 67%) and all other executives will continue to receive incentive awards with half of the award earned based on achievement of the Performance Portion and half based on achievement of the Initiatives Portion.

•

Revised Performance Measures.    The Performance Portion element of the 2015 annual incentive award will be based on return on the Company’s tangible equity and earnings per share for Mr. Coleman and Mr. Parratt, consolidated EBITDA for executive officers who lead support and technology areas, and a combination of consolidated EBITDA and business unit net trading revenue achievement for executive officers who lead business lines. The Compensation Committee believes, based on feedback from key stockholders, that these performance metrics will appropriately incent our management team to deliver on the Company’s strategic objectives for 2015.

OTHER COMPENSATION AND BENEFITS ELEMENTS

Retirement and Benefit Plans

KCG provides named executive officers with access to retirement and health and welfare programs, on the same terms and conditions as those made to salaried employees generally. Although the Company sponsors a voluntary deferred compensation plan, a legacy Knight arrangement, none of our NEOs currently participate in such plan, nor do any of our NEOs have balances outstanding under such plan.

Perquisites

Our named executive officers generally are offered perquisites on the same basis as our general employee population. See the “Summary Compensation Table” set forth below for more information.

TAX CONSIDERATIONS

Section 162(m) Tax Considerations

Generally, Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers, other than the chief financial officer, each year. This limitation does not apply to “qualifying performance-based” compensation as defined in the Code. The Compensation Committee has and will continue to emphasize performance-based compensation for the named executive officers and will seek to minimize the impact of Section 162(m); however, the Compensation Committee may not necessarily limit executive compensation to the amount deductible under Section 162(m) of the Code. In certain situations, the Compensation Committee may approve compensation that will not be deductible in order to ensure competitive levels of total compensation for the named executive officers or for other reasons.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, composed of independent directors, reviewed and discussed the above “Compensation Discussion and Analysis” with KCG’s management. Based on the review and its discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee

James T. Milde, Chairman

Rene Kern

John C. (Hans) Morris

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

FOR FISCAL YEARS ENDED 2014, 2013 AND 2012

The following table sets forth information regarding compensation paid to our principal executive officer, our principal financial officer and the three most highly compensated executive officers (other than our principal executive officer and principal financial officer) for 2014, as well as our former principal financial officer. In accordance with SEC rules, the following table includes summary compensation information for 2013 and 2012 if the executive officer was included in KCG’s or Knight’s Summary Compensation Table for those years. For Mr. Coleman, who was chief executive officer of GETCO prior to the Mergers, the 2013 disclosure pertains to his compensation subsequent to the Mergers.

Name and Principal Position	Year (1)	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total Compensation ($)
Current Officers
Daniel Coleman	2014	1,000,000		—	2,800,000	—	282,500	8,648	4,091,148
Chief Executive Officer	2013	500,000		—	2,271,750	6,914,240	700,000	—	10,385,990
Sean Galvin (8)	2014	307,323		160,000	497,750	—	401,315	8,648	1,375,036
Interim Chief Financial Officer (Chief Accounting Officer)
Philip Allison (9)	2014	154,108	(10)	—	7,860,000	—	—	6,494	8,020,602
Chief Executive Officer, KCG Europe Limited
Jonathan Ross	2014	500,000		—	1,065,625	—	656,500	8,600	2,230,725
Chief Technology Officer
Former Officers
Steven Bisgay	2014	348,083		966,667	1,081,250	—	—	327,961	2,723,961
Former Chief Financial Officer (8)	2013	500,000		1,650,000	3,297,336	—	1,081,250	8,000	6,536,586
	2012	500,000		—	990,000	—	—	8,000	1,498,000
George Sohos	2014	500,000		—	2,260,000	—	882,000	8,600	3,650,600
Senior Managing Director, Head of Client Market Making	2013	500,000		2,878,947	2,358,762	218,030	2,260,000	8,000	8,223,739
	2012	500,000		—	2,856,667	—	—	8,000	3,364,667

(1)

Messrs. Galvin, Allison and Ross first became named executive officers in 2014 and, in accordance with SEC rules, only their compensation information for 2014 is provided in the Summary Compensation Table. Mr. Coleman first became a named executive officer in 2013, and in accordance with SEC rules, only his compensation for 2014 and 2013 is provided in the Summary Compensation Table.

(2)

Represents amounts paid outside of the Company’s Executive Incentive Plan to Mr. Galvin in respect of a mid-year cash bonus paid to certain employees in July 2014, and to Mr. Bisgay in connection with his separation from the Company. See “Compensation Decisions for 2014—Annual Incentives” above for a further description of the mid-year bonus paid to Mr. Galvin and the payment made to Mr. Bisgay. Amounts paid to Messrs. Bisgay and Sohos in 2013 represent a cash bonus paid outside of the Knight Capital Group 2009 Executive Incentive Plan in January 2013 in respect of individual fiscal year 2012 performance.

(3)

Represents the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(4)

RSUs generally vest in equal installments on each of the first three anniversaries of the grant date (or in the case of grants to Messrs. Sohos and Bisgay in August 2013, the anniversaries of the closing of the Mergers), subject to “double-trigger” vesting upon qualifying terminations of employment following a change-in-control. RSUs granted in respect of Knight common stock granted prior to 2013 fully vested on the closing of the Mergers on July 1, 2013. For Mr. Allison, includes the one-time grant of 750,000 RSUs, which vest in equal installments on each of July 1, 2015, September 22, 2015 and September 22, 2016. The terms and conditions of Mr. Allison’s award, which we refer to herein as the “Replacement RSUs” are described below in “Agreements with Our Named Executive Officers—Employment Agreement with Mr. Allison.”

(5)

Represents the aggregate grant date fair value of options for named executive officers other than Mr. Coleman. For Mr. Coleman, represents options with a grant date fair value of $5,348,370 and SARs with a grant date fair value equal to $1,565,870. Such values are computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Options and SARs generally vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon a change-in-control.

(6)

Represents cash earned for fiscal years 2014 and 2013, as applicable, by the named executive officers under the Company’s Executive Incentive Plan. The amounts earned in fiscal 2014 were paid in January 2015 and the amounts earned in fiscal 2013 were paid in January 2014.

(7)	The chart and narrative below describe the amounts for 2014 contained in the “All Other Compensation” column above.

Name	401(k) Matching Contribution(a)	Basic Life and Long Term Disability Insurance Premiums	Other(b)
Current Officers
Daniel Coleman	$8,000	$648	—
Sean Galvin	$8,000	$648	—
Philip Allison	$6,494	—	—
Jonathan Ross	$8,000	$600	—
Former Officers
Steven Bisgay	$8,000	$425	$319,536
George Sohos	$8,000	$600	—

(a)

For Mr. Allison, includes a Company contribution of £4,084 ($6,494) with respect to Mr. Allison’s participation in the KCG Europe Group Personal Pension Plan. This amount of British pounds sterling was converted to U.S. dollars using the average of daily spot rates of $1.59 to £1 over the period of September 22, 2014 through December 31, 2014, which is the period of time Mr. Allison was employed by the Company during 2014.

(b)

For Mr. Bisgay, includes (i) non-compete/non-solicitation payments in the amount of $291,667, (ii) payment of $6,716 in respect of COBRA health insurance premiums paid by the Company on Mr. Bisgay’s behalf and (iii) payment of $21,153 in respect of accrued vacation.

(8)	Mr. Galvin was appointed Interim Chief Financial Officer effective September 12, 2014, which was also the effective date of Mr. Bisgay’s separation from the Company.
(9)	Mr. Allison commenced employment with the Company effective September 22, 2014.
(10)

Mr. Allison’s base salary was £350,000 for 2014. The amount of British pounds sterling earned (£96,923) was converted to U.S. dollars using the average of daily spot rates of $1.59 to £1 over the period of September 22, 2014 through December 31, 2014.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED DECEMBER 31, 2014

The following table provides information on non-equity incentive compensation and equity-based compensation granted to each named executive officer during 2014. All equity awards were made under the Equity Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Current Officers
Daniel Coleman	Cash	1/1/2014	—	300,000	—	—	—	—	—
	RSUs(3)	2/5/2014	—	—	—	252,708	—	—	2,800,000
Sean Galvin	RSUs(3)	2/5/2014				20,894			231,500
	RSUs(4)	11/4/2014				25,000			266,250
Philip Allison	RSUs(5)	9/22/2014	—	—	—	750,000	—	—	7,860,000
Jonathan Ross	Cash	1/1/2014	—	700,000	—	—	—	—	—
	RSUs(3)	2/5/2014	—	—	—	96,176	—	—	1,065,625

Former Officers
Steven Bisgay	Cash	1/1/2014	—	1,100,000	—	—	—	—	—
	RSUs(3)	2/5/2014	—	—	—	97,586	—	—	1,081,250
George Sohos	Cash	1/1/2014	—	900,000	—	—	—	—	—
	RSUs(3)	2/5/2014	—	—	—	203,972	—	—	2,260,000

(1)

Target incentive awards under the Company’s Executive Incentive Plan were not established for 2014. In accordance with SEC disclosure rules, the amounts disclosed in this table are representative of estimated value of the cash awards to be granted under the Executive Incentive Plan to these named executive officers for 2014. Actual awards earned in 2014 are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(3)

The RSUs granted on February 5, 2014 under the KCG Amended and Restated Equity Incentive Plan were awarded with respect to Messrs. Coleman, Galvin, Sohos, Ross and Bisgay’s performance during 2013. One-third of such RSU awards vested on February 5, 2015 and the remainder will vest in equal portions on February 5, 2016 and February 5, 2017, subject, in the case of Mr. Galvin, to continued employment with KCG through the applicable vesting period.

(4)

These RSUs were granted to Mr. Galvin in connection with his appointment as Interim Chief Financial Officer and subject to Mr. Galvin’s continued employment with KCG, will vest in equal installments on each of November 4, 2015, 2016 and 2017.

(5)

These RSUs were granted to Mr. Allison in connection with the commencement of his employment as Chief Executive Officer of KCG Europe and will vest in equal installments on each of July 1, 2015, September 22, 2015 and September 22, 2016. See “Agreements with Our Named Executive Officers—Employment Agreement with Mr. Allison” below for a description of additional terms of these “Replacement RSUs.”

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

Agreements with Mr. Coleman

In connection with the closing of the Mergers, Mr. Coleman and KCG entered into an employment agreement, which provides for Mr. Coleman’s employment as CEO of KCG for a term of three years from the closing of the Mergers. During the term, the Board of Directors will continue to nominate Mr. Coleman to serve as a member of the KCG Board of Directors unless prohibited by applicable law.

The employment agreement with Mr. Coleman provides for, among other things an initial annual base salary of $1,000,000 and an annual incentive to be paid 80% in RSUs and 20% in cash, with a target of $5,000,000. Pursuant to the terms of his employment agreement, on July 5, 2013 Mr. Coleman was granted 1,700,000 stock options with an exercise price of $11.65 (the “Initial Stock Options”) and 1,700,000 performance SARs with an exercise price of $22.50 (the “Initial Performance SARs”). The Initial Stock Options and Initial Performance SARs each have five-year terms and vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to Mr. Coleman’s continued employment.

Mr. Coleman will be subject to a covenant not to compete with KCG or its affiliates during his employment and for a period of 12 months following his termination for any reason and to a covenant not to solicit employees during his employment and for a period of 36 months following his termination for any reason. If Mr. Coleman breaches the non-competition or non-solicitation covenants, he must forfeit all unexercised Initial Stock Options and unexercised Initial Performance SARs (whether vested or unvested) and repay to KCG any gains that he received after the end of his employment both from the exercise of such awards and from the vesting of any annual incentive paid in the form of equity. Following a change in control (as defined in the agreement), each of the non-competition period and non-solicitation period will be reduced to six months following his termination for any reason. Mr. Coleman’s obligation to comply with the non-competition and non-solicitation covenants survives the end of the term of the employment agreement.

If Mr. Coleman’s employment is terminated during the term of the employment agreement by KCG without cause or by Mr. Coleman for good reason (each as defined in the agreement), subject to his execution of a release, Mr. Coleman will be entitled to receive: (i) subject to compliance with non-competition and non-solicitation covenants described above, (a) continued vesting of his Initial Stock Options and Initial Performance SARs, (b) continued vesting of any annual incentive paid in the form of equity and (c) non-compete/non-solicit payments equal, in the aggregate, to $2,000,000, paid in equal monthly installments over the course of his non-competition period described above; (ii) any earned but unpaid annual incentive for the fiscal year ending immediately before termination, paid 100% in cash; (iii) an annual incentive for the fiscal year in which the termination occurs, paid 100% in cash and prorated for the number of days elapsed during the year; and (iv) payment of COBRA health insurance premiums for up to 12 months following termination. If Mr. Coleman’s employment is terminated after the term of the employment agreement by KCG without cause or by Mr. Coleman for good reason, Mr. Coleman will be entitled to receive, subject to the same terms outlined above, continued vesting of his Initial Stock Options, his Initial Performance SARs and any annual incentive paid in the form of equity and the non-compete/non-solicit payments.

Upon a resignation by Mr. Coleman without good reason, either during or after the term of the employment agreement: (i) subject to his execution of a release and his compliance with non-competition and non-solicitation covenants described above, (a) Mr. Coleman’s vested Initial Stock Options and Initial Performance SARs will remain exercisable for three months, (b) Mr. Coleman’s annual incentive paid in the form of equity that was earned during the term will continue to vest and (c) Mr. Coleman will be entitled to receive the non-compete/non-solicit payments described above (except that, during the term of the agreement, KCG may elect to waive the non-compete and non-solicit obligations and to not make these payments); and (ii) Mr. Coleman will forfeit any unpaid annual incentives and any unvested Initial Stock Options and Initial Performance SARs.

On April 17, 2014, KCG and Redmont Holdings LLC entered into an amended Aircraft Timesharing Agreement under which Mr. Coleman will lease and operate his personal aircraft on behalf of KCG on a nonexclusive basis. KCG has agreed to reimburse Mr. Coleman at the rate of $5,000 per flight hour for use of his aircraft by employees of KCG, provided that such amount does not exceed the maximum amount permitted to be charged under Section 91.501(d) of the Federal Aviation Regulations, in which event the charge will be less. The amount charged in any single year may not exceed $125,000 without the general approval of the Board. During 2014, KCG reimbursed Mr. Coleman in the amount of $82,563 for use of his personal aircraft by other employees of KCG. The Aircraft Timesharing Agreement has an initial term of one year and will continue for additional periods of one year unless terminated by either party on thirty days’ written notice.

Letter Regarding Mr. Galvin’s Appointment as Interim Chief Financial Officer

Mr. Galvin does not have an employment agreement with KCG; however, in connection with Mr. Galvin’s appointment as Interim Chief Financial Officer, KCG established Mr. Galvin’s base cash salary for the period he served as Interim Chief Financial Officer at a rate of $500,000 per year and guaranteed that Mr. Galvin’s total compensation (base salary and annual incentive) for 2014 would be no less than the total compensation earned for 2013. Additionally, Mr. Galvin was granted a one-time award of 25,000 RSUs that vest ratably on each of the three anniversaries of grant, subject to continued employment. Mr. Galvin’s base cash salary following his service as Interim Chief Financial Officer was established at a rate of $275,000, and the total compensation paid to Mr. Galvin in respect of 2015 will be no less than the total compensation earned for 2013. If during 2015 Mr. Galvin’s employment is terminated without “cause” (as defined in the 2015 Equity Incentive Plan), subject to his execution of a release, Mr. Galvin will be entitled to receive a cash payment equal to his 2013 total compensation, prorated for the number of days he worked in 2015 prior to such termination.

Employment Agreement with Mr. Ross

On August 6, 2013, the Compensation Committee approved, and authorized KCG to enter into, an employment agreements with Mr. Ross. Mr. Ross’s employment agreement has an initial term of three years and thereafter renews automatically for successive one-year extension terms until either party gives notice of nonrenewal at least 90 days before the end of the applicable extension term.

The employment agreement with Mr. Ross provides for, among other things: (1) an initial annual base salary of $500,000; (2) an annual incentive (the “Annual Incentive”) to be paid 60% in the form of KCG equity and 40% in cash for 2014; and (3) a one-time grant of (i) stock options, with an exercise price equal to the fair market value on the date of grant and five-year terms and (ii) RSUs (together, the “Performance Equity”). In each case, the Performance Equity will vest in three equal annual installments on each of the first three anniversaries of July 1, 2013, subject to continued employment. See “Grant of Plan-Based Awards” for details regarding the amounts and terms of the Annual Incentive granted to Mr. Ross in 2014.

Mr. Ross is subject to a covenant not to compete with KCG or its affiliates during his employment and for a period of six months following his termination of employment for any reason and to a covenant not to solicit KCG’s employees during his employment and for a period of 18 months following his termination of employment for any reason. If Mr. Ross breaches the non-competition or non-solicitation covenant, he will forfeit all unvested Performance Equity in the form of RSUs and all unexercised Performance Equity (whether vested or unvested) in the form of options. Following a change in control (as defined in the employment agreements), the non-solicitation period will be reduced to six months following a termination for any reason. The obligation to comply with the non-competition and non-solicitation covenants survives the end of the term of the employment agreements.

If Mr. Ross’s employment is terminated during the term of the employment agreement by KCG without cause or due to Mr. Ross’s resignation for good reason (each as defined in the employment agreement), subject to the execution of a release, Mr. Ross will be entitled to receive: (1) subject to compliance with non-competition and non-solicitation covenants described above, (A) continued vesting of Performance Equity, (B) continued vesting of Annual Incentive paid in the form of equity and (C) non-compete/non-solicit payments equal, in the aggregate, to 300% of base salary paid in equal monthly installments over the course of the non-competition period described above; (2) any earned but unpaid annual incentive for the fiscal year ending immediately before termination, paid 100% in cash; (3) an annual incentive for the fiscal year in which the termination occurs, paid 100% in cash, prorated for the number of days elapsed during the year and based on actual performance; and (4) payment of COBRA health insurance premiums for up to 12 months following termination.

Upon a resignation by Mr. Ross without good reason during the term of the employment agreement: (1) subject to the execution of a release and compliance with non-competition and non-solicitation covenants described above, (A) vested Performance Equity in the form of stock options will remain exercisable for three months, (B) Annual Incentive paid in the form of equity that was earned during the term will continue to vest and (C) Mr. Ross will be entitled to receive the non-compete/non-solicit payments described above (except that, during the term of the employment agreements, KCG may elect to waive the non-compete and non-solicit obligations and to not make these payments); and (2) Mr. Ross will forfeit any unpaid Annual Incentives and any unvested Performance Equity.

Employment Agreement with Mr. Allison

In connection with his appointment as Chief Executive Officer of KCG Europe Mr. Allison and KCG Europe entered into an employment agreement, pursuant to which Mr. Allison commenced employment with KCG Europe effective September 22, 2014. The employment agreement does not have a set term, but stipulates that Mr. Allison’s employment with KCG Europe will continue as per the terms of the employment agreement until either party gives written notice of termination at least six months prior to the effective date of such termination. However, KCG Europe may, at its discretion, terminate Mr. Allison’s employment with immediate effect and pay Mr. Allison’s base salary over the six-month period in lieu of giving advance notice of such termination. Additionally, KCG Europe may terminate Mr. Allison’s employment without notice and without any payment in lieu of notice if Mr. Allison is guilty of gross misconduct.

Mr. Allison’s employment agreement provides for, among other things: (i) an initial annual base salary of £350,000; (ii) subject to Mr. Allison’s employment in good standing through January 31, 2015, a payment equal to $2,000,000 less the amount of base salary received in 2014, paid 60% in the form of KCG equity and 40% in cash (the “2014 Compensation Payment”); and (iii) the one-time award of 750,000 Replacement RSUs, which was granted to Mr. Allison after he provided KCG with satisfactory documentation showing that he forfeited equity awards granted by his previous employer in connection with his resignation of employment with such prior employer to join KCG. The Replacement RSUs vest in three equal annual installments on each of July 1, 2015, September 22, 2015 and September 22, 2016, subject to Mr. Allison’s continued employment with KCG Europe, provided, however, that the Replacement RSUs will vest in full (but deliver on the originally scheduled delivery date) if, as of December 31, 2015, Mr. Allison is no longer reporting to the Chief Executive Officer of KCG.

During the term of his employment and for 12 months thereafter, Mr. Allison is subject to a covenant not to compete with KCG Europe and a covenant not to solicit customers, potential customers and key employees of KCG Europe, provided, however, that the length of Mr. Allison’s required compliance with these non-competition and non-solicitation covenants will be reduced by any period of “garden leave” he is required by KCG Europe to serve in connection with a termination of employment.

Advisory Services and Separation Agreement with Mr. Bisgay

On November 6, 2014, KCG and Mr. Bisgay entered into an advisory services and separation agreement, outlining the terms of Mr. Bisgay’s departure from KCG. The advisory services and separation agreement provides for, among other things: (1) subject to Mr. Bisgay’s compliance with non-competition and non-solicitation covenants for a period of four months and 18 months, respectively, (A) continued vesting in the RSUs previously granted to Mr. Bisgay in July 2013 in connection with closing of the Merger and in the RSUs previously granted to Mr. Bisgay in respect of his 2013 annual incentive award, and (B) non-compete/non-solicit payments in respect of a four-month non-competition and eighteen-month non-solicitation covenants; (2) a payment in respect of the 2014 annual incentive award Mr. Bisgay would have otherwise been eligible to earn had he remained employed through the full fiscal year, prorated to reflect the number of days worked during 2014; (3) KCG’s payment of Mr. Bisgay’s COBRA health insurance payments for a period of up to 12 months following his departure; and (4) six months of outplacement services provided at KCG’s expense. While Mr. Bisgay agreed to serve as a consultant to KCG through December 31, 2014 for an hourly fee of $2,000, Mr. Bisgay was not requested to provide any advisory services to KCG and therefore did not receive any advisory fees in 2014. See “Potential Payments on Termination or Change in Control” below for additional information regarding the payments and benefits made to Mr. Bisgay in connection with his departure.

Separation Agreement with Mr. Sohos

On March 30, 2015, KCG entered into a separation agreement outlining the payments and benefits due to Mr. Sohos in connection with his resignation, which was effective as of March 2, 2015. Under the separation agreement, Mr. Sohos agreed that during the period commencing on March 2, 2015 and ending on September 30, 2015 (the “Garden Leave Period”), he would generally keep the Company informed of his whereabouts so that he may be contacted if needed to perform such duties reasonably requested by the Company. During the Garden Leave Period, Mr. Sohos will, subject to compliance with non-competition covenants, continue to receive base salary payments at the rate in effect prior to his resignation and will also remain eligible to participate in the Company’s benefit program on such terms as in effect prior to his resignation. Consistent with the terms of Mr. Sohos’s prior employment agreement with KCG, the separation agreement provides for, among other things, subject to Mr. Sohos’s compliance with non-competition and non-solicitation covenants during the Garden Leave Period, (1) continued vesting in the RSUs and stock options held by Mr. Sohos at the time of his resignation as if his employment with the Company had continued through the Garden Leave Period and (2) non-compete/non-solicit payments in respect of a seven-month non-competition and 18-month non-solicitation covenants. See “Potential Payments on Termination or Change in Control” below for additional information regarding the payments and benefits made to Mr. Sohos in connection with his departure.

OUTSTANDING EQUITY AWARDS

AT DECEMBER 31, 2014

The following table shows the number of shares of KCG Common Stock covered by options, RSUs and SARs held by the Company’s named executive officers at December 31, 2014.

	Option Awards							Stock Awards
	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name		Exercisable		Unexercisable
Current Officers
Daniel Coleman	2013	—		1,133,333	(2)	11.65	7/5/2018	—		—
	2013	—		1,133,333	(3)	22.50	7/5/2018	—		—
	—	—		—		—	—	130,000	(4)	1,514,500
	—	—		—		—	—	252,708	(5)	2,944,048
Sean Galvin	2005	1,222	(6)	—		30.90	12/19/2015
	2010	1,369	(6)	—		47.52	1/31/2020
	—	—		—		—	—	13,904	(7)	161,981
	—	—		—		—	—	20,666	(4)	240,759
	—	—		—		—	—	20,894	(5)	243,415
	—	—		—		—	—	25,000	(8)	291,250
Philip Allison	—	—		—		—	—	750,000	(9)	8,737,500
Jonathan Ross	2013	97,978		195,955	(10)	8.24	8/12/2018	—		—
	—	—		—		—	—	14,861	(4)	173,131
	—	—		—		—	—	47,407	(11)	552,292
	—	—		—		—	—	96,176	(5)	1,120,450
Former Officers
Steven Bisgay	—	—		—		—	—	177,778	(11)	2,071,114
	—	—		—		—	—	97,586	(5)	1,136,877
George Sohos	2005	8,333	(6)	—		23.70	8/15/2015	—		—
	2013	32,660		65,318	(10)	8.24	8/12/2018	—		—
	—	—		—		—	—	115,272	(7)	1,342,919
	—	—		—		—	—	35,555	(11)	414,216
	—	—		—		—	—	203,972	(5)	2,376,274

(1)	Market value amounts reflect a closing price per share of the Company’s Common Stock on December 31, 2014 of $11.65 as quoted on the NYSE.
(2)	Options will vest one-half on July 5, 2015 and one-half on July 5, 2016.
(3)	SARs will vest one-half on July 5, 2015 and one-half on July 5, 2016.
(4)	RSUs will vest one-half on July 5, 2015 and one-half on July 5, 2016.
(5)	RSUs vested one-third on February 2, 2015, and will vest one-third on each of February 5, 2016 and February 5, 2017.
(6)

Mr. Galvin’s 1,222 and 1,369 options became fully vested on December 19, 2008 and August 28, 2012, respectively, and Mr. Sohos’s 8,333 options became fully vested on August 15, 2008. On the closing of the Mergers, and giving effect to the conversion of Knight equity awards in the Mergers at a ratio of one share of Knight common stock for each one-third of a share of KCG Common Stock (the “Conversion Ratio”), such options were converted from options to purchase shares of Knight common stock into options to purchase shares of KCG Common Stock. The exercise price of each option was multiplied by three to reflect the Conversion Ratio.

(7)

RSUs vested one-half on January 31, 2015 and the remaining one-half will vest on January 31, 2016. Reflects the conversion of Knight common stock into KCG Common Stock upon the closing of the Mergers after adjusting for the Conversion Ratio.

(8)	RSUs will vest one-third on November 4, 2015, one-third on November 4, 2016 and one-third on November 4, 2017 subject to continued employment with KCG through the applicable vesting date.
(9)

RSUs will vest one-third on July 1, 2015, one-third on September 22, 2015 and one-third on September 22, 2016. See “Agreements with Our Named Executive Officers—Employment Agreement with Mr. Allison” above for a description of additional terms of these “Replacement RSUs.”

(10)	Option will vest one-half on July 1, 2015 and one-half on July 1, 2016.
(11)	RSUs will vest one-half on July 1, 2015 and one-half on July 1, 2016.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR ENDED DECEMBER 31, 2014

The following table shows the number of shares of KCG Common Stock acquired during 2014 by the named executive officers upon the exercise of options or through the vesting of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Current Officers
Daniel Coleman (1)	—	—	65,000	$787,150
Sean Galvin (2)	—	—	17,286	$200,539
Philip Allison	—	—	—	—
Jonathan Ross (3)	—	—	31,135	$376,808
Former Officers
Steven Bisgay (4)	—	—	187,988	$2,140,045
George Sohos (5)	—	—	75,414	$840,176

(1)	Reflects 65,000 shares acquired on July 5, 2014, with a fair market value per share of $12.11 on the vesting date.
(2)

Reflects (1) 6,952 shares acquired on January 31, 2014, with a fair market value per share of $10.85 on the vesting date and (2) 10,334 shares acquired on July 5, 2014, with a fair market value per share of $12.11 on the vesting date.

(3)	Reflects (1) 23,704 shares acquired on July 1, 2014, with a fair market value per share of $12.10 and (2) 7,431 shares acquired on July 5, 2014, with a fair market value per share of $12.11.
(4)

Reflects (1) 33,033 shares acquired on January 31, 2014, with a fair market value per share of $10.85 on the vesting date, (2) 88,889 shares acquired on July 1, 2014, with a fair market value per share of $12.10 and (3) 66,066 shares acquired on November 17, 2014, with a fair market value per share of $10.69.

(5)	Reflects (1) 57,636 shares acquired on January 31, 2014, with a fair market value per share of $10.85 and (2) 17,778 shares acquired on July 1, 2014, with a fair market value per share of $12.10.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and quantifies the compensation and benefits to which each NEO would have been entitled under existing plans, arrangements and agreements upon experiencing a termination of employment on December 31, 2014.

Payments and Benefits on a Termination or Change in Control

Agreements with Our Named Executive Officers

As discussed above, the agreements with our named executive officers provide certain payments and benefits on terminations of employment, including, in some cases, continued vesting of equity awards. The agreements do not provide any “single-trigger” payments or benefits on a change in control.

Under the terms of the Advisory Services and Separation Agreement with Mr. Bisgay, subject to his execution of a general release of claims, Mr. Bisgay received certain payments and benefits upon his termination of employment. The actual payments and benefits to which Mr. Bisgay became entitled under the terms of the Advisory Services and Separation Agreement are described and quantified in the following narrative, and, consistent with the SEC’s proxy disclosure rules, amounts payable to Mr. Bisgay upon other potential triggering events are not reflected in the table below because his employment with the Company terminated prior to the end of 2014. Pursuant to the Advisory Services and Separation Agreement, in consideration for his compliance with non-competition and non-solicitation covenants over a period of four months and 18 months, respectively, Mr. Bisgay received non-compete/non-solicit payments equal, in the aggregate, to $333,333 and continued to vest in 177,778 RSUs he received in July 2013 in connection with closing of the Merger and in 97,584 RSUs he was granted in January 2014 in respect of his 2013 annual incentive award, in each case, as if his employment had continued through the scheduled vesting dates. Pursuant to the terms of the Equity Incentive Plan and the award agreements evidencing his awards, Mr. Bisgay vested in 66,066 RSUs upon his termination. As required by the terms of the Advisory Services and Separation Agreement, Mr. Bisgay received a payment of $966,667 representing a pro-rated entitlement to an annual incentive for 2014, and was provided five months of COBRA continuation coverage with an aggregate value of $11,264 at the Company’s expense. Mr. Bisgay was entitled to receive, but did not elect, six months of outplacement services.

We note that pursuant to SEC proxy disclosure rules, the amounts reflected in the table below with respect to Mr. Sohos assume an employment end date of December 31, 2014, and do not take into consideration those payments and benefits that he is currently entitled to receive under the terms of the Separation Agreement because his resignation was not effective until March 2, 2015 and because such agreement was not entered into until March 30, 2015. Under the terms of the Separation Agreement with Mr. Sohos, subject to his execution of a general release of claims, Mr. Sohos received certain payments and benefits upon his termination of employment. Pursuant to such agreement, assuming that Mr. Sohos fully complies with the applicable non-competition and non-solicitation covenants during the Garden Leave Period, he is entitled to (1) seven months of base salary payments equal to $291,667 in the aggregate, (2) non-compete/non-solicit payments equal to $1,500,000, in the aggregate and (3) vesting in 17,778 RSUs and 32,659 options on July 1, 2015. Additionally upon conclusion of the Garden Leave Period, consistent with the terms of his prior employment agreement, Mr. Sohos will be eligible to continue to vest in the following RSUs that, as of July 1, 2015 will remain unvested: 135,981 RSUs granted in January 2014 in respect of the 2013 annual incentive award, 108,089 RSUs granted in February 2015 in respect of the 2014 annual incentive award and 24,501 RSUs granted in February 2015 as part of a special one-time award. Mr. Sohos will forfeit the remainder of his unvested equity awards upon conclusion of the Garden Leave Period.

Effect of Termination Events or Change in Control on Unvested Equity Awards

Equity awards held by our named executive officers as of December 31, 2014 are subject to the terms of the Equity Incentive Plan and are each governed by an award agreement evidencing such award. The award agreements set forth the terms and conditions of the respective award and, among other things, outline the effect of various termination events on the vesting and delivery of unvested equity awards. The award agreements evidencing the named executive officers’ outstanding equity awards as of December 31, 2014, provide for “double-trigger” vesting upon a change in control (as defined in the Equity Incentive Plan), and this treatment is consistent with the change in control provision applicable to all awards granted to participants under our Equity

Incentive Plan in 2013, 2014 and to date in 2015. In the event the employment of an Equity Incentive Plan participant (including our NEOs) is terminated without cause or, if applicable, resigns with “good reason” (as each such term is defined below) within 12 months following a change in control (a “Qualifying Change in Control Termination”), the award vests in full.

Additionally, certain equity awards granted to members of our management team continue to vest in accordance with the applicable vesting schedule after terminations of employment other than for cause. For example, pursuant to the terms of the employment agreements with Messrs. Coleman, Sohos and Ross, upon a termination of employment other than for “cause,” the equity awards granted to such NEOs in July 2013 in connection with closing of the Merger, as well as the RSUs granted to such NEOs in February 2014 (for the 2013 performance year) and February 2015 (for the 2014 performance year) continue to vest as if such executive’s employment had continued, subject to compliance with non-competition and non-solicitation covenants as described above under “Agreements with our Named Executive Officers.” We refer to this treatment as the “Continued Vesting Provision,” and it is described in depth in “Proposal 3—Amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan” below, because, subject to stockholder approval of the amended Equity Incentive Plan, this Continued Vesting Provision will be applied to RSUs granted to all employee in respect of their annual incentive awards.

Applicable Definitions: Cause, Good Reason and Retirement

For the purposes of describing certain termination scenarios, “cause,” “good reason” and “retirement” have the following definitions:

“Cause” is generally defined in the employment agreements with Messrs. Coleman, Ross and Sohos to mean a finding by the Board of any of the following: (A) continued and willful failure to perform substantially the executive’s responsibilities, after demand for substantial performance has been given by the Board, (B) illegal conduct, gross misconduct or gross neglect that caused material financial or reputational harm to the Company, (C) conviction of, or plea of guilty or nolo contendere to, a felony, (D) a material breach of restrictive covenants in the executive’s employment agreement after notice of, and a reasonable opportunity to cure the breach, (E) expulsion, or subjection to an order permanently or temporarily (more than 90 days) enjoining the executive, from the securities, investment management or investment banking business or the executive’s disqualification or bar from acting in the capacity contemplated by the executive’s employment agreement by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any national securities exchange or any self-regulatory agency or governmental authority, in each case after all appeals have been exhausted or the executive has admitted to such finding by consent, unless such expulsion, permanent injunction, disqualification or bar was due to the executive’s engagement in conduct with the recorded authorization of the Board or in good faith, reasonable reliance on the advice of the Company’s counsel, (F) habitual abuse of narcotics or alcohol, (G) fraud or material dishonesty in connection with the Company’s business, or (H) willful misappropriation of the Company’s funds or property.

The Equity Incentive Plan provides that “Cause” has the meaning set forth in an employment agreement or, in the case of Messrs. Galvin and Allison, to mean (A) a felony conviction, (B) the commission of an act of fraud or embezzlement against the Company, (C) willful misconduct or gross negligence materially detrimental to the Company, (D) wrongful dissemination or use of confidential or proprietary information, or (E) the intentional and habitual neglect of duties to the Company.

“Good Reason” is generally defined in the employment agreements with Messrs. Coleman, Ross and Sohos to mean, without the executive’s written consent, a material breach by the Company of the executive’s employment agreement or any other material financial obligation to the executive. For Mr. Sohos, “Good Reason” also includes a material diminution in authority or responsibilities or the transfer of his primary work site by more than 50 miles. For Mr. Ross, “Good Reason” also includes a material diminution in authority or responsibilities. In order for a termination to constitute a termination for Good Reason, the executive must provide written notice to the Company of the existence of any event or condition that constitutes Good Reason within 90 days of its existence, Upon receipt of such notice, the Company must be given 30 days to remedy such event or condition and the executive’s must terminate employment within 60 days following the last day of the Company’s cure period.

The Equity Incentive Plan provides that “Retirement” means termination of executive’s employment with the Company by reason of either a termination by the Company without cause or a voluntary termination of employment by the executive (1) after having been employed by the Company for a minimum of five (5) full years of service, (2) with the executive having achieved or exceeded 50 years of age at the time of termination, and (3) with the executive entering into a two-year non-compete agreement in a form acceptable to the Company.

2014 Table of Potential Payments Upon Termination and Change in Control

The following table sets forth the details, on an executive-by-executive basis, of the estimated payments and benefits that would be provided to each named executive officer in the event that the executive’s employment with KCG is terminated by the company without cause or by the executive with good reason, without good reason, or due to death or disability, pursuant to the terms of the employment and other agreements described above (including the Equity Incentive Plan).

The amounts included in the tables are based on the following assumptions:

•	The termination event listed in the table is assumed to be effective as of December 31, 2014.

•	The value of the KCG Common Stock of $11.65 per share is based on the closing price of the KCG Common Stock on the NYSE on December 31, 2014, the last trading day in 2014.

•

The amounts shown in the table include the estimated potential payments and benefits that are payable as a result of the triggering event and do not include any previously earned and vested amounts that have accrued to the benefit of the named executive officer.

•	The Company complied with applicable notice requirements and therefore does not owe any amounts in lieu of notice in connection with a termination of employment.

We note that none of the named executive officers will receive payments or benefits upon termination by the Company for cause other than any previously earned and vested amounts that have accrued to the benefit of the named executive officer, and none is entitled to any enhanced or additional payments on account of a change in control without a related termination event. Accordingly, we have not included columns reflecting payments and benefits due to our named executive officers upon a termination for cause or by reason of a change in control without a related qualifying termination.

The actual amounts that would be payable in the circumstances provided below can only be determined at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the tables below. In some cases a release may be required before amounts would be payable.

Named Executive Officer	Termination by Company without Cause ($)	Resignation with Good Reason ($)	Resignation without Good Reason ($)	Death or Disability ($)	Qualifying Change in Control Termination ($)
Current Officers
Daniel Coleman
Cash Compensation (1)	3,412,500	3,412,500	2,000,000	1,412,500	3,412,500
Health and Welfare Benefits (2)	27,296	27,296	—	—	27,296
Equity Vesting (3)	1,514,500	1,514,500	—	4,458,548	4,458,548
Total (4)	4,954,296	4,954,296	2,000,000	5,890,444	7,628,344
Sean Galvin
Cash Compensation (1)	—	—	—	—
Health and Welfare Benefits (2)	—	—	—	—
Equity Vesting (3)	937,405	—	—	937,405	937,405
Total (4)	937,405	—	—	937,405	937,405
George Sohos
Cash Compensation (1)	3,705,000	3,705,000	1,500,000	2,205,000	3,705,000
Health and Welfare Benefits (2)	27,296	27,296	—	—	27,296
Equity Vesting (3)	1,342,919	1,342,919	—	4,356,142	4,356,142
Total (4)	5,075,215	5,075,215	1,500,000	6,561,142	8,088,438
Philip Allison
Cash Compensation (1)	—	—	—	—	—
Health and Welfare Benefits (2)	—	—	—	—	—
Equity Vesting (3)	8,737,500	—	—	8,737,500	8,737,500
Total (4)	8,737,500	—	—	8,737,500	8,737,500
Jonathan Ross
Cash Compensation (1)	3,141,250	3,141,250	1,500,000	1,641,250	3,141,250
Health and Welfare Benefits (2)	18,959	18,959	—	—	18,959
Equity Vesting (3)	173,131	173,131	—	2,514,080	2,514,080
Total (4)	3,333,340	3,333,340	1,500,000	4,155,330	5,674,289

(1)

Upon a termination without cause, a resignation with good reason or a qualifying change in control termination, for each of Messrs. Coleman, Sohos and Ross represents (A) payment of the 2014 annual incentive award entirely in cash based on actual performance ($1,412,500 for Mr. Coleman, $2,205,000 for Mr. Sohos, and $1,641,250 for Mr. Ross) and (B) payment in consideration for each NEO’s compliance with applicable non-competition and non-solicitation covenants (the “Non-Compete/Non-Solicit Payments,” the amounts of which are $2,000,000 for Mr. Coleman and $1,500,000 for each of Messrs. Sohos and Ross).

Upon a termination without cause or a qualifying change in control termination, Mr. Galvin may be eligible to receive discretionary cash severance payments under the KCG Severance Plan and Mr. Allison may be eligible to receive statutory redundancy payments required under applicable U.K. law.

Upon resignation without good reason, for each of Messrs. Coleman, Sohos and Ross, represents the payment of the Non-Compete/Non-Solicit Payment, assuming the Company chooses to enforce the related non-competition and non-solicitation covenants.

Upon a termination due to disability or death, for each of Messrs. Coleman, Sohos and Ross, represents payment of the 2014 annual incentive award entirely in cash based on actual performance.

(2)

For each of Messrs. Coleman, Sohos and Ross represents continued healthcare coverage for the NEO (and, if applicable, his beneficiaries and/or dependents), provided at no cost to the NEO for 12 months following a termination without cause or resignation with good reason.

(3)

Upon a termination without cause for all NEOs or a resignation with good reason for Messrs. Coleman, Sohos and Ross, represents full vesting acceleration of all unvested RSUs outstanding as of December 31, 2014 that are not subject to the Continued Vesting Provision. Upon a termination due to death or disability or a qualifying change in control termination for all NEOs, or for Mr. Galvin, upon termination by reason of retirement, represents full vesting acceleration of all outstanding equity awards that are unvested as of December 31, 2014.

Upon a termination without cause or a resignation with good reason, Messrs. Coleman, Sohos and Ross would continue to vest in outstanding equity awards subject to the Continued Vesting Provision, as follows: Mr. Coleman would continue to vest in the 1,133,333 options and 1,133,333 SARs scheduled to vest on each of July 5, 2015 and July 5, 2016, and the 252,708 RSUs scheduled to vest on each of February 2, 2015, February 2, 2016 and February 2, 2017; Mr. Ross would continue to vest in the 195,955 options scheduled to vest on each of July 5, 2015 and July 5, 2016, the 96,176 RSUs scheduled to vest on each of February 5, 2015, February 5, 2016 and February 5, 2017 and the 47,407 RSUs scheduled to vest on each of July 1, 2015 and July 1, 2016; Mr. Sohos would continue to vest in the 65,318 options scheduled to vest on each of July 5, 2015 and July 5, 2016, the 203,972 RSUs scheduled to vest on each of February 2, 2015, February 2, 2016 and February 2, 2017 and the 35,555 RSUs scheduled to vest on each of July 1, 2015 and July 1, 2016.

Upon a resignation without good reason, Messrs. Coleman, Sohos and Ross would continue to vest in the aforementioned awards schedule to vest on each of February 2, 2015, February 2, 2016 and February 2, 2017.

(4)

In the event of each type of termination, the payments and benefits described above are subject to the execution and non-revocation of a release in favor of the Company. Additionally, payments and benefits to Messrs. Coleman, Sohos and Ross in the event of a termination without cause, for good reason or a resignation without good reason are subject to continued compliance with restrictive covenant obligations.

PROPOSAL 3—AMENDMENT OF THE KCG HOLDINGS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The KCG Board of Directors is recommending that stockholders vote in favor of amending the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan to remove a legacy provision requiring that a certain percentage of awards be subject to minimum vesting standards (as amended, the “KCG Holdings, Inc. 2015 Amended and Restated Equity Incentive Plan” or the “Amended 2015 Plan”). As outlined below, upon receiving stockholder approval of the Amended 2015 Plan, the Company anticipates that future equity awards granted as a component of annual incentive compensation (the “Annual Equity Awards”) will provide for continued vesting following a grantee’s voluntary resignation of employment, subject to ongoing compliance with non-competition and non-solicitation requirements through the duration of the vesting period. The Board believes that subjecting a former employee’s unvested equity awards to the risk of forfeiture and cancellation in the event such restrictive covenants are breached will help safeguard the business interests of the Company, create consistent treatment with that of the Annual Equity Awards granted to members of the Company’s management committee, and simultaneously align the expense of the Annual Equity Award with the performance period to which it relates. The amendments included under this Proposal 3 would not increase the number of shares of KCG Common Stock available for issuance under the Amended 2015 Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL

TO AMEND THE KCG HOLDINGS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

Introduction

Pursuant to the Mergers, on July 1, 2013, KCG assumed Knight’s Amended and Restated 2010 Equity Incentive Plan (the “Knight Plan”), which was renamed the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Plan”). The Plan was amended and restated by the KCG Board of Directors on November 18, 2013 (the “Amended 2013 Plan”), subject to the approval by the stockholders of KCG, which was obtained on December 19, 2013. On April 1, 2015, upon recommendation of the KCG Compensation Committee, the KCG Board of Directors unanimously approved and adopted the Amended 2015 Plan, subject to approval by the KCG stockholders.

The KCG Board of Directors adopted the Amended 2015 Plan to remove a legacy provision that required, subject to limited exceptions, that awards of RSUs and restricted shares be subject to minimum three year vesting for time-based awards and minimum one year vesting for performance-based awards and to make certain non-substantive changes to the Amended 2015 Plan which it believes makes the plan document itself more accessible and user-friendly for employees and KCG stockholders alike.

As described above in the Compensation Discussion & Analysis, in the event of a voluntary resignation of employment, certain of our NEOs, as well as other members of the KCG management team would not be required to forfeit all of their unvested equity awards at the time of such resignation. Instead, as provided by individual employment agreements with the Company, the RSUs comprising each such executives’ Annual Equity Awards would continue to vest on their regularly scheduled vesting dates as if the executive’s employment with the Company had continued. However, this right to continued vesting (which we refer to herein as the “Continued Vesting Provision”) is, in all respects, contingent on and subject to an executive’s ongoing compliance with non-competition and non-solicitation covenants. In the event that after terminating employment with the Company, an executive violates a restrictive covenant during the applicable timeframe by commencing employment with a competitor of the Company or soliciting an employee of the Company to accept employment with a competitor of the Company, the executive’s rights in such award will terminate and all of the executive’s unvested Annual Equity Awards outstanding at the time of such violation will immediately be forfeited and cancelled by the Company. The purpose of this proposed amendment is to provide similar treatment to all Annual Equity Awards granted by the Company to non-management employees, which means that following a voluntary resignation of employment, non-management employees would continue to vest in their Annual Equity Awards, provided that they comply with non-competition and non-solicitation requirements through the remainder of the applicable vesting period.

Importance of the Amended 2015 Plan’s Continued Vesting Provision

The Board supports this proposal because stockholder approval of the Amended 2015 Plan will allow the Company to grant Annual Equity Awards with the Continued Vesting Provision to all Company employees eligible to receive a component of the annual incentive award in the form of equity. In turn, the Board believes this will protect the Company’s business interests, align the treatment of Annual Equity Awards granted to members of the Company’s management committee with those awards granted to other eligible employees and allow the Company to recognize the expense of such award in the performance period to which it relates.

Protecting the Company’s Business Interests

We recognize that in the ordinary course of employment, our employees acquire confidential and proprietary information concerning the Company’s businesses, operations, clients, customers and current and future business strategies. Consequently, protecting against the use and disclosure of such information is essential to safeguarding the business interests of the Company. Accordingly, we view the Continued Vesting Provision as an effective tool because it allows for continued vesting in Annual Equity Awards only when an employee complies with applicable non-competition and non-solicitation provisions and, furthermore, subjects the awards to immediate forfeiture and cancellation if such restrictive covenants are breached. Prior to vesting in any Annual Equity Awards after a resignation of employment, former employees will be required to certify to the Company that they have complied with all terms and conditions of such awards (including compliance with non-competition and non-solicitation requirements). By conditioning future vesting on a former employee’s post-termination compliance with restrictive covenants through the duration of the applicable vesting period and subjecting unvested Annual Equity Awards to the risk of forfeiture and cancellation in the event such covenants are breached, we believe the Company is appropriately encouraging ongoing compliance with non-competition and non-solicitation provisions, which ultimately protects the legitimate business interests of the Company.

Consistent Treatment of Annual Equity Awards

As noted above, the Annual Equity Awards previously granted to the members of the Company’s management committee have the Continued Vesting Provision. This means that granting future Annual Equity Awards with the Continued Vesting Provision to a broader base of employees will provide for consistent treatment of such awards across the Company, further aligning the interests of our senior management team with those of our employee population at-large, because all such eligible employees will be granted Annual Equity Awards subject to substantially similar terms and conditions. We note, however, that the Company does not anticipate extending the Continued Vesting Provision to any one-time or special equity awards, including those awards granted in July 2013. We expect that the Continued Vesting Provision will apply to Annual Equity Awards only.

Aligning Annual Equity Award Expense with Applicable Performance Period

In addition to safeguarding the interests of the Company by encouraging compliance with restrictive covenants and providing for consistent treatment across Annual Equity Awards, the Board also considered the fact that, as permitted under the Amended 2015 Plan, the Continued Vesting Provision allows the Company to align the expense of the Annual Equity Awards with the applicable performance period to which such awards relate. Pursuant to applicable accounting guidance, Annual Equity Awards with the Continued Vesting Provision are fully expensed by the Company at the time of grant because there is no prospective service condition or other requirement that the executive provide future services to the Company in order to vest in such awards. The Company has historically recognized the expense of such awards during the period to which such annual awards relate, which is similar to how the Company recognizes the cost of the cash component of annual incentive awards. For example, Annual Equity Awards with the Continued Vesting Provision granted to an executive in respect of the services provided during the 2014 performance year generally would be expensed by the Company during 2014, even though such equity awards would not be granted until early 2015. In contrast, equity awards granted without the Continued Vesting Provision are generally expensed by the Company prospectively over the applicable service period, which is typically the term or vesting period of the award. Upon review, the Board determined that granting Annual Equity Awards with the Continued Vesting Provision is preferable because, consistent with how the Company recognizes the expense associated with the cash component of annual incentive awards, the Company can fully align the expense of the Annual Equity Awards with the performance period to which such awards relate.

In light of the foregoing, the Board concluded that it would be appropriate to apply the Continued Vesting Provision more broadly to Annual Equity Awards granted to all employees eligible to receive equity as a component of annual incentive compensation. However, a certain legacy provision in the Amended 2013 Plan restricts the Company’s ability to take these actions. It is for this reason that the Board approved the Amended 2015 Plan, which, subject to approval of our stockholders, will remove this legacy provision and allow the Company to grant Annual Equity Awards with the Continued Vesting Provision to a wider base of its eligible employees.

Legacy Minimum Vesting Requirement in the Amended 2013 Plan

As noted above, KCG assumed the Knight Plan in connection with the Mergers in July of 2013. The majority of the provisions in the Amended 2013 Plan are legacy in nature and relate back to those provisions originally included in the Knight Plan because KCG has made only limited changes to the Knight Plan since the Mergers. One of these legacy provisions requires that RSUs and restricted shares be subject to minimum three year vesting for time-based awards and minimum one year vesting for performance-based awards. This requirement, which we refer to as the “Minimum Vesting Requirement” means that RSUs, like the RSUs customarily granted by the Company as Annual Equity Awards, and restricted shares cannot vest on terms more favorable than pro rata installments on each of the first three anniversary of the grant date.

The Amended 2013 Plan provides for a limited exception to the Minimum Vesting Requirement. Pursuant to this exception, the Company may grant RSUs and restricted shares that do not meet the Minimum Vesting Requirement, provided that such awards may not exceed 10% of the maximum number of shares with respect to which awards may be granted under the Amended 2013 Plan. This means that of the approximate 33 million shares of KCG Common Stock available for awards under the Amended 2013 Plan, only 10%, or approximately 3.3 million shares can be used to grant RSUs and/or restricted share awards that do not meet the Minimum Vesting Requirement.

Awards with the Continued Vesting Provision do not squarely satisfy the Minimum Vesting Requirement and consequently, we count the Annual Equity Awards previously granted to members of our management committee against the 10% exception provided under the Amended 2013 Plan. Applying the Continued Vesting Provision to all future Annual Equity Awards would not be permissible under the Amended 2013 Plan because such awards would exceed the 10% exception to the Minimum Vesting Requirement described above.

Treatment of Outstanding Annual Equity Awards Under the Amended 2015 Plan

For the reasons set forth above, upon recommendation of the KCG Compensation Committee, the KCG Board of Directors unanimously approved and adopted the Amended 2015 Plan, which removes the Minimum Vesting Requirement in its entirety. Subject to receiving stockholder approval of the Amended 2015 Plan, the Company anticipates that future grants of Annual Equity Awards will have the Continued Vesting Provision, which, as noted above, will further protect the interests of the Company by subjecting a larger number of employees to post-termination restrictive covenants upon a resignation of employment, provide for consistent treatment among outstanding Annual Equity Awards granted to all employees, and allow the Company to align the expense of such award with the performance period to which the award relates.

Additionally, subject to receiving stockholder approval of the Amended 2015 Plan, the KCG Compensation Committee will be permitted, and fully intends, on taking action to extend the Continued Vesting Provision to Annual Equity Awards outstanding on the date hereof. Specifically, the KCG Compensation Committee expects to amend RSUs granted by Knight to its employees in January 2013 (for the 2012 performance year), as well as the RSUs granted to employees in February 2014 (for the 2013 performance year) and February 2015 (for the 2014 performance year) to include the Continued Vesting Provision. As amended, employees would continue to vest in their Annual Equity Awards following a voluntary resignation of employment, provided that they comply with applicable restrictive covenants through the remainder of the applicable vesting period. In light of this amendment, the remaining expense associated with these awards will be accelerated and recognized in full in the second quarter of 2015, when the Company expects the amendment to be effective. We estimate that the total charge associated with this acceleration of expense will be between $27 and $30 million, which would result in a diluted earnings per share impact ranging from approximately $0.14 to $0.16.

Conclusion

As noted above, the Board believes this proposal is in the best interests of stockholders because it will protect the Company’s business interests, align the treatment of Annual Equity Awards granted to members of the Company’s management committee with those awards granted to other eligible employees and allow the Company to recognize the expense of such award in the performance period to which it relates. Accordingly, the Board unanimously recommends that stockholders vote FOR this proposal to approve the Amended 2015 Plan.

Summary of Amended 2015 Plan

The following is a summary of the Amended 2015 Plan, which is attached as Appendix A to this Proxy Statement. The following summary is not a complete description of all provisions of the Amended 2015 Plan and is qualified by reference to the complete text of the Amended 2015 Plan.

Purposes and Eligibility

The primary purposes of the Amended 2015 Plan are to attract and retain individuals with exceptional ability and leadership qualities as employees, officers and directors of KCG and its present or future subsidiaries and affiliates, in each case, who are selected by the KCG Compensation Committee, or its delegate, in its sole discretion (the “Eligible Individuals”). As of April 1, 2015, the record date, there were approximately 1,100 Eligible Individuals who were employees of KCG and its subsidiaries.

Term

No Awards may be granted under the Amended 2015 Plan after December 19, 2023, which is the ten year anniversary of December 19, 2013, the date upon which the Amended 2013 Plan was approved by the Company’s stockholders (the “Effective Date”).

Administration

The KCG Compensation Committee will administer the Amended 2015 Plan and has full authority, to determine, among other things, the Eligible Individuals to whom awards under the Amended 2015 Plan will be made, the time or times at which such awards will be granted, the types of awards to be granted and the number of shares of KCG Common Stock subject to such awards, and the specific terms, conditions, performance criteria, restrictions and other provisions applicable to awards, including, but not limited to, the duration, vesting and exercise periods. To the extent consistent with applicable law, the KCG Compensation Committee may delegate its authority under the Amended 2015 Plan to a subcommittee or group within KCG, including the Chief Executive Officer. In addition, with respect to Eligible Individuals who are foreign nationals and/or reside or work outside the United States, the KCG Compensation Committee may establish special rules, or adopt sub-plans or supplements, and grant awards in accordance with such rules or sub-plans.

Shares Available Under the Amended 2015 Plan

If the Amended 2015 Plan is approved by stockholders, a maximum of 32,852,605 shares of KCG Common Stock will be reserved for issuance under the Amended 2015 Plan (subject to equitable adjustment in the event of a change in KCG’s capitalization as described below), of which 14,733,110 remain available for grant under the Amended 2013 Plan as of March 20, 2015, the record date. The maximum amount noted above does not reflect awards under the Knight Capital Group 1998 Long Term Incentive Plan, Knight Capital Group, Inc. 2003 Equity Incentive Plan, the Knight Capital Group, Inc. 2006 Equity Incentive Plan and the Amended 2013 Plan (collectively, the “Prior Plans”) which expire or which terminate, are forfeited or are canceled after the record date and, which, pursuant to the provisions of the Amended 2015 Plan, may be added to the shares of KCG Common Stock available for grant under the Amended 2015 Plan as in accordance with the share counting rules described below.

Share Counting Rules

When the KCG Compensation Committee grants an award under the Amended 2015 Plan, the full number of shares subject to such award is charged against the number of shares that remain available for delivery for awards under the Amended 2015 Plan, provided, however, that if a SAR is granted in tandem with an option, such grant will count only once against the number of shares of KCG Common Stock that may be granted under the Amended 2015 Plan.

If any award granted under the Amended 2015 Plan is forfeited, otherwise terminates or is canceled without the delivery of shares of KCG Common Stock, shares of KCG Common Stock are surrendered or withheld from any award (including to satisfy federal, state, local or foreign taxes) or shares of KCG Common Stock are tendered to pay the exercise price of any award granted under the Amended 2015 Plan, then the shares covered by such forfeited, terminated or canceled award or equal to the number of shares surrendered, withheld or tendered will again become available to be delivered pursuant to awards granted under the Amended 2015 Plan. In addition, the number of shares of KCG Common Stock that are forfeited, terminated or cancelled, or surrendered or withheld from, or that are otherwise tendered to pay the exercise price, in each case, with respect to awards granted and outstanding under the Prior Plans as of the Effective Date, shall become available to be delivered pursuant to awards under the Amended 2015 Plan in accordance with the preceding sentence; provided, however, that the aggregate number of shares of KCG Common Stock outstanding under the Prior Plans (other than the Amended 2013 Plan) as of the record date that may be added to the share maximum will not exceed 676,936 (subject to equitable adjustment in the event of a change in KCG’s capitalization). As of the March 20, 2015, a total of 405,508 shares of KCG Common Stock have been forfeited or expired under the Prior Plans (other than the Amended 2013 Plan) since the closing of the Mergers and have been added to the share maximum available for issuance under the Amended 2013 Plan. In the case of an acquisition, any shares of KCG Common Stock that we deliver with respect to an award that we become obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares of KCG Common Stock available to be delivered pursuant to awards under the Amended 2015 Plan

Individual Award Limitations

To enable compensation provided in connection with certain types of awards to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code, the Amended 2015 Plan includes a limit on the maximum aggregate number of shares of KCG Common Stock for which any performance-based award (other than options and SARs) may be granted to for each 12-month period contained in the performance period of 2,000,000 shares of KCG Common Stock (subject to equitable adjustment in the event of a change in KCG’s capitalization) and a limit on the maximum aggregate dollar value for which any performance-based award denominated in dollars may be granted to a grantee for each 12-month period contained in the performance period of $15 million. These limits may be adjusted, as applicable, on a pro-rata basis for each partial 12-month period in the applicable performance period. In addition, no individual may be granted, in any fiscal year, options covering more than 2,000,000 shares of KCG Common Stock or SARs covering more than 2,000,000 shares of KCG Common Stock (subject, in each case, to equitable adjustment in the event of a change in KCG’s capitalization). Under the Amended 2013 Plan, no more than 66,667 shares of KCG Common Stock subject to awards may be granted to each non-employee member of the KCG Board of Directors during any calendar year.

Awards

The Amended 2015 Plan provides for grants of the following specific types of awards (each, an “Award” and, collectively, the “Awards”). Each Award will be evidenced by an award agreement (an “Award Agreement”), which will govern that Award’s terms and conditions.

•

Restricted Stock.    An share of restricted stock is a share of KCG Common Stock that is registered in the grantee’s name, but that is subject to certain restrictions on transfer, vesting requirements, or other forfeiture or cancellation conditions for a period of time as specified in the Award Agreement. The recipient of an award of restricted stock generally has the rights of a stockholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

•

Restricted Stock Units.    A restricted stock unit is an unfunded, unsecured obligation to deliver a share of KCG Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions satisfied in the Award Agreement.

•

Options.    A stock option entitles a grantee to purchase a share of KCG Common Stock at an exercise price specified in the Award Agreement. The Amended 2015 Plan permits grants of options that qualify as “incentive stock options,” as that term is defined in Section 422 of the Code, or nonqualified stock options. Under the Amended 2015 Plan, the exercise price of an option may not be less than the fair market value per share (as defined in the Amended 2015 Plan) of KCG Common Stock on the date of grant. Options will become exercisable at the time or times, and upon such terms, as set forth in the Award Agreement, but not later than 10 years after the date of grant. The exercise price of options may be paid in cash, by check or promissory note, by tendering (by actual delivery or attestation) shares of KCG Common Stock, by surrendering shares of KCG Common Stock otherwise issuable upon exercise of such option, or by way of a “broker’s cashless exercise” procedure. The maximum number of shares of KCG Common Stock that may be subject to stock options granted to a grantee in any fiscal year will be 2,000,000 shares, and no more than 8,333,333 shares of KCG Common Stock (subject to equitable adjustment in the event of a change in KCG’s capitalization) may be issued upon the exercise of incentive stock options granted under the Amended 2015 Plan.

•

Stock Appreciation Rights.    Each SAR entitles a grantee to an amount, if any, equal to the amount by which the fair market value of one share of KCG Common Stock on the date of exercise exceeds the SAR exercise price. At the discretion of the KCG Compensation Committee, SARs may be payable in shares of KCG Common Stock, cash, or a combination thereof. The Amended 2015 Plan permits KCG to grant SARs to participants independently or in connection with an option. Under the Amended 2015 Plan, the exercise price of a SAR may not be less than the fair market value per share (as defined in the Amended 2015 Plan) of KCG Common Stock on the date of grant. SARs will become exercisable at the time or times, and upon such terms, as set forth in the Award Agreement, but not later than 10 years after the date of grant. The maximum number of shares of KCG Common Stock that may be subject to SARs granted to a grantee in any fiscal year will be 2,000,000 shares.

•

Qualifying Performance Awards.    Section 162(m) of the Code limits the federal income tax deduction for compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) of a publicly held corporation to $1 million per fiscal year, with exceptions for certain performance-based compensation. Such performance-based compensation may consist of restricted stock unit and restricted stock awards granted at the discretion of the KCG Compensation Committee, pursuant to a formula or performance factors approved by the Company’s stockholders. KCG stockholders approved the performance factors pursuant to which the

KCG Compensation Committee may award performance-based compensation at the Company’s annual meeting on May 14, 2014, pursuant to the approval of the KCG Holdings, Inc. Amended and Restated Executive Incentive Plan.

Recoupment of Gains; Clawback of Certain Awards

If at any time within two years after a grantee exercises an option or a SAR, or after an award of restricted stock or an RSU vests, such grantee is terminated for cause, engages in activity harmful to the interests of KCG, violates any confidential or proprietary information obligation owed to KCG or engages in any act of fraud against KCG, such grantee may be required to repay KCG an amount equal to the gain he or she realized from the exercise or vesting event. KCG also reserves the right to cancel or adjust any award if KCG’s financial statements on which the calculation or determination of the award was based are subsequently restated, and the KCG Compensation Committee determines that such restated financial statements would have resulted in a smaller award, or no award, if such information had been known at the time the award was originally calculated.

Equitable Adjustment

If KCG subdivides its outstanding shares of KCG Common Stock into a greater number of shares, combines its outstanding shares of KCG Common Stock into a smaller number of shares or if the KCG Compensation Committee otherwise determines that an adjustment is required in order to preserve the rights of grantees under the Amended 2015 Plan, the KCG Compensation Committee may adjust the number of shares of KCG Common Stock reserved for issuance subject to Awards, the number and/or kind of shares of KCG Common Stock subject to outstanding Awards, the exercise price of outstanding options and SARs and may make any other adjustments it determines to be equitable.

Amendment; Termination

The Board or the KCG Compensation Committee may modify, amend, suspend or terminate the Amended 2015 Plan in whole or in part at any time, provided that no such modification, amendment, suspension or termination may materially and adversely a grantee’s rights with respect to any Award previously made without that grantee’s consent. In general, KCG will seek stockholder approval of any modification, amendment, suspension or termination only to the extent necessary to comply with applicable law, rule or regulation.

Certain U.S. Federal Income Tax Consequences

The following is a brief description of the principal U. S. federal income tax consequences generally arising with respect to the grant of restricted stock, RSUs, stock options and SARs under the provisions of the Code as currently in effect. The federal tax laws are complex and subject to change and the tax consequences for any participant under the Amended 2015 Plan will depend on his or her individual circumstances. Therefore, it is suggested that a participant consult his or her tax and/or financial advisor for tax advice before exercise of an option or SAR, vesting or settlement of other Awards and before disposing of any shares of KCG Common Stock acquired upon the exercise or settlement thereof or pursuant to any other award under the Amended 2015 Plan.

Restricted Stock

A participant who is awarded restricted stock will not be taxed at the time such Award is granted unless the participant makes the special election with the Internal Revenue Service pursuant to Section 83(b) of the Code. Upon lapse or the risk of forfeiture or other restrictions on transferability applicable to the shares comprising such Award of restricted stock, the participant will be taxed at ordinary income rates on the then fair market value of the shares of KCG Common Stock. KCG is required to withhold tax on the amount of income recognized, and a deduction corresponding to the amount of income recognized will be allowable to the

Company (subject to Section 162(m)). The participant’s basis in the shares of KCG Common Stock received will be equal to ordinary income so recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss

Pursuant to Section 83(b) of the Code and the regulations thereunder, a participant may elect within 30 days of receipt of the Award of restricted stock to be taxed at ordinary income tax rates on the fair market value of the shares comprising such Award at the time of grant (determined without regard to any restrictions which may lapse) less any amount paid for the shares. If such election is made, the participant will acquire a tax basis in the shares equal to the ordinary income recognized by the participant at the time of the Award. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferrable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a participant previously made a Section 83(b) election, the participant will generally not be entitled to a loss deduction.

Restricted Stock Units

A participant will not be subject to tax upon the grant of a restricted stock unit. Instead, the participant will be subject to income tax at ordinary rates on the fair market value of the shares of KCG Common Stock (or the amount of cash) received on the date of delivery, and a corresponding deduction will be allowable to the Company at that time (subject to Section 162(m) of the Code). The fair market value of the shares of KCG Common Stock (if any) received on the delivery date will be the participant’s tax basis for purposes of determining any subsequent gain or loss from the sale of such KCG Common Stock, and the participant’s holding period with respect to such KCG Common Stock will begin at the delivery date. Gain or loss resulting from any sale of KCG Common Stock delivered to a participant will be treated as long-term or short-term capital gain or loss depending on the holding period.

Incentive Stock Options

A participant will not be subject to tax upon the grant of an incentive stock option (“ISO”) or upon the exercise of an ISO. However, the excess of the fair market value of the shares of KCG Common Stock on the date of exercise over the exercise price paid will be constitute an adjustment to taxable income for purposes of the alternative minimum tax. Upon a disposition of KCG Common Stock acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the KCG Common Stock at the date of exercise of the ISO over the exercise price or (ii) the amount realized upon the disposition of the ISO Common Stock over the exercise price. Otherwise, a participant’s disposition of KCG Common Stock acquired upon the exercise of an ISO for which the ISO holding periods are met generally will result in long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis in the acquired shares of KCG Common Stock for which the ISO holding periods are met generally being the exercise price of the ISO).

Nonqualified Stock Options

A participant will not be subject to tax upon the grant of an nonqualified option (a stock option that does not qualify as an ISO). Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of KCG Common Stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and a tax deduction will be allowable to KCG equal to the amount of such income. Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed as either long-term or short-term capital gain or loss, depending on the holding period of the shares sold. Certain additional rules apply if the exercise price for an option is paid in shares of KCG Common Stock previously owned by the participant.

Stock Appreciation Rights

The grant of SARs will not result in the recognition of taxable income by the participant or in a deduction to KCG. Upon exercise, a participant will recognize ordinary income in an amount equal to the then fair market value of the shares of KCG Common Stock or cash (or combination thereof) delivered to the participant, and such amount generally will be deductible by KCG or one of its subsidiaries. Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed as either long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares of KCG Common Stock acquired under any of the preceding awards, a participant will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the participant’s basis in the shares of KCG Common Stock, and such amount will be long-term capital gain or loss if such shares of KCG Common Stock were held for more than 12 months. Capital gain is generally taxed at a maximum rate of 20% if the property is held more than one year.

Section 409A

Some Awards under the Amended 2015 Plan may be considered to be deferred compensation subject to special U.S. federal income rules under Section 409A of the Code. Failure to satisfy the applicable requirements under these provisions for Awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the participant, including certain penalties. The Amended 2015 Plan and Awards thereunder are intended to be designed and administered so that any Awards under the Amended 2015 Plan that are considered to be deferred compensation will not give rise to any negative tax consequences to the participant under these provisions. Participants are urged to consult with the participants’ tax advisors regarding the applicability of Section 409A of the Code to the participant’s Awards.

New Plan Benefits

The amount of each participant’s Awards, if any, for 2015 will be determined in the discretion of the KCG Compensation Committee and therefore cannot be calculated. As a result, we cannot determine the number or type of Awards that will be granted under the Amended 2015 Plan to any participant for 2015. The RSUs granted as part of the Company’s regular 2014 annual incentive awards (and, for non-employee directors, the RSUs granted in 2014 pursuant to the Company’s director compensation policy), which would not have changed if the Amended 2015 Plan had been in place instead of the Amended 2013 Plan, were as follows:

Name and Position	Dollar Value ($)(1)	Number of RSUs
Daniel Coleman, Chief Executive Officer	1,130,000	92,321
Sean Galvin, Interim Chief Financial Officer (2)	154,849	12,651
Philip Allison, Chief Executive Officer, KCG Europe Limited (3)	—	—
Jonathan Ross, Chief Technology Officer	984,750	80,454
Steven Bisgay, former Chief Financial Officer (4)	—	—
George Sohos, former Global Head of Client Market Making	1,323,000	132,599
Current executive officers as a group	8,267,398	675,441
Current non-employee directors as a group (5)	880,000	76,522
Employees other than executive officers as a group	20,341,289	2,337,311

(1)

Except as otherwise set forth below, dollar value reflects the gross number of RSUs granted by the KCG Compensation Committee multiplied by $12.24, which is the average of the high and low price of a share of KCG Common Stock as quoted on the NYSE on February 3, 2014, the date preceding the grant date.

(2)	Does not include 25,000 RSUs granted on November 4, 2014 to Mr. Galvin in connection with his transition to Interim Chief Financial Officer.
(3)

Does not include the one-time RSU award granted to Mr. Allison on September 22, 2014 in connection with the commencement of his employment with the Company. See “Agreements with Our Named Executive Officers—Employment Agreement with Mr. Allison” above for a description of the “Replacement RSUs.”

(4)	Mr. Bisgay’s employment with KCG terminated prior to 2015 and he was not granted any RSUs in respect of the 2014 performance year.
(5)

Dollar value reflects the gross number of RSUs granted to the non-employee directors as a group multiplied by $11.50 which is the average of the high and low price per share of KCG Common Stock as quoted on the NYSE on May 15, 2014, the date preceding the grant date.

Vote Required for Amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan

This proposal requires the approval of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be counted and will have the same effect as a vote against the proposal.

The Board of Directors recommends that you vote “FOR” this proposal to amend the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2014, regarding the Company’s compensation plans under which equity securities of KCG are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders (3)	13,838,564	$15.19	16,290,663
Total	13,838,564	$15.19	16,290,663

(1)	Includes outstanding stock options, stock appreciation rights and RSUs under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan.
(2)

Reflects the weighted-average exercise price with respect to outstanding stock options and stock appreciation rights and does not take into account outstanding RSUs, which do not provide for an exercise price.

(3)

In addition to the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, in connection with the Mergers, the Company assumed certain stock options outstanding under the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan, the Knight Capital Group, Inc. 2003 Equity Incentive Plan and the Knight Capital Group, Inc. 2006 Equity Incentive Plan (the “Prior Knight Plans”). No further awards will be made by the Company under the Prior Knight Plans. The number of securities to be issued upon exercise of the stock options outstanding under the Prior Knight Plans is 367,741 and such stock options have a Weighted-Average Exercise Price of $43.53.

PROPOSAL 4—RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

The F&A Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Additionally, the Board of Directors has ratified the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and we are submitting the selection of PwC for stockholder ratification at the Annual Meeting.

We expect that representatives of PwC will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Although stockholder action on this matter is not required under our By-Laws or our Amended and Restated Certificate of Incorporation, this appointment is being recommended to the stockholders for ratification because we believe it is a matter of good corporate practice. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted “for” the ratification of the selection of PwC as our independent registered public accountants for the year ending December 31, 2015. If the selection of PwC is not ratified by the stockholders, the F&A Committee will reconsider whether or not to retain PwC, but still may retain them. Even if the selection of PwC is ratified, the F&A Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Adoption of this proposal requires the affirmative vote of holders of a majority of the votes present in person or represented by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act, or the Exchange Act, that incorporated future filings, including this Proxy Statement, the following section titled “Finance and Audit Committee Report” shall not be incorporated by reference into any such filings, except to the extent we specifically incorporate such report by reference therein.

REPORT OF THE FINANCE AND AUDIT COMMITTEE

During 2014, the F&A Committee provided assistance to the Board of Directors in fulfilling its oversight of: (1) the integrity of the financial statements and its risk and control environment; (2) the qualification of, and relationship with, the independent registered public accounting firm; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics. The F&A Committee also: (A) reviews and makes recommendations to the Board regarding: (i) any proposed material capital formation plans including planned issuance of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures by the Company; and (B) annually reviews and approves the Company’s: (x) treasury investment policy outlining the general investment objectives of the Company and the specific instruments for which investments are permitted; (y) liquidity risk management policy; and (z) contingency funding plan. The F&A Committee currently operates under a written charter that was approved by the Board on April 1, 2015 (the “Charter”).

The F&A Committee is comprised of three independent Directors (Daniel Schmitt, the Chairman, James Milde and Laurie Shahon). On April 2, 2014, the Board determined, in its business judgment, that Mr. Schmitt was considered an “audit committee financial expert” as defined by the SOX Act. The Board also determined at that time, in its business judgment, that Messrs. Schmitt and Milde and Ms. Shahon each complied with the applicable independence, experience and financial literacy requirements set forth by the NYSE, the SOX Act and rules adopted by SEC pursuant to the SOX Act.

Management is responsible for the financial reporting process, including the system of internal control and the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for conducting an independent audit of the financial statements in accordance with generally accepted auditing standards and evaluating the Company’s internal controls, including management’s assertion of the adequacy of its controls over financial reporting as required by Section 404 of the Act. The F&A Committee is responsible for monitoring and reviewing these processes. The F&A Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

During 2014, PwC was the Company’s independent registered public accounting firm, as selected by the F&A Committee on April 2, 2014. During 2014, the F&A Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the F&A Committee concerning auditor independence and held discussions and reviewed with PwC all relationships it has with the Company to determine and satisfy itself regarding PwC’s independence. When considering the independence of PwC, the F&A Committee considered whether PwC’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its objectivity and independence. The F&A Committee reviewed and approved, among other matters, the engagement of PwC for audit and non-audit services, and the amount of fees authorized for such services. All non-audit services performed by PwC were required to be pre-approved by the F&A Committee or a specified member thereof. The F&A Committee also evaluated the qualifications and performance of PwC.

In performing its duties, the F&A Committee held eight meetings during 2014. The F&A Committee also met in executive session during regularly scheduled and special meetings held during 2014. Additionally, the F&A Committee met in private session with the Chief Executive Officer, Chief Financial Officer, General Counsel, Director of Internal Audit and PwC during various meetings held during 2014. These meetings were designed, among other things, to encourage free and open communications among the F&A Committee, management and PwC. PwC had free access to the F&A Committee to discuss any matters it deems appropriate. The F&A Committee has discussed with PwC, with and without management present, the overall scope and plan for its annual audit, the results of its examination and the overall quality of the Company’s financial reporting and its evaluation of the Company’s internal controls, including its assessment on management’s assertion of the adequacy of its controls over financial reporting as required by Section 404 of the SOX Act. Additionally, the F&A Committee discussed matters related to the conduct of the audit and other matters required to be discussed by PCAOB AU §38 (Communication with Audit Committees). The F&A Committee also reviewed and discussed the Form 10-K, the audited consolidated financial statements included therein for the fiscal year ended December 31, 2014, and Management’s Report on Internal Control over Financial Reporting with management and PwC.

During 2014, the F&A Committee performed all of its duties and responsibilities under the Charter. In addition, based on the F&A Committee’s discussions with management and PwC, review of the representations of management, including Management’s Report on Internal Control over Financial Reporting, and the report of PwC to the Board of Directors, and subject to the limitations on the role of the F&A Committee referred to above and in the Charter, the F&A Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K.

Finance and Audit Committee

Daniel F. Schmitt, Chairman

James T. Milde

Laurie M. Shahon

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

The F&A Committee appointed PwC as our independent registered public accounting firm for the year ending December 31, 2015. We have been advised by PwC that it is an independent public accounting firm registered with the PCAOB and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

The F&A Committee appointed PwC as our independent registered public accounting firm for 2014. In addition to retaining PwC to audit the consolidated financial statements for 2014, we retained PwC, as well as other accounting and consulting firms, to provide various consulting services in 2014, and we expect to continue to do so in the future. KCG understands the need for PwC to maintain its objectivity and independence in its audit of KCG’s financial statements, and therefore, KCG does not engage PwC for strategic consulting services, development of tax planning transactions or for services prohibited by the SEC, such as internal audit work and financial information system design and implementation. KCG engages PwC for services outside of auditing financial statements when it concludes that (i) PwC is the most appropriate provider of the relevant service, and (ii) providing such service is not incompatible with PwC’s maintenance of objectivity and independence. The following table reflects the fees earned by PwC for services provided to KCG from January 1, 2014 to December 31, 2014, and for services rendered to Knight for the period from January 1, 2013 to June 30, 2013 and to us for the period from July 1, 2013 to December 31, 2013:

Description of Fees	Amount of Fees Paid to PwC for 2014 ($)	Amount of Fees Paid to PwC for 2013 ($)
Audit Fees (1)	4,290,868	8,653,173
Non-Audit Fees:
Audit-Related Fees (2)	—	202,226
Tax Fees (3)	1,255,124	881,666
All Other Fees (4)	3,600	78,019
Total (5)	5,549,592	9,815,084

(1)

Audit Fees represent the aggregate fees for professional services rendered for the audit of KCG’s (or Knight’s) annual financial statements for the applicable year and reviews of KCG’s (or Knight’s) financial statements included in SEC Forms 10-Q during the applicable year, as well as, for 2013, audit services associated with the Registration Statement on Form S-4 filed by KCG in connection with the Mergers and the offering materials used in connection with the debt financing related to the Mergers.

(2)	Audit-Related Fees primarily represent fees paid in the applicable year for agreed-upon procedures related to XBRL data in SEC filings.
(3)	Tax Fees represent fees paid in the applicable year for assistance with domestic and international income tax compliance, tax examinations and general tax advice.
(4)	Other Fees is primarily comprised of consulting fees related to U.K. employee benefits.
(5)

PwC also served as GETCO’s independent registered public accounting firm prior to the Mergers. The table above does not include any fees earned by PwC for services rendered exclusively to GETCO; however, 2014 and 2013 audit fees represent fees paid to PwC to audit KCG’s financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2013 and 2014, which are comprised of the results of GETCO only for the six months ended June 30, 2013 and the results of KCG (the combined Knight and GETCO) for the six months ended December 31, 2013 and all periods thereafter, and to review GETCO financial statements included in KCG’s Quarterly Reports on SEC Forms 10-Q.

PRE-APPROVAL POLICY FOR AUDIT AND NON-AUDIT SERVICES

Our F&A Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In addition, our F&A Committee is responsible for pre-approving permitted non-audit services and fees to be performed by the independent registered public accounting firm and determine that such services are compatible with maintaining its independence.

On an ongoing basis, our management communicates specific projects and categories of service for which the advance approval of the F&A Committee is requested. The F&A Committee reviews these requests and advises management if the F&A Committee approves the engagement of the independent registered public accounting firm. The F&A Committee may delegate to one or more of its members the authority to grant pre-approval required by this policy. On a periodic basis, our management reports to the F&A Committee regarding the actual spending for such projects and services compared to the pre-approved amounts.

In granting pre-approval of certain non-audit services for 2014, the F&A Committee considered whether the provision of such non-audit services rendered by our independent registered public accounting firm was compatible with maintaining their objectivity and independence. The F&A Committee concluded that such objectivity and independence would be maintained. For 2014, all of the fees associated with the independent registered public accounting firm services were pre-approved by the F&A Committee.

INFORMATION ON STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF SHARES BY HOLDERS OF 5% OR MORE OF OUTSTANDING STOCK

The following table sets forth, as of April 1, 2015 certain information regarding the beneficial ownership of the KCG Common Stock by: (i) each of KCG’s named executive officers; (ii) each KCG director; (iii) each person who is known to KCG to own beneficially more than 5% of the KCG Common Stock; and (iv) the current executive officers and directors of KCG as a group.

Such information is based, in part, upon information provided by certain stockholders of KCG. In the case of persons other than the executive officers and directors of KCG, such information is based on a review of Forms 4 and Schedules 13D and 13G filed with the SEC. As of March 27, 2015, there were 133 holders of record of KCG Common Stock and approximately 17,720 beneficial holders of KCG Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Current Directors and Officers
Daniel Coleman, Chief Executive Officer (4)	1,525,904	1.40%
Philip Allison, Chief Executive Officer, KCG Europe Limited	—	*
Jonathan Ross, Chief Technology Officer (5)	279,897	*
Charles E. Haldeman, Jr., Director (Non-Executive Chairman)(6)	251,525	*
Rene Kern, Director (7)(17)	36,602,804	31.29%
James T. Milde, Director (8)	41,461	*
John C. (Hans) Morris, Director (9)	14,178	*
Daniel F. Schmitt, Director (10)	21,768	*
Stephen Schuler, Director (11)(19)	12,940,944	11.39%
Laurie M. Shahon, Director (12)	31,844	*
Daniel Tierney, Director (13)(16)	13,386,308	11.78%
Former Officers
Steven Bisgay, Former Chief Financial Officer	—	*
Sean Galvin, Former Interim Chief Financial Officer and Current Chief Accounting Officer (14)	2,957	*
George Sohos, Former Global Co-Head of Client Market Making (15)	184,020	*
Five Percent Beneficial Owners
Daniel V. Tierney 2011 Trust (16)	13,372,130	11.77%
Investment entities affiliated with General Atlantic LLC (17)	36,588,626	31.28%
Jefferies LLC (18)	22,467,774	20.64%
Serenity Investments, LLC (19)	9,270,085	8.29%
All Current Executive Officers and Directors as a group (16 persons) (20)	65,425,752	45.34%

*	Less than 1% of shares beneficially owned.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310.
(2)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of KCG Common Stock that such person owns or has the right to acquire within 60 days from the date of this table. As a result, KCG has included in the “Number of Shares Beneficially Owned” column warrants to purchase shares of KCG Common Stock (“Warrants”), which were issued to former GETCO unitholders upon the closing of the Mergers.

(3)

For purposes of computing the “Percentage of Shares Beneficially Owned” column, any shares of KCG Common Stock that a person does not currently own, but has the right to acquire within 60 days from the date of this table (including KCG Common Stock that may be acquired upon exercise of the Warrants), are deemed to be outstanding for the purpose of computing the percentage ownership of such person.
(4)	Consists of 1,364,772 shares of KCG Common Stock and 161,132 Warrants.
(5)	Consists of 181,919 shares of KCG Common Stock and stock options presently exercisable into 97,978 shares of KCG Common Stock.
(6)	Consists of 223,698 shares of KCG Common Stock and RSUs that will vest into 27,827 shares of KCG Common Stock on May 15, 2015.
(7)

Consists of (i) 28,493,943 shares of KCG Common Stock and 8,094,683 Warrants held by GA-GTCO Interholdco, LLC (“GA-GTCO Interholdco”) and (ii) 7,221 shares of KCG Common Stock and RSUs that will vest into 6,957 shares of KCG Common Stock on May 15, 2015 held by Mr. Kern. Mr. Kern is employed by an entity affiliated with GA-GTCO Interholdco. Mr. Kern is also a managing director of General Atlantic LLC (“GA LLC”), an entity affiliated with GA-GTCO Interholdco. By virtue of such relationship, as more fully described in footnote 13, Mr. Kern may be deemed to beneficially own the shares of KCG Common Stock and the Warrants beneficially owned by GA-GTCO Interholdco. Mr. Kern disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The address for Mr. Kern is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055.

(8)	Consists of 17,838 shares of KCG Common Stock, stock options presently exercisable into 16,666 shares of KCG Common Stock and RSUs that will vest into 6,957 shares of KCG Common Stock on May 15, 2015.
(9)	Consists of 7,221 shares of KCG Common Stock and RSUs that will vest into 6,957 shares of KCG Common Stock on May 15, 2015.
(10)	Consists of 14,811 shares of KCG Common Stock and RSUs that will vest into 6,957 shares of KCG Common Stock on May 15, 2015.
(11)

Consists of (i) 6,301,054 shares of KCG Common Stock and 2,969,031 Warrants held by Serenity Investments, LLC (“Serenity”), (ii) 1,912,763 shares of KCG Common Stock and 1,743,918 Warrants held by the Schuler Family GST Trust and (iii) 7,221 shares of KCG Common Stock and RSUs that will vest into 6,957 shares of KCG Common Stock on May 15, 2015 held by Mr. Schuler. Mr. Schuler and members of his family hold equity interests in Serenity that together represent a controlling interest. Mr. Schuler may be deemed to share voting and dispositive power with respect to these securities, but disclaims beneficial ownership of the securities held by Serenity except to the extent of his pecuniary interest therein. Mr. Schuler may be deemed to beneficially own 1,912,763 shares of KCG Common Stock and 1,743,918 Warrants held by the Schuler Family GST Trust. Mr. Schuler may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to share voting and dispositive power with respect to these securities. This information is based on the most recent Schedule 13D/A filed by Mr. Schuler on February 3, 2015, the most recent Form 4 filed by Mr. Schuler on April 1, 2015 and additional information provided by Mr. Schuler.

(12)	Consists of 13,221 shares of KCG Common Stock, stock options presently exercisable into 11,666 shares of KCG Common Stock and RSUs that will vest into 6,957 shares of KCG Common Stock on May 15, 2015.
(13)

Consists of (i) 8,659,181 shares of KCG Common Stock and 4,712,949 Warrants held by the Daniel V. Tierney 2011 Trust, a trust of which Mr. Tierney is the settlor and sole beneficiary (the “Trust”) and (ii) 7,221 shares of KCG Common Stock and RSUs that will vest into 6,957 shares of KCG Common Stock on May 15, 2015 held by Mr. Tierney. Mr. Tierney does not have or share voting or dispositive power over the securities held by the Trust, but does have the power to revoke the Trust and acquire beneficial ownership of such securities within 60 days. This information is based on the most recent Schedule 13D/A filed by the Trust on February 3, 2015, the most recent Form 4 filed by the Trust on March 31, 2015 and additional information provided by Mr. Tierney.

(14)	Consists of 366 shares of KCG Common Stock and stock options presently exercisable into 2,591 shares of KCG Common Stock.
(15)	Consists of 143,027 shares of KCG Common Stock and stock options presently exercisable into 40,993 shares of KCG Common Stock.
(16)

Consists of 8,659,181 shares of KCG Common Stock and 4,712,949 Warrants. The Trust maintains an unsecured line of credit. The maximum amount that may be drawn from the line of credit is $21,000,000. In the event of default, the lender could, among other remedies, seek recourse against the assets of the Trust, including the KCG Common Stock. If fully drawn, the line of credit would represent approximately 12.6%

of the KCG Common Stock and Warrants beneficially owned by the Trust (based on the closing stock price of the KCG Common Stock on April 1, 2015). As of April 1, 2015, $13,900,000 was drawn upon from the line of credit. The address for Daniel V. Tierney 2011 Trust is c/o Emma Cuadrado, Wicklow Capital, Inc., 53 W. Jackson Boulevard, Suite 1204, Chicago, Illinois 60604. This information is based on the most recent Schedule 13D/A filed by the Trust on February 3, 2015, the most recent Form 4 filed by the Trust on March 31, 2015 and additional information provided by Mr. Tierney.

(17)

Consists of 28,493,943 shares of KCG Common Stock and 8,094,683 Warrants. The members of GA-GTCO Interholdco are General Atlantic Partners 83, L.P., a Delaware limited partnership (“GAP 83”), General Atlantic Partners 93, L.P., a Delaware limited partnership (“GAP 93”), GA-GTCO US AIV, L.P., a Delaware limited partnership (“GA US AIV”), GA-GTCO AIV, L.P., a Delaware limited partnership (“GA AIV”), GAP-W, LLC, a Delaware limited liability company (“GAP-W”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”) and GapStar, LLC, a Delaware limited liability company (“GapStar” and, together with GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV and GAPCO CDA, the “GA Funds”). The general partner of GAP 83, GAP 93, GA US AIV and GA AIV is General Atlantic GenPar, L.P. (“GenPar”). GenPar is also the manager of GAP-W. The general partner of GenPar is GA LLC. GA LLC is the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. There are 23 Managing Directors of GA LLC (the “GA Managing Directors”). Rene Kern, a GA Managing Director, is also a director of KCG. Certain GA Managing Directors are the members of GapStar. GA-GTCO Interholdco, GA LLC, GenPar, GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA and GapStar are a “group” under Rule 13d-5 under the Exchange Act. By virtue of the fact that (i) the GA Funds hold all of the interests of GA-GTCO Interholdco, (ii) GenPar is the general partner of GAP 83, GAP 93, GA US AIV and GA AIV and the manager of GAP-W, (iii) GA LLC is the general partner of GenPar and GAPCO CDA and the managing member of GAPCO III and GAPCO IV and (iv) the GA Managing Directors may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds, each of GA-GTCO Interholdco, GA LLC, GenPar, GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA and GapStar may be deemed to beneficially own, in the aggregate, 28,493,943 shares of the KCG Common Stock and 8,094,683 Warrants. The address for the General Atlantic entities is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055. This information is based on the Schedule 13D filed by entities affiliated with General Atlantic LLC on July 10, 2013.

(18)

Includes 22,467,774 shares of KCG Common Stock held by Jefferies LLC, which may also be deemed to be beneficially owned by Jefferies Group LLC, Limestone Merger Sub, LLC and Leucadia National Corporation, each an affiliate of Jefferies LLC. The address for the Jefferies entities is 520 Madison Avenue, New York, New York 10022. This information is based on the most recent Schedule 13G/A filed by Jefferies LLC on March 4, 2014.

(19)

Consists of 6,301,054 shares of KCG Common Stock and 2,969,031 Warrants. Serenity maintains a margin securities account at a brokerage firm, and the positions held in the margin account include the shares of KCG Common Stock and Warrants owned by Serenity. The positions in the account serve as collateral for a line of credit at the brokerage firm. The maximum amount that may be drawn from the line of credit is $10,000,000, which, if fully drawn, would represent approximately 8.7% of the KCG Common Stock and Warrants beneficially owned by Serenity (based on the closing stock price of the KCG Common Stock on April 1, 2015). As of April 1, 2015, the line of credit was not drawn upon. The address for Serenity Investments, LLC is 830 North Boulevard, Oak Park, Illinois 60301. This information is based on the most recent Schedule 13D/A filed by Serenity on February 3, 2015, the most recent Form 4 filed by Mr. Schuler on April 1, 2015 and additional information provided by Mr. Schuler.

(20)	Includes the holdings of executive officers listed on page 17.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10% of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. Our directors and executive officers must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2014 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities.

ANNUAL MEETING INFORMATION

The Board of Directors is soliciting your proxy for our 2015 Annual Meeting of Stockholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote; Outstanding Shares on Record Date

Only stockholders of record of the KCG Common Stock at the close of business on April 1, 2015, which we refer to as the “record date,” may vote at the Annual Meeting. On the record date, we had 108,879,364 shares of KCG Common Stock outstanding (this figure does not include (i) RSUs, which do not have voting rights, (ii) KCG Common Stock held in our treasury or (iii) outstanding warrants to purchase KCG Common Stock). You are entitled to one vote for each share of KCG Common Stock that you owned on the record date.

What Is a Proxy?

Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card or by telephone or over the Internet.

Voting Your Shares; Revoking Your Proxy

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

You may vote in any of the following four ways: (i) by attending the Annual Meeting; (ii) by calling the toll-free telephone number listed on the proxy card; (iii) by voting on the Internet at the website address listed on the proxy card; or (iv) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided.

Shares of KCG Common Stock that are entitled to vote and are represented by a proxy properly signed and received at or before the Annual Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated therein. If a proxy is signed and returned without indicating any voting instructions for any particular matter or matters, shares of KCG Common Stock represented by such proxy will be voted as follows:

Proposal 1	FOR the election of each nominee for director
Proposal 2	FOR the advisory resolution to approve the 2014 compensation of our named executive officers
Proposal 3	FOR the amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan
Proposal 4	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015

The KCG Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares of KCG Common Stock represented by such proxy are voted at the Annual Meeting by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the proxy at the Annual Meeting; or (iii) delivering to the Corporate Secretary of KCG (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares of KCG Common Stock and matters to be considered at the Annual Meeting, bearing a date later than the proxy card previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows: KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Corporate Secretary, and must be received before the taking of the votes at the Annual Meeting. If you own shares of KCG Common Stock held in street name and wish to vote at the Annual Meeting, you must have a legal proxy from your broker.

Annual Meeting Admission

All stockholders will need to present photo identification to be admitted into the Annual Meeting. Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will also need proof of ownership. A recent brokerage statement or letter or legal proxy from your broker or bank are examples of proof of ownership.

Quorum

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our By-Laws, to have a quorum, a majority of the issued and outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Shares of KCG Common Stock represented by proxies that are marked “Abstain” and broker non-votes will be counted as shares of KCG Common Stock present for purposes of determining the presence of a quorum on all matters, but will not, unless otherwise noted herein, be counted as votes cast in favor of the matters brought before the stockholders at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The following summarizes the vote required for adoption or approval of each of the matters to be voted upon at the Annual Meeting:

Proposal	Vote Required	Directors’ Recommendation
Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Advisory (non-binding) vote on executive compensation	Majority of the shares present in person or represented by proxy	FOR the resolution approving the executive compensation of our named executive officers
Amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan	Majority of the shares present in person or represented by proxy	FOR the resolution approving The amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PricewaterhouseCoopers LLP

If your shares are held through a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, pursuant to NYSE rules, if you own your shares of KCG Common Stock through a broker and you do not vote, your broker may vote your shares of KCG Common Stock at its discretion on certain “routine” matters. KCG believes that all of the matters to be voted upon at the Annual Meeting, except for the ratification of the appointment of PwC as KCG’s independent registered public accounting firm for 2016, are not considered “routine” matters under NYSE rules, and therefore, brokers will not be permitted to vote, at their discretion, any unvoted shares on those proposals (reported as a broker non-vote).

The following summarizes your choices for casting your vote on each matter to be voted upon at the Annual Meeting, and the effect of each such choice:

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a “vote cast”	No	No effect
Advisory (non-binding) vote on executive compensation	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Amendment of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	N/A

Postponement or Adjournment of the Annual Meeting

If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and may be voted at the postponed or adjourned meeting in the manner described in this Proxy Statement. You would still be able to revoke your proxy until it was voted.

OTHER INFORMATION

Stockholder Proposals for 2016 Annual Meeting

In accordance with KCG’s By-Laws, stockholder proposals intended to be presented at KCG’s 2016 Annual Meeting of Stockholders and stockholder nominations for election to the Board must be received by KCG not less than 90 and not more than 120 days prior to the anniversary date of the 2015 Annual Meeting, or after January 14, 2016 but before February 13, 2016. Such proposals and nominations must be delivered to, or mailed to and received by, the Corporate Secretary for KCG at 545 Washington Boulevard, Jersey City, New Jersey 07310, or at such other address as KCG indicates thereafter and must otherwise meet the requirements as described in KCG’s By-Laws.

Stockholder proposals must be in proper form and meet the requirements specified in our By-Laws. For example, a stockholder’s notice with respect to a nomination for election to the Board must include, among other things: (i) the name, age, business address and residence of the person the stockholder proposes to nominate for election as a director; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of KCG which are owned beneficially or of record by the person; (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; (v) any other information relating to the person that would be required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (vi) certain information about the nominating stockholder, as specified in our By-Laws.

Additionally, applicable SEC rules and regulations govern the submission of stockholder proposals and KCG’s consideration of them for inclusion in the annual meeting proxy statement and form of proxy.

How Our Board Solicits Proxies; Expenses of Solicitation

KCG will bear the entire cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement. KCG has retained the services of Georgeson Inc. (“Georgeson”), to assist in the solicitation of proxies. Georgeson will receive a fee from KCG for services rendered of approximately $6,500, plus reimbursement for out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of KCG may solicit proxies from stockholders of KCG by telephone, electronic communication or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements may also be made with brokers, custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of KCG Common Stock held of record by such persons and KCG will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

You can save KCG additional expense and reduce the environmental impact of delivering paper proxy materials to stockholders by electing to receive future proxy statements and annual reports electronically. If you would like to request this electronic delivery, please enroll after you complete your voting. If your shares of KCG Common Stock are held in street name, you may enroll at www.icsdelivery.com. If you are a registered stockholder, you may enroll at www.edocumentview.com/kcgh. If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Corporate Secretary of KCG of this request in writing at the address set forth at the beginning of this Proxy Statement.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, notice of internet availability of proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, notice of internet availability of proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If your household received (i) a single copy of this Proxy Statement this year, but you would like to receive your own copy this year and/or in the future, or (ii) multiple copies of this Proxy Statement this year, but you would like to receive a single copy in the future, please contact KCG at KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 or (201) 222-9400 and KCG will deliver to you a copy or copies, as requested.

Other Business

Management of KCG knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before such Annual Meeting, the persons named in the enclosed proxy or their substitutes intend to vote the proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

Exhibit A

KCG HOLDINGS, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

ARTICLE 1

PURPOSE AND EFFECTIVENESS

1.1        Purpose.    The purpose of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) is to (1) attract, retain and motivate officers, employees and directors of the Company (as defined below), (2) compensate officers, employees and directors of the Company by providing a method whereby such officers, employees, and directors are encouraged to increase their proprietary interest in the Company and (3) promote the long-term financial interest of the Company by aligning the interests of officers, employees and directors with those of Company shareholders.

1.2        Prior Plans.    The Plan was originally assumed by the Company from The Knight Capital Group, Inc. on July 1, 2013 and, prior to such assumption, had replaced the Knight Capital Group, Inc. 2006 Equity Incentive Plan, the Knight Capital Group, Inc. 2003 Equity Incentive Plan, the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan and the 1998 Non-Employee Director Stock Option Plan (together, the “Prior Plans”) for Awards granted on or after May 12, 2010. No Awards may be granted under the Prior Plans and the Plan will not affect the terms or conditions of any Awards granted under the Prior Plans prior to May 12, 2010.

1.3        Effective Dates and Stockholder Approval.    The Plan was amended and restated as the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan by the Board on November 18, 2013, subject to the approval by the shareholders of the Company, which was obtained on December 19, 2013 (the “Effective Date”). The Plan was further amended and restated as the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan by the Board on April 1, 2015, and is subject to, and will become effective upon receipt of, stockholder approval.

1.4        Term of Plan.    The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after December 19, 2023; provided, further, that no Awards (other than an Option or Stock Appreciation Right) that are intended to be “performance-based” under Section 162(m) of the Code shall be granted based on the Performance Factors (as defined in Section 12.1) on or after the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Performance Factors unless the Performance Factors are reapproved (or other designated performance goals are approved) by the stockholders on or before such stockholder meeting.

1.5        Forms of Awards.    Awards made under the Plan may be in the form of Incentive Options, Nonqualified Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Stock-Based Awards and Cash-Based Awards, all as the Committee in its sole discretion shall decide. The terms and conditions of any Award to any Participant shall be reflected in such form of written or electronic document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document; provided, however, that the Participant may sign a copy of such document through an electronic grant notification system maintained by or on behalf of the Company.

ARTICLE 2

DEFINITIONS

Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

2.1        “Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award, as any such Agreement may be supplemented or amended from time to time. Any reference herein to an Agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

2.2        “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Other Stock-Based Award or Cash-Based Award granted under the Plan.

2.3        “Board” means the Board of Directors of the Company.

2.4        “Cash-Based Award” means an Award granted pursuant to Article 11.

2.5        “Cause” means (A) the meaning given to such term in any employment agreement, severance agreement, change in control agreement or similar agreement with the Company to which such Participant is party, (B) a felony conviction of the Participant, (C) the commission by the Participant of an act of fraud or embezzlement against the Company, (D) the Participant’s willful misconduct or gross negligence materially detrimental to the Company, (E) the Participant’s wrongful dissemination or use of confidential or proprietary information, (F) the intentional and habitual neglect by the Participant of his duties to the Company or (G) as otherwise defined in the applicable Agreement.

2.6        “Change-In-Control” means the first to occur of:

(i)

the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions shall not constitute a Change-In-Control: (A) an acquisition by the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) an acquisition by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, (D) an acquisition by an entity pursuant to a Business Combination (as defined in subsection (iii) of this Section 2.6) that satisfies clauses (A), (B) and (C) of such subsection or (E) any acquisition directly from the Company;

(ii)

the following individuals cease for any reason to constitute a majority of the Company’s Directors then serving: individuals who as of the date hereof constitute the Board (the “Initial Directors”) and any new Director (a “New Director”) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then in office who either are Initial Directors or New Directors; provided, however, that a Director whose initial assumption of office is in connection with an actual or threatened election contest (including but not limited to a consent solicitation) relating to the election of Directors of the Company shall not be considered a New Director;

(iii)

the occurrence or consummation of a reorganization, merger or consolidation or a sale or disposition of all or substantially all of the Company’s assets (a “Business Combination”), other than a Business Combination in which (A) the voting securities of the Company outstanding immediately prior thereto and entitled to vote generally in the election of directors continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such Business Combination and entitled to vote generally in the election of directors; (B) no “person” (as hereinabove defined), other than the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company, or an entity resulting from such Business Combination, acquires more than thirty-five percent of the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Initial Directors or New Directors at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

2.7        “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Code section shall include any successor section.

2.8        “Committee” means the Compensation Committee of the Board or such other committee of the Board designated by the Board to administer the Plan.

2.9        “Company” means KCG Holdings, Inc. (including its predecessor Knight Capital Group, Inc.) and any of its Subsidiaries and affiliates and any successor entity thereto.

2.10        “Covered Employee” means an Employee whose compensation is subject to the potential tax deduction disallowance provisions of Section 162(m) of the Code and such other Employees designated as such by the Company.

2.11        “Date of Grant” means the date on which the Committee determines the terms of an Award to a specified Participant, including, the number of Shares subject to the Award and, in the case of an Option or a Stock Appreciation Right, the applicable Exercise Price.

2.12        “Director” means a duly elected member of the Board.

2.13        “Disqualifying Disposition” means any disposition of the Shares acquired on exercise of an Incentive Option before the later of (i) two years after the Date of Grant of the Incentive Option or (ii) one year after the date the Participant acquired Shares by exercising the Incentive Option, other than a transfer (i) from a decedent to an estate, (ii) by bequest or inheritance, (iii) pursuant to a tax-free corporate reorganization, or (iv) to a spouse or incident to divorce. Any transfer of ownership to a broker or nominee shall be deemed to be a disposition unless the Participant provides proof satisfactory to the Committee of his continued beneficial ownership of the Shares.

2.14        “Employee” means an employee of the Company (including a prospective employee of the Company).

2.15        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Exchange Act section shall include any successor section.

2.16        “Exercise Price” means the price that must be paid by a Participant upon exercise of an Option to purchase a Share, or in the case of a Stock Appreciation Right, the price against which the stock price appreciation is measured.

2.17        “Fair Market Value” means, with respect to a Share, the average of the high and low sales price on the principal exchange or market on which the Share is then listed for the last preceding date on which there was a sale of such Share on such exchange or market, unless determined otherwise by the Committee.

2.18        “Good Reason” means the meaning given to such term in any employment agreement, severance agreement, change in control agreement or similar agreement with the Company (if any) to which such Participant is party.

2.19        “Incentive Option” means an option granted pursuant to Section 6.3 that is both intended to qualify and qualifies as an “incentive stock option” under Section 422 of the Code.

2.20        “Nonqualified Option” means an option granted pursuant to Article 6 that either is not intended to be or is not denominated as an Incentive Option, or that does not qualify as an “incentive stock option” under Section 422 of the Code.

2.21        “Option” means a Nonqualified Option or an Incentive Option granted pursuant to Article 6.

2.22        “Other Stock-Based Award” means an award granted pursuant to Article 10.

2.23        “Participant” means an Employee or Director who has received or is eligible to receive an Award under the Plan.

2.24        “Plan” means this KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, as amended from time to time.

2.25        “Restricted Share” means a Share granted pursuant to Article 9 that is subject to such terms and conditions as determined by the Committee at the time of grant, including, without limitation, vesting or non-transferability restrictions.

2.26        “Restricted Stock Unit” means a restricted stock unit granted pursuant to Article 9 that is subject to such terms and conditions as determined by the Committee at the time of grant, including, without limitation, vesting or non-transferability restrictions.

2.27        “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Securities Act section shall include any successor section.

2.28        “Shares” mean shares of Common Stock, $0.01 par value per share, of the Company.

2.29        “Stock Appreciation Right” means a right, granted pursuant to Article 8, to receive upon exercise of such right before a specified date, in cash or Shares (or a combination thereof) as determined by the Committee, an amount equal to the increase in Fair Market Value of a specified number of Shares over the Exercise Price of such Stock Appreciation Right.

2.30        “Subsidiary” of the Company means any present or future subsidiary (as that term is defined in Section 424(f) of the Code) of the Company. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

2.31        “Termination of Service” occurs when a Participant ceases to be an Employee of, or ceases to provide services as a Director to, the Company, as the case may be, for any reason; provided, however, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation from service” (as such term is defined under Section 409A of the Code).

ARTICLE 3

ADMINISTRATION

3.1        Administration.    The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award as it deems necessary or advisable. All determinations and interpretations made by the Committee will be final, binding and conclusive on all Participants and on their legal representatives and beneficiaries. The Committee will have the authority, in its absolute discretion, to determine the persons who will receive Awards, the time when Awards will be granted, the terms of such Awards and the number of Shares, if any, which will be subject to such Awards. Unless otherwise provided in an Agreement, the Committee reserves the authority, in its absolute discretion, (a) to amend any outstanding Agreement in any respect, whether or not the rights of the Participant of such Award are adversely affected (but subject to Article 13 and Section 162(m) of the Code, to the extent applicable), including, without limitation, to accelerate the time or times at which the Award becomes vested or unrestricted or may be exercised, to waive or amend any restrictions or conditions set forth in such Agreement, or to impose new restrictions and conditions, or to reflect a change in the Participant’s circumstances or to modify, amend or adjust the terms and conditions of performance goals, and (b) to determine whether, to what extent and under what circumstances and method or methods (i) Awards may be (A) settled in cash, Shares, other securities, other Awards or other property (or combination thereof), (B) exercised or (C) canceled, forfeited or suspended, (ii) Shares, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee and (iii) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan, in which case the Board will have all of the authority and responsibility granted to the Committee herein, subject to the requirements of applicable law and the Code.

3.2        Delegation by Committee.    Except to the extent prohibited by applicable law, the Code or the applicable rules of a stock exchange, the Committee may delegate to any person or persons selected by it, who may or may not be Directors, all or any part of its responsibilities and powers as set forth above. In making such allocation or delegation, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Any such allocation or delegation may be revoked by the Committee at any time.

3.3        Liabilities and Indemnification.    No Employee or Director shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or any Award granted pursuant thereto. Each Employee and Director shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such Employee’s or Director’s own fraud, bad faith or willful misconduct. Such indemnification shall be in addition to any rights of indemnification the Employee or Director may have under the certificate of incorporation and/or by-laws of the Company, as a matter of law, or otherwise, or any other power the Company may have to indemnify such persons or hold them harmless. The foregoing right of indemnification shall not apply to the actions, determinations or interpretations made by an individual with regard to Awards granted to him or her under the Plan.

3.4        Compliance as an SEC Registrant.    During any period in which the Company has issued and outstanding any class of common equity securities which is registered under Section 12 of the Exchange Act, the Committee shall be comprised of not less than two persons each of whom qualifies as: (i) a “non-employee director” within the meaning of Section 16(b) of the Exchange Act, and (ii) an “independent director” as defined under New York Stock Exchange Section 303A.02 or such other applicable stock exchange rule. To the extent that the Board determines it appropriate for the compensation realized from Awards to be considered

“performance-based compensation” under Section 162(m), the Committee shall be composed of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code; provided that nothing in this Plan shall be construed to require the Committee or the Board to grant Awards that satisfy the requirements of Section 162(m) of the Code. If for any reason the Committee does not meet the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

3.5        International Participants.    With respect to Participants who are foreign nationals, reside or work outside the United States, or both, the Committee may, in its sole discretion, to comply with foreign law or practices and to further the purposes of the Plan, without amending the Plan, establish special rules, or adopt sub-plans or supplements, applicable to such Participants and grant Awards (or amend existing Awards) to such Participants in accordance with those rules or sub-plans.

ARTICLE 4

SHARES SUBJECT TO THE PLAN

4.1        Number of Shares.    Subject to the following provisions of this Article 4 and the adjustment provisions of Section 13.1, the maximum number of Shares with respect to which Awards may be granted during the term of the Plan shall be 32,852,605.

4.2        Source of Shares.    Shares will be made available from the currently authorized but unissued shares of the Company or from shares currently held or subsequently reacquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.3        Counting of Shares.

4.3.a.        Each Share underlying an Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Other Stock-Based Award or Cash-Based Award hereunder shall count as one Share; provided, however, that if a Stock Appreciation Right is granted in tandem with an Option, such grant shall count only once against the share maximum indicated in Section 4.1.

4.3.b.        Shares subject to an Award that is forfeited, expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement shall be available for future grants of Awards under the Plan and shall be added back in the same number of Shares as were deducted in respect of the grant of such Award. Additionally, Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or to satisfy any tax withholding obligation with respect to an Award shall be available for future grants of Awards under the Plan and shall be added back in the same number of Shares as were tendered or withheld. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

4.3.c.        To the extent that any option or other award outstanding pursuant to a Prior Plan, expires, is terminated, forfeited or canceled without having been exercised or settled in full, Shares subject to such awards shall be deemed to have not been delivered and shall be added to the share maximum; provided, however, that the aggregate number of Shares outstanding under the Prior Plans that may be added to the share maximum pursuant to this Section 4.3.c shall not exceed 676,936 (as such number may be adjusted from time to time as provided in Section 13.1).

4.3.d.        Shares issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be issued under the Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1        General.    Awards under the Plan may be granted to Employees and Directors.

5.2        Committee Discretion.    Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including, without limitation, determinations of which Employees and Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among individuals who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 6

GRANTS OF STOCK OPTIONS

6.1        Grant of Options.    Options may be granted to Participants in such number and at such times during the term of the Plan as the Committee may determine, subject to the limits on grants set forth in Sections 6.3.a and 6.5.

6.2        Exercise Price.    The Committee shall fix the Exercise Price of the Option on the Date of Grant, which may not be less than the Fair Market Value of a Share on the Date of Grant.

6.3        Special Provisions Applicable to Incentive Options.

6.3.a.        Options granted under the Plan that are intended to qualify as Incentive Options shall be specifically designated as such in the applicable Agreement, and may be granted only to Employees of the Company or any Subsidiary who are citizens or resident aliens of the United States. The maximum number of Shares with respect to which Incentive Options may be granted during the term of the Plan shall be 8,333,333 (as such number may be adjusted from time to time as provided in Section 13.1).

6.3.b.        To the extent the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which any Incentive Options granted hereunder may be exercisable for the first time by the Participant in any calendar year (under the Plan or any other compensation plan of the Company or any Subsidiary) exceeds $100,000, such Options shall not be considered Incentive Options.

6.3.c.        No Incentive Option may be granted to an individual who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless such Option (i) has an Exercise Price of at least one hundred ten percent of the Fair Market Value of the Shares on the Date of Grant of such Option; and (ii) cannot be exercised more than five years after the Date of Grant of such Option.

6.3.d.        The Participant shall notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an Incentive Option.

6.4        Option Term.    The Committee shall specify the term during which any Option may be exercised, which may not exceed ten years following the Date of Grant.

6.5        Individual Limitations.    No Participant may be granted, in any fiscal year of the Company, Options covering more than 2,000,000 Shares (as such number may be adjusted from time to time as provided in Section 13.1).

6.6        Exercises of Options.    Any Option may be exercised in whole or in part at any time to the extent such Option has become vested and exercisable during the term of such Option; provided, however, that each partial exercise shall be for whole Shares only. Each Option, or any exercisable portion thereof, may only be exercised in accordance with such procedures for the exercise of Options as the Committee may establish from time to time.

6.7        Payment for Shares.    Payment for Shares purchased under an Option granted hereunder shall be made in full upon exercise of the Option (except that, in the case of an exercise arrangement approved by the Committee and described in clause (v) below, payment may be made as soon as practicable after the exercise). The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required by Section 14.3 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) the tendering, by either actual delivery or by attestation, of whole Shares, having a Fair Market Value as of the day of exercise equal to the aggregate Exercise Price, (iv) the surrendering of all or part of the Shares issuable upon exercise of the Option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued, or (v) through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable written instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus all applicable Federal, state and local employment taxes required to be withheld by the Company by reason of such exercise, and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions as the Committee deems appropriate. If the Option Exercise Price may be paid in Shares as provided above, Shares delivered by the Participant may be Shares which were received by the Participant upon exercise of one or more previously exercised Options, but only if such Shares have been held by the Participant for at least six months, or such other period of time (if any) as is required, in the opinion of the Company’s auditor, to avoid adverse financial accounting results.

ARTICLE 7

GRANTS OF STOCK APPRECIATION RIGHTS

7.1        Grant of Stock Appreciation Rights.    Stock Appreciation Rights may be granted to Participants in such number and at such times during the term of the Plan as the Committee may determine, subject to the limits on grants set forth in Section 7.4. The Committee may grant Stock Appreciation Rights either independently or in connection with an Option.

7.2        Exercise Price.    The Committee shall fix the Exercise Price of the Stock Appreciation Right on the Date of Grant, which shall not be less than the Fair Market Value of a Share on the Date of Grant.

7.3        Stock Appreciation Right Term.    The Committee shall specify the term during which any Stock Appreciation Right may be exercised, which may not exceed ten years following the Date of Grant.

7.4        Individual Limitations.    No Participant may be granted, in any fiscal year of the Company, Stock Appreciation Rights covering more than 2,000,000 Shares (as such number may be adjusted from time to time as provided in Section 13.1).

7.5        Exercises of Stock Appreciation Rights.    Any Stock Appreciation Right may be exercised in whole or in part at any time to the extent such Option has become vested and exercisable during the term of such Stock Appreciation Right; provided, however, that each partial exercise shall be for whole Shares only. Each Stock Appreciation Right, or any exercisable portion thereof, may only be exercised in accordance with such procedures for the exercise of Stock Appreciation Rights as the Committee may establish from time to time.

7.6        Payment Upon Exercise of Stock Appreciation Rights.    A Stock Appreciation Right granted in connection with an Option shall entitle the holder to receive from the Company in exchange for the surrender to the Company of the related unexercised Option, or any portion thereof, an amount equal to the excess of the Fair Market Value of one Share on the day of the surrender of such Option over the Option Exercise Price. A Stock Appreciation Right granted independently of an Option shall entitle the holder to receive upon exercise an amount equal to the excess of the Fair Market Value of one Share on the day the Stock Appreciation Right is exercised over the Exercise Price of such Stock Appreciation Right. The Company’s obligation to any Participant exercising a Stock Appreciation Right may be paid in cash or Shares, or partly in cash and partly in Shares, at the sole discretion of the Committee. The number of Shares deliverable upon the satisfaction of an obligation in respect of a Stock Appreciation Right that is satisfied in Shares shall be determined based on the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right.

ARTICLE 8

GRANTS OF RESTRICTED SHARES

8.1        Form of Awards.    Restricted Shares may be granted to Participants in such number and at such times during the term of the Plan as the Committee may determine. Restricted Shares shall be evidenced in such manner as the Committee may determine, including through a book entry system with the transfer agent. Any certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Upon becoming vested, the Company (or such designee) shall deliver such certificates to the Participant or, if the Participant has died, in accordance with the Participant’s will or the laws of descent of distribution. Each certificate evidencing Restricted Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares.

8.2        Right to Vote; Dividends.

8.2.a.        During the restriction period, the Participant shall have all the rights of a stockholder for each Restricted Share, including the right to vote and the right to receive dividends thereon as paid and, subject to and conditioned upon the full vesting of such Restricted Share, the right to tender such Restricted Share.

8.2.b.        Dividend payments in the case of a Restricted Share that is subject to performance vesting conditions shall be treated as unvested so long as such Restricted Share remains unvested, and any such dividend payments that would otherwise have been paid during the applicable vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional Shares based on the Fair Market Value of the Shares on the date of reinvestment) and paid within 30 days following the date on which such Restricted Share is determined by the Committee to have satisfied such performance vesting conditions. Any dividend payments that are accumulated and paid after the date specified in the preceding sentence may be treated separately from the right to other amounts under the Award.

ARTICLE 9

GRANTS OF RESTRICTED STOCK UNITS

9.1        Form of Awards.    Restricted Stock Units may be granted to Participants in such number and at such times during the term of the Plan and subject to such terms and conditions as the Committee may determine, including, without limitation, the achievement of performance goals. A Participant granted Restricted Stock Units will have only the rights of a general unsecured creditor of the Company until delivery of the Shares, cash or other securities or property is made as specified in the applicable Agreement. On the delivery date specified in the Agreement, the Participant will receive one Share, or cash, securities or other property equal in value to a Share, or a combination thereof, as specified by the Committee.

9.2        Dividend Equivalents.

9.2.a.        Restricted Stock Units may provide the Participant with the right to receive dividend equivalent payments with respect to Shares subject to the Award (both before and after the Share subject to the Award is earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee. A Participant granted a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until the payment of such amounts is made as specified in the applicable Agreement.

9.2.b.        Unless the Committee otherwise specifies in the Agreement and subject to Section 9.3.c, dividend equivalent payments shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the dividend equivalent payments are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the dividend equivalent payments are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code).

9.2.c.        Dividend equivalent payments in the case of Restricted Stock Units that are subject to performance vesting conditions shall be treated as unvested so long as such Restricted Stock Units remain unvested, and any such dividend equivalent payments that would otherwise have been paid during the applicable vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional Shares based on the Fair Market Value of the Shares on the date of reinvestment) and paid within 30 days following the date on which such Restricted Stock Units are determined by the Committee to have satisfied such performance vesting conditions. Any dividend equivalent payments that are accumulated and paid after the date specified in the preceding sentence may be treated separately from the right to other amounts under the Award.

ARTICLE 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual Shares to Participants or may be settled in cash, other securities, other Awards or other property (or a combination thereof) and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

ARTICLE 11

GRANTS OF CASH-BASED AWARDS

The Committee may grant cash-based Awards in such amounts and subject to such terms and conditions as the Committee may determine, subject to Section 12.3, if applicable.

ARTICLE 12

PERFORMANCE-BASED AWARDS

12.1        Performance-Based Awards.    The Committee may provide that the vesting of an Award will be determined based on the achievement of one or more performance criteria (the “Performance Factor(s)”). The Performance Factors applicable to any Award granted to a Covered Employee shall be specified coincident with the grant of the Award, and in no event later than ninety days after the commencement of any fiscal year in respect of which the relative achievement of the Performance Factor is to be measured or such other date as is required by Section 162(m) of the Code.

12.2        Performance Factors.    Performance Factors may include any or all of the following: enterprise value or value creation targets; after-tax or pre-tax profits (including net operating profit after taxes) or net income, including without limitation that attributable to continuing and/or other operations; after-tax or pre-tax margins; revenues; operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); reduction of, or limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; consummation of debt and equity offerings; equity capital raised; earnings per share, earnings per diluted share or earnings per share from continuing operations; return on capital employed (including, without limitation, return on invested capital or return on committed capital), return on revenues, return on assets and return on stockholders’ equity; market share; the fair market value of the shares of the Company’s common stock, par value $0.01 per share; the growth in the value of an investment in the Shares assuming the reinvestment of dividends; reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales); economic value added targets based on a cash flow return on investment formula; customer satisfaction or service measures or indices; employee satisfaction; efficiency or productivity measures; asset management (e.g., inventory and receivable levels); compliance goals (e.g., regulatory and legal compliance); or strategic business objectives, goals or initiatives.

In addition, Performance Factors may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company and may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance. With respect to an Award subject to Section 162(m) of the Code and to the extent permitted thereunder (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Factors may be based or (ii) adjust, modify or amend the aforementioned business criteria. The Performance Factors may incorporate, if and only to the extent permitted under Section 162(m) of the Code if Section 162(m) is applicable to such Award, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent an Award is subject to Section 162(m) of the Code and any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

12.3        Individual Limitations.    Notwithstanding anything to the contrary contained in the Plan, the maximum number of Shares with respect to which Awards may be granted to a Covered Employee for any 12-month period contained in the performance period for such Award shall be 2,000,000 (as adjusted pursuant to the provisions of Section 13.1 of the Plan) and the maximum payment under any Award granted to a Covered Employee (valued as of the date of grant of such Award(s)) shall be $15 million for each 12-month period contained in the performance period for such Award. The grant limits under the preceding sentence shall apply to an Award only if the Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. The Committee may structure the terms of a Performance Factor so as to permit the reduction or elimination of any Award under the Plan, but in no event may the Committee exercise discretion to increase the amount or vesting of an Award that is intended to comply with Section 162(m) of the Code.

ARTICLE 13

EVENTS AFFECTING PLAN RESERVE OR AWARDS

13.1        Capital Adjustments.

13.1.a.        If the Company subdivides its outstanding Shares into a greater number of Shares (including, without limitation, by stock dividend or stock split) or combines its outstanding Shares into a smaller number of shares (by reverse stock split, reclassification or otherwise), or the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares, or other similar corporate event (including mergers or consolidations) affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable and appropriate, make such adjustments to any or all of (i) the aggregate number and/or kind of Shares reserved for the Plan, (ii) the number and/or kind of shares subject to outstanding Awards, (iii) the Exercise Price with respect to outstanding Options and Stock Appreciation Rights, (iv) the individual Participant share limitations set forth in Sections 6.5, 7.4 and 12.3 (but not the dollar limitation set forth in Section 12.3), (v) the number of Shares set forth in Section 6.3.a that can be issued through Incentive Options and (vi) any other adjustment that the Committee determines to be equitable; provided, however, that the number of Shares subject to any Option shall be rounded down to the nearest whole number; provided, further, that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A of the Code. The Committee may provide for a cash payment to any Participant of a Plan Award in connection with any adjustment made pursuant to this Section 13.1. Any such adjustment shall be final and binding upon all Participants, the Company, their representatives and all other interested persons.

13.1.b.        In the event of a transaction involving (i) a merger or consolidation in which the Company is not the surviving company or (ii) the sale or disposition of all or substantially all of the Company’s assets, provision shall be made in connection with such transaction for the assumption of Awards theretofore granted under the Plan, or the substitution for such Awards of new Awards of the successor corporation, with appropriate adjustment as to the number and/or kind of shares and the purchase price for shares thereunder, or, in the discretion of the Committee, the Plan and the Awards issued hereunder shall terminate on the effective date of such transaction if appropriate provision is made for payment to the Participant of an amount in cash equal to the Fair Market Value of a Share multiplied by the number of Shares subject to the Award less, in the case of Options and Stock Appreciation Rights, the Exercise Price for such Awards; provided, however, for the avoidance of doubt, if a transaction described above occurs, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Exercise Price is equal to or exceeds the Fair Market Value of a Share without payment of consideration therefor.

13.2        Change-In-Control.

13.2.a.        Unless the Committee determines otherwise or as otherwise provided in an Agreement: (i) in the event of a Change-In-Control, the performance conditions of each outstanding performance-based Award shall be deemed earned at the target level (or, if no target level is specified, the maximum level) as of the effective date of the Change-In-Control with respect to all open performance periods; provided that such Award or Share shall remain subject to any service-based vesting conditions, and (ii) in the event of a Termination of Service by the Company without Cause or by a Participant for Good Reason within 12 months following a Change-In-Control, each outstanding Award subject to a service-based vesting condition shall become fully vested and, in the case of Options and Stock Appreciation Rights, fully exercisable.

13.2.b.        In the event of a Change-In-Control, outstanding Awards will be treated, to the extent determined by the Committee in its sole discretion and subject to Section 409A of the Code, in accordance with one or more of the following: (i) settle Awards for an amount (as determined in the sole discretion of the Committee) of cash or securities, where in the case of Options and Stock Appreciation Rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such Awards; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of outstanding Awards, as determined by the Committee in its sole discretion; (iii) modify the terms of Awards to add events, conditions or circumstances upon which the vesting of such Awards or lapse of restrictions thereon will accelerate or (iv) provide that for a period of at least 20 days prior to the Change-In-Control, any Options or Stock Appreciation Rights that would not otherwise become exercisable prior to the Change-In-Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change-In-Control and if the Change-In-Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or Stock Appreciation Rights not exercised prior to the consummation of the Change-In-Control will terminate and be of no further force and effect as of the consummation of the Change-in-Control. For the avoidance of doubt, in the event of a Change-In-Control where all Options and Stock Appreciation Rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Exercise Price is equal to or exceeds the per share value of the consideration to be paid in the Change-In-Control transaction without payment of consideration therefor.

13.2.c.        Notwithstanding any other provision of the Plan to the contrary, if a Change-In-Control occurs that is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, and payment or distribution of an Award that is “nonqualified deferred compensation” subject to Section 409A of the Code would otherwise be made or commence on the date of such Change-In-Control (pursuant to the Plan, the Award or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A of the Code permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A of the Code, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Section 409A of the Code, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

13.3        Divestitures.    In the event of the Company’s sale or divestiture of a business unit or Subsidiary that is not a Change-In-Control, the Committee may take such action, or no action, with respect to outstanding Awards as it determines in its sole discretion. For the avoidance of doubt and notwithstanding anything in the Plan or an Agreement to the contrary, a Termination of Service by reason of the Company’s sale or divestiture of a business unit where such transaction is not a Change-In-Control shall not constitute a Termination of Service by the Company without Cause.

13.4        Recapture; Adjustment of Awards.    If at any time within two years after the date on which a Participant exercises an Option or Stock Appreciation Right, or on which Restricted Stock vests, or which is the maturity date of Restricted Stock Units, Cash-Based Awards or Other Stock-Based Awards (each of which is a “realization event”), the Participant (a) is terminated for Cause, (b) engages in or has engaged in any activity that is a violation of a non-compete agreement, (c) violates or has violated any confidentiality or proprietary information obligation Participant owes to the Company (including, but not limited to, the confidentiality or proprietary information obligations in any non-compete agreement, employment agreement, offer letter, employee handbook, non-disclosure agreement, Code of Business Conduct or Ethics, equity award agreement, or any other Company agreement signed by the Participant that contains such obligations), and/or (d) engages in or has engaged in any act of fraud against the Company, then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a Share. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

In addition, the Company reserves the right to cancel or adjust the amount of any Award if the financial statements of the Company on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Committee, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1        Legends.    Each certificate evidencing Shares obtained through the Plan shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions applicable to such Shares, including, without limitation, any to the effect that the Shares represented thereby (i) are subject to contractual restrictions regarding disposition, and (ii) may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such dispositions will not violate any federal or state securities laws.

All certificates for Shares delivered under the Plan and/or all Shares delivered under the Plan held in book entry accounts shall be subject to such stop transfer orders and other restrictions as the Committee may, in its sole discretion, deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.2        Compliance with Other Laws and Regulations.    The obligation of the Company with respect to the grant, exercise and settlement of Awards hereunder shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act, and the rules and regulations of any securities exchange or association on which the Shares may be listed or quoted.

14.3        Payroll Tax Withholding.    The Company’s obligation to deliver Shares under the Plan shall be subject to applicable federal, state and local tax withholding requirements. To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award or Shares acquired pursuant to an Award, or in respect of any such Award or Shares becoming vested or upon making an election under Section 83(b) of the Code, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld. If no such payments are due or to become due to such Participant, or if such payments are insufficient to satisfy such Federal, state or local taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion. Federal, state and local withholding tax due upon the exercise of any Option or Stock Appreciation Right, the vesting of an Award or upon making an election under Section 83(b) of the Code may, in the discretion of the Committee, be paid in Shares already owned by the Participant or through the withholding of Shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine which Shares shall have an aggregate Fair Market Value equal to the required minimum withholding payment.

14.4        Nonassignability; No Hedging.    Unless otherwise provided in an Agreement, no Award (or any rights and obligations thereunder) granted to any Participant under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative.

Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Participant to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 14.4 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Agreements will be binding upon any permitted successors and assigns.

14.5        Exclusion from Benefit Computation.    By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any health and welfare, pension, retirement or other employee benefit plan, program or policy of the Company.

14.6        Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

14.7        No Rights to Continued Employment.    The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee or other Eligible Individual the right to be retained in the employ of the Company, or the right to continue to provide services to the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

14.8        Waiver of Claims.    Each Participant recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Agreement, any determination, action or omission hereunder or under any Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Agreement (other than an amendment to the Plan or an Agreement to which his or her consent is expressly required by the express terms of an Agreement).

14.9        No Liability with Respect to Tax Qualification or Adverse Tax Treatment.    Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Participant on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

14.10        Gender and Number.    Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.

14.11        Unfunded Status.    Neither a Participant nor any other person shall, by reason or participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.

14.12        Section 409A.    It is the intention of the Company that each Award be exempt from or comply with the terms of Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of each Award shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A. The Company shall have no liability to any Participant or otherwise if the Plan or the vesting, exercise or payment of any Award hereunder are subject to the additional tax and penalties under Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that is subject to Section 409A of the Code, if a Participant is a “specified employee” (as such term is defined in Section 409A of the Code and as determined by the Company) as of the Participant’s Termination of Service, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Service will be accumulated and paid (without interest) on the earlier of (i) the first business day of the seventh month following the Participant’s “separation from service” (as such term is defined and used in Section 409A of the Code) or (ii) the date of the Participant’s death. If an Award that is subject to Section 409A of the Code (a) includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment and (b) includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award.

14.13        Choice of Forum.

14.13.a.        Jurisdiction.    The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in Newark, New Jersey over any suit, action or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 14.14. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 14.13.a has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 14.12.

14.13.b.        Acceptance of Jurisdiction.    The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 14.13.a, (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 14.13 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

14.13.c.        Service of Process.    Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of KCG as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 14.13, who shall promptly advise such Participant of any such service of process.

14.13.d.        Confidentiality.    Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 14.13, except that a Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

14.14        Dispute Resolution.    Subject to the provisions of Section 14.13, any dispute, controversy or claim between the Company and a Participant, arising out of or relating to or concerning the Plan or any Award shall be finally settled by binding arbitration in Newark, New Jersey before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (“NYSE”) or, if NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

ARTICLE 15

TERMINATION AND AMENDMENT

15.1        Termination and Amendment of the Plan.    The Board or the Committee may at any time terminate, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable; provided, however, that no amendment shall be made without stockholder approval if such amendment (i) would increase the maximum aggregate number of Shares that may be issued under the Plan (other than pursuant to Section 13.1), (ii) would materially modify the requirements for participation in the Plan, (iii) would materially increase the benefits accruing to Participants under the Plan or (iv) requires stockholder approval to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency.

15.2        Modification.    No termination, modification or amendment of the Plan or any outstanding Award may, without the consent of the person to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such person with respect to such outstanding Award. No Option or Stock Appreciation Right may be repriced, replaced, regranted through cancellation, exchanged for cash or modified without stockholder approval (except in connection with an event described in Section 13.1), if the effect of such change in terms would be to reduce the Exercise Price for the Shares underlying such Option or Stock Appreciation Right.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 11, 2015.
Vote by Internet
• Go to www.investorvote.com/KCGH
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 4.

1.	ELECTION OF DIRECTORS:	To elect each of the below nominees to the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are duly elected and qualified, or until the director’s earlier death, resignation or removal:											+

	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	1.1 - Daniel Coleman	☐	☐	☐	1.2 - Charles E. Haldeman, Jr.	☐	☐	☐	1.3 - Rene Kern	☐	☐	☐

	1.4 - James T. Milde	☐	☐	☐	1.5 - John C. (Hans) Morris	☐	☐	☐	1.6 - Daniel F. Schmitt	☐	☐	☐

	1.7 - Stephen Schuler	☐	☐	☐	1.8 - Laurie M. Shahon	☐	☐	☐	1.9 - Daniel Tierney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory (non-binding) vote on executive compensation.	☐	☐	☐	4.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.	☐	☐	☐
3.	Amendment of the KCG Holdings, Inc. Amended and Restated Executive Incentive Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by duly authorized officer.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.edocumentview.com/KCGH

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — KCG HOLDINGS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2015

The undersigned hereby appoints Daniel Coleman and John McCarthy, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of KCG Holdings, Inc. (the “Company”) to be held on May 12, 2015 at 1:00 p.m. Eastern Standard time at the Company’s principal executive offices located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any directions, then the proxies will vote “FOR” Proposals (1), (2), (3) and (4) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

(Continued and to be marked, dated and signed, on the other side).